SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

L-3 COMMUNICATIONS HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

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L-3 COMMUNICATIONS HOLDINGS, INC.

To Our Shareholders:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Shareholders of L-3 Communications Holdings, Inc., to be held at 2:30 p.m., Eastern Daylight Time, on Tuesday, April 24, 2012, at the Ritz-Carlton New York, Battery Park, located at Two West Street, New York, New York. The notice and proxy statement for the Annual Meeting are attached to this letter and describe the business to be conducted at the Annual Meeting.

In accordance with the rules of the Securities and Exchange Commission, we sent a Notice of Internet Availability of Proxy Materials on or about March 12, 2012 to our shareholders of record as of the close of business on March 1, 2012. We also provided access to our proxy materials over the Internet beginning on that date. If you received a Notice of Internet Availability of Proxy Materials by mail and did not receive, but would like to receive, a printed copy of our proxy materials, you should follow the instructions for requesting such materials included on page 4 of this proxy statement or in the Notice of Internet Availability of Proxy Materials.

To have your vote recorded, you should vote over the Internet or by telephone. In addition, if you have requested or received a paper copy of the proxy materials, you can vote by signing, dating and returning the proxy card sent to you in the envelope accompanying the proxy materials sent to you. We encourage you to vote by any of these methods even if you currently plan to attend the Annual Meeting. By doing so, you will ensure that your shares are represented and voted at the Annual Meeting. If you decide to attend, you can still vote your shares in person if you wish. Please let us know whether you plan to attend the Annual Meeting by indicating your plans when prompted over the Internet voting system or the telephone or (if you have received a paper copy of the proxy materials) by marking the appropriate box on the proxy card sent to you.

On behalf of the Board of Directors, I thank you for your cooperation and look forward to seeing you on April 24th.

Very truly yours,

Michael T. Strianese

Chairman, President and

Chief Executive Officer

L-3 COMMUNICATIONS HOLDINGS, INC.

NOTICE OF 2012 ANNUAL MEETING OF

SHAREHOLDERS AND PROXY STATEMENT

Notice is hereby given that the 2012 Annual Meeting of Shareholders (the “Annual Meeting”) of L-3 Communications Holdings, Inc. (“L-3” or the “Company”) will be held at the Ritz-Carlton New York, Battery Park, located at Two West Street, New York, New York on Tuesday, April 24, 2012, at 2:30 p.m., Eastern Daylight Time, for the following purposes:

1.	Election of the three Class III Directors listed herein whose terms expire in 2015;

2.	Approval of the L-3 Communications Holdings, Inc. 2012 Cash Incentive Plan;

3.	Ratification of the appointment of our independent registered public accounting firm for 2012;

4.	To approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as described herein; and

5.	Transaction of such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

By Order of the Board of Directors

Steven M. Post

Senior Vice President, General Counsel and

Corporate Secretary

March 12, 2012

IMPORTANT

Whether or not you currently plan to attend the Annual Meeting in person, please vote over the Internet or by telephone, or (if you received a paper copy of the proxy materials) complete, date, sign and promptly mail the paper proxy card sent to you. You may revoke your proxy if you attend the Annual Meeting and wish to vote your shares in person.

L-3 Communications Holdings, Inc.

600 Third Avenue

New York, New York 10016

PROXY STATEMENT

This proxy statement is being made available to the holders of the common stock, par value $0.01 per share, of L-3 Communications Holdings, Inc. (the “Common Stock”) in connection with the solicitation of proxies for use at the Annual Meeting to be held at the Ritz-Carlton New York, Battery Park, located at Two West Street, New York, New York at 2:30 p.m., Eastern Daylight Time, on Tuesday, April 24, 2012.

RECORD DATE

Our Board of Directors has fixed the close of business on March 1, 2012 as the Record Date (the “Record Date”) for the Annual Meeting. Only shareholders of record at the Record Date are entitled to notice of, and to vote at, the Annual Meeting or at any adjournments or postponements thereof, in person or by proxy. At the Record Date, there were 98,896,328 shares of our Common Stock outstanding and entitled to vote at the Annual Meeting. Each holder of Common Stock is entitled to one vote for each share of our Common Stock held by such holder. The holders of a majority of the outstanding shares of our Common Stock entitled to vote generally in the election of directors, represented in person or by proxy, shall constitute a quorum at the Annual Meeting.

On or about March 12, 2012, we either mailed you a notice (the “Notice”) notifying you how to vote online and how to electronically access a copy of this proxy statement, our Summary Annual Report and our Annual Report on Form 10-K for the year ended December 31, 2011 (together referred to as the “Proxy Materials”) or mailed you a complete set of the Proxy Materials. If you have not received but would like to receive printed copies of these documents, including a proxy card in paper format, you should follow the instructions for requesting such materials contained in the Notice.

PROXIES

The proxies are solicited by our Board of Directors on our behalf for use at the Annual Meeting and any adjournments or postponements of the Annual Meeting, and the expenses of solicitation of proxies will be borne by us. The solicitation will be made primarily via the Internet and by mail, but our officers and regular employees may also solicit proxies by telephone, telegraph, facsimile, or in person. We also have retained Georgeson Inc. to assist in soliciting proxies. We expect to pay Georgeson Inc. approximately $10,000 plus expenses in connection with its solicitation of proxies.

Each shareholder may appoint a person (who need not be a shareholder), other than the persons named in the proxy, to represent him or her at the Annual Meeting by completing another proper proxy. In either case, such completed proxy should be returned in the envelope provided to you for that purpose (if you have requested or received a paper copy of the Proxy Materials) or should be delivered to L-3 Communications Holdings, Inc. c/o Computershare Investor Services, P.O. Box 43102, Providence, Rhode Island 02940-5068, not later than 1:00 a.m., Eastern Daylight Time, on Tuesday, April 24, 2012 or by 10:00 a.m., Eastern Daylight Time on Thursday, April 19, 2012 if you own shares through L-3’s 401(k) plan.

Any proxy delivered pursuant to this solicitation is revocable at the option of the person(s) executing the proxy upon our receipt, prior to the time the proxy is voted, of a duly executed instrument revoking it, or of a duly executed proxy bearing a later date, or by such person(s) voting in person at the Annual Meeting. Unless revoked, all proxies representing shares entitled to vote that are delivered pursuant to this solicitation will be voted at the Annual Meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification. Where a choice has not been specified on the proxy card, the proxy will be voted in accordance with the recommendations of our Board of Directors.

VOTING IN PERSON

If you are a shareholder of record and prefer to vote your shares at the Annual Meeting, you must bring proof of identification along with your Notice or the admission ticket attached to your proxy card if you received a paper copy. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or (if you received a paper copy of the Proxy Materials) by mail so that your vote will be counted even if you later decide not to attend the Annual Meeting. Voting your proxy by the Internet, telephone or mail will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If you own your shares of our Common Stock through a bank, brokerage firm or other record holder and wish to vote in person at the Annual Meeting, you must request a “legal proxy” from your bank or broker or obtain a proxy from the record holder.

Please note that you may receive multiple copies of the Notice or Proxy Materials (electronically and/or by mail). These materials may not be duplicates as you may receive separate copies of the Notice or Proxy Materials for each type of account in which you hold shares of our Common Stock. Please be sure to vote all of your shares in each of your accounts in accordance with the directions on the proxy card(s) and/or voting instruction form(s) that you receive. In the case of duplicate votes for shares in a particular account, your last vote is the one that counts.

VOTING BY INTERNET, TELEPHONE OR MAIL

The following sets forth how a shareholder can vote over the Internet, by telephone or by mail:

Voting By Internet

If you hold your shares of our Common Stock through a bank or brokerage firm (i.e., you are not a registered holder), you can vote at www.proxyvote.com, 24 hours a day, seven days a week. You will need the 12-digit Control Number included on your Notice or your paper voting instruction form (if you received a paper copy of the Proxy Materials).

If you own your shares of our Common Stock directly in your name in our stock records maintained by our transfer agent, Computershare Trust Company, N.A., or through L-3’s 401(k) plan, you can vote at www.investorvote.com/LLL, 24 hours a day, seven days a week. You will need the 15-digit Control Number included on your paper proxy card.

Voting By Telephone

If you hold your shares of our Common Stock through a bank or brokerage firm, you can vote using a touch-tone telephone by calling the toll-free number included on your paper voting instruction form (if you received a paper copy of the Proxy Materials), 24 hours a day, seven days a week. You will need the 12-digit Control Number included on your paper voting instruction form.

If you own your shares of our Common Stock directly in your name in our stock records maintained by our transfer agent, Computershare Trust Company, N.A., or through L-3’s 401(k) plan, you can vote using a touch-tone telephone by calling 1-800-652-VOTE (8683), 24 hours a day, seven days a week. You will need the 15-digit Control Number included on your paper proxy card.

If you hold your shares in street name, you may also submit voting instructions to your bank, broker or other nominee. In most instances, you will be able to do this over the Internet, by telephone, or by mail. Please refer to the information from your bank, broker or other nominee on how to submit voting instructions.

The Internet and telephone voting procedures, which comply with Delaware law and the Securities and Exchange Commission (the “SEC”) rules, are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded.

Voting By Mail

If you have received a paper copy of the Proxy Materials by mail, you may complete, sign, date and return by mail the paper proxy card or voting instruction form sent to you in the envelope provided to you with your Proxy Materials or voting instruction form.

Deadline for Submitting Votes By Internet, Telephone or Mail

If you hold your shares of our Common Stock through a bank or brokerage account, proxies submitted over the Internet or by telephone as described above must be received by 11:59 p.m., Eastern Daylight Time, on Monday, April 23, 2012.

If you own your shares of our Common Stock directly in your name in our stock records maintained by our transfer agent, Computershare Trust Company, N.A, proxies submitted over the Internet or by telephone as described above must be received by 1:00 a.m., Eastern Daylight Time, on Tuesday, April 24, 2012.

If you own your shares of our Common Stock through L-3’s 401(k) plan, proxies submitted over the Internet or by telephone as described above must be received by 10:00 a.m., Eastern Daylight Time, on Thursday, April 19, 2012.

Proxies submitted by mail should be returned in the envelope provided to you with your paper proxy card or voting instruction form, and must be received no later than 1:00 a.m., Eastern Daylight Time, on Tuesday, April 24, 2012 or by 10:00 a.m., Eastern Daylight Time, on Thursday, April 19, 2012 if you own your shares through L-3’s 401(k) plan.

REQUIRED VOTE

Assuming a quorum is present, a majority of the votes cast at the Annual Meeting is required for (1) the election of directors; (2) the approval of the L-3 Communications Holdings, Inc. 2012 Cash Incentive Plan; (3) the ratification of the appointment of the independent registered public accounting firm; and (4) the non-binding and advisory approval of the compensation paid to our named executive officers as described herein. Abstentions and instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called “broker non-votes”) will be counted for purposes of determining a quorum. In determining whether (i) a director nominee has been elected by the shareholders, (ii) the L-3 Communications Holdings, Inc. 2012 Cash Incentive Plan has been approved, and (iii) the compensation paid to our named executive officers has been approved, abstentions and “broker non-votes” will have no effect on the outcome of each of these proposals. Finally, for the selection of the independent registered public accounting firm, abstentions will have no effect on the outcome of this proposal.

Revocation of Proxies Submitted by Internet, Telephone or Mail

To revoke a proxy previously submitted over the Internet, by telephone or by mail, you may simply vote again at a later date, using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked. You may also attend the Annual Meeting and vote in person.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 24, 2012.

The following Proxy Materials are available for you to view online at http://www.L-3com.com: (i) this proxy statement (including all attachments); (ii) our Summary Annual Report and Annual Report on Form 10-K, in each case for the year ended December 31, 2011 (which is not deemed to be part of the official proxy soliciting materials); and (iii) any amendments to the foregoing materials that are required to be furnished to shareholders. In addition, if you have not received a copy of our Proxy Materials and would like one, you may download an electronic copy of our Proxy Materials or request a paper copy at http://www.L-3com.com. You will also have the opportunity to request paper or email copies of our Proxy Materials for all future Annual Meetings.

PROPOSAL 1. ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation provides for a classified Board of Directors divided into three classes: Lewis Kramer, Robert B. Millard and Arthur L. Simon constitute a class with a term that expires at the Annual Meeting in 2012 (the “Class III Directors”); Claude R. Canizares, Thomas A. Corcoran and Alan H. Washkowitz constitute a class with a term that expires at the Annual Meeting in 2013 (the “Class II Directors”); and H. Hugh Shelton, Michael T. Strianese and John P. White constitute a class with a term that expires at the Annual Meeting in 2014 (the “Class I Directors”).

The full Board of Directors has considered and nominated the following slate of Class III nominees for a three-year term expiring in 2015: Lewis Kramer, Robert B. Millard and Arthur L. Simon. Action will be taken at the Annual Meeting for the election of these three nominees.

It is intended that the proxies delivered pursuant to this solicitation will be voted in favor of the election of Lewis Kramer, Robert B. Millard and Arthur L. Simon except in cases of proxies bearing contrary instructions. In the event that these nominees should become unavailable for election due to any presently unforeseen reason, the persons named in the proxy will have the right to use their discretion to vote for a substitute.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS IN 2012

The following information describes the offices held, other business directorships and the class and term of each nominee. Beneficial ownership of equity securities of the nominees is described in “Security Ownership of Management” on page 30.

Class III — Directors Whose Term Expires in 2015

Name	Age	Principal Occupation And Other Information

Lewis Kramer	64	Director since July 2009. Member of the Audit and Compensation Committees. Mr. Kramer was a partner at Ernst & Young from 1981 until he retired in June 2009 after a nearly 40-year career at Ernst & Young. At the time of his retirement, Mr. Kramer served as the Global Client Service Partner for worldwide external audit and all other services for major clients. He previously served as Ernst & Young’s National Director of Audit Services and served on the firm’s United States Executive Board.

Robert B. Millard	61	Director since April 1997. Lead Independent Director of the Board of Directors and Chair of the Compensation and Executive Committees. Mr. Millard is currently the Managing Partner of Realm Partners LLC. He held various positions, including Managing Director, at Lehman Brothers and its predecessors from 1976 to 2008. Mr. Millard is also a director of GulfMark Offshore, Inc. He is also a current member of the Council on Foreign Relations.

Arthur L. Simon	80	Director since April 2001. Member of the Audit and Nominating/Corporate Governance Committees. Mr. Simon is an independent consultant. Before his retirement, Mr. Simon was a partner at Coopers & Lybrand LLP, Certified Public Accountants, from 1968 to 1994. He is a director of Loral Space & Communications Inc. and he serves as Chair of their Audit Committee.

The nominees for election to the Board of Directors are hereby proposed for approval by the shareholders. Assuming a quorum is present, a majority of the votes cast at the Annual Meeting is required for the election of each nominee.

The Board of Directors Recommends a Vote FOR Each of the Proposed Nominees Listed Above for Election to the Board of Directors.

CONTINUING MEMBERS OF THE BOARD OF DIRECTORS

The following information describes the offices held, other business directorships and the class and term of each director whose term continues beyond the 2012 Annual Meeting and who is not subject to election this year.

Beneficial ownership of equity securities for these directors is described in “Security Ownership of Management” on page 30.

Class II — Directors Whose Term Expires in 2013

Name	Age	Principal Occupation And Other Information

Claude R. Canizares	66	Director since May 2003. Member of the Audit Committee. Since 1971, Professor Canizares has been at MIT. He currently serves as the Vice President for Research and Associate Provost, and is the Bruno Rossi Professor of Physics. In addition, he is a principal investigator on NASA’s Chandra X-ray observatory and Associate Director of its science center. He also serves on the Department of Commerce’s National Advisory Council on Innovation and Entrepreneurship and on the Board of the National Renewable Energy Laboratory Alliance for Sustainable Energy. He has served on the Air Force Scientific Advisory Board, the NASA Advisory Council, and the Council of the National Academy of Sciences, among others. Professor Canizares is a member of the National Academy of Sciences, the International Academy of Astronautics, and a fellow of the American Academy of Arts and Sciences, the American Physical Society and the American Association for the Advancement of Science.

Thomas A. Corcoran	67	Director since July 1997. Chair of the Audit Committee and member of the Executive Committee. Mr. Corcoran is also President of Corcoran Enterprises, LLC, a private management consulting firm, and in this capacity he works closely with The Carlyle Group, a Washington D.C.-based private equity firm. Mr. Corcoran has been a senior advisor to The Carlyle Group since 2004. From March 2001 to April 2004, Mr. Corcoran was the President and Chief Executive Officer of Gemini Air Cargo, a Carlyle Group company. Mr. Corcoran was the President and Chief Executive Officer of Allegheny Teledyne Incorporated from October 1999 to December 2000. From April 1993 to September 1999, he was the President and Chief Operating Officer of the Electronic Systems Sector and Space & Strategic Missiles Sector of Lockheed Martin Corporation. Prior to that he worked for General Electric for 26 years and from 1983 to 1993 he held various management positions with GE Aerospace and was a company officer from 1990 to 1993. Mr. Corcoran is also a director of GenCorp Inc. and ARINC, a Carlyle company. He formerly served as a director of La Barge, Inc., REMEC, Inc., Serco Ltd, United Industrial Corporation and Force Protection, Inc.

Alan H. Washkowitz	71	Director since April 1997. Chair of the Nominating/Corporate Governance Committee and member of the Compensation Committee. Mr. Washkowitz is a private investor. Before his retirement in July 2005, Mr. Washkowitz was a Managing Director of Lehman Brothers, and was responsible for the oversight of Lehman Brothers Inc. Merchant Banking Portfolio Partnership L.P. Mr. Washkowitz joined Lehman Brothers Inc. in 1978 when Kuhn Loeb & Co. was acquired by Lehman Brothers. Mr. Washkowitz is a director of Peabody Energy Corporation.

Class I — Directors Whose Term Expires in 2014

Name	Age	Principal Occupation And Other Information

H. Hugh Shelton	70	Director since April 2011. Member of the Nominating/Corporate Governance Committee. General (Ret.) Shelton, U.S. Army was the senior officer of the United States military and principal military advisor to the President of the United States, the Secretary of Defense and the National Security Council when he served as the fourteenth Chairman of the Joint Chiefs of Staff from 1997 until his retirement in 2001. He had previously served as Commander-in-Chief of U.S. Special Operations Command (SOCOM). He has served as the Executive Director of the General H. Hugh Shelton Leadership Center at North Carolina State University since January 2002. From January 2002 until April 2006, General (Ret.) Shelton served as the President, International Sales of M.I.C. Industries, an international manufacturing company. Knighted by Queen Elizabeth II in 2001 and awarded the Congressional Gold Medal in 2002, General (Ret.) Shelton is Chairman of the Board of Directors of Red Hat, Inc. He has also served as a director of Anheuser-Busch Companies, Inc., CACI International Inc. and Protective Products of America, Inc.

Michael T. Strianese	56	Director since October 2006. Member of the Executive Committee. Chairman, President and Chief Executive Officer. Mr. Strianese became Chairman on October 7, 2008 and has served as President and Chief Executive Officer since October 2006. Until February 2007, Mr. Strianese was also our Corporate Ethics Officer. He was our interim Chief Executive Officer and Chief Financial Officer from June 2006. Mr. Strianese became Chief Financial Officer in March 2005. From March 2001 to March 2005 he was our Senior Vice President - Finance. He joined us in April 1997 as Vice President - Finance and Controller and was our Controller until July 2000. From April 1996, when Loral was acquired by Lockheed Martin, to April 1997, Mr. Strianese was Vice President and Controller of Lockheed Martin’s C3I and Systems Integration Sector. In addition, he served as acting Chief Financial Officer of Lockheed Martin’s Electronics Systems Sector.

John P. White	75	Director since October 2004. Member of the Nominating/Corporate Governance and Compensation Committees. Dr. White retired in September 2011, after having served for fifteen years in various capacities at Harvard University, including, most recently, as the Robert and Renée Belfer Lecturer at the John F. Kennedy School of Government. Dr. White was also the leader of then President-elect Obama’s transition team for the Department of Defense. Dr. White has had a long history of government service, including serving as U.S. Deputy Secretary of Defense; Deputy Director of the Office of Management and Budget; Assistant Secretary of Defense, Manpower, Reserve Affairs and Logistics; Chairman of the Commission on Roles and Missions of the Armed Forces; and a member of the Missile Defense Advisory Committee of the U.S. Department of Defense.

For a discussion of the specific experience, qualifications, attributes and skills that led the Board of Directors to conclude that each of the Company’s continuing directors and its nominees for director, Lewis Kramer, Robert B. Millard and Arthur L. Simon, should serve on the Board of Directors, see “The Board of Directors and Certain Governance Matters — Board of Directors Composition” beginning on page 18.

PROPOSAL 2. APPROVAL OF THE L-3 COMMUNICATIONS HOLDINGS, INC.

2012 CASH INCENTIVE PLAN

Our Board of Directors has adopted, subject to shareholder approval, the L-3 Communications Holdings, Inc. 2012 Cash Incentive Plan, or the “Cash Incentive Plan”. We are asking the shareholders to approve the Cash Incentive Plan in order to satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to performance awards to be granted and that have been granted, subject to shareholder approval, under the Cash Incentive Plan. The following is a description of the purpose and the material provisions of the Cash Incentive Plan. The following description of the Cash Incentive Plan is not complete and is qualified by reference to the full text of the Cash Incentive Plan, which is attached as an exhibit to the proxy statement.

Purpose

The Cash Incentive Plan is an incentive compensation plan that is designed to attract, retain, motivate and reward participants by providing them with the opportunity to earn competitive compensation directly linked to our performance.

Administration

The Cash Incentive Plan will be administered by the compensation committee of our Board of Directors or such other committee of our Board of Directors to which it has delegated such power (the “Committee”).

Eligibility; Awards

Awards may be granted to our officers and key employees in the sole discretion of the Committee. As of March 1, 2012, 15 persons have received contingent incentive awards under the Cash Incentive Plan, subject to shareholder approval, as described below under “— New Plan Benefits.” The Cash Incentive Plan provides for the payment of cash-based incentive awards. For performance-based incentive awards intended to comply with the performance-based compensation exemption under Section 162(m) of the Code, by no later than the end of the first quarter of a given performance period (or the 90th day of the performance period, if sooner), the Committee will establish incentive awards for each individual participant in the Cash Incentive Plan. However, the Committee may, in its sole discretion, grant such awards, if any, to such participants as the Committee may choose, in respect of any given performance period, that are not intended to comply with the performance-based exemption under Section 162(m) of the Code. No participant may receive incentive compensation under the Cash Incentive Plan, with respect to any fiscal year, in excess of $10,000,000 (with proportionate adjustments for performance periods that are shorter or longer than one year).

Performance Goals

The Committee will establish the performance periods over which performance objectives will be measured. A performance period may be for a fiscal year or a shorter or longer period, as determined by the Committee. In the case of incentive awards intended to comply with the performance-based exemption under Section 162(m) of the Code, no later than the last day of the first quarter of a given performance period begins (or the 90th day of the performance period, if sooner), the Committee will establish (1) the performance objective or objectives that must be satisfied for a participant to receive incentive compensation for such performance period, and (2) the incentive award opportunity for each participant. Performance objective(s) will be based upon one or more of the following criteria, as determined by the Committee: (i) consolidated income before or after taxes, including income before interest, taxes, depreciation and amortization (“EBITDA”); (ii) operating income or operating margin; (iii) net income; (iv) net income or earnings per share; (v) book value per share; (vi) return on equity; (vii) expense management (including without limitation, total general and administrative expense percentages); (viii) return on investment or on invested capital; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenue or sales (including, without limitation, net loans charged off and average finance receivables); (xv) costs; (xvi) cash flow or net funds provided; (xvii) working capital; (xviii) total debt (including, without limitation, total debt as a multiple of EBIT or EBITDA), (xix) orders and (xx) total shareholder return. The foregoing criteria may relate to us, one or more of our subsidiaries or one or more of our divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more of our peer group companies or indices, or any combination thereof, all as the Committee will determine in its sole discretion. The performance measures and objectives established by the Committee may be different for different fiscal years and different objectives may be applicable to different officers and key employees.

As soon as practicable after the applicable performance period ends, the Committee will (A) determine (i) whether and to what extent any of the performance objective(s) established for such performance period have been satisfied and certify to such determination, and (ii) the actual incentive compensation to which such participant will be entitled, taking into consideration the extent to which the performance objective(s) have been met and such other factors as the Committee may deem appropriate and (B) cause such incentive compensation to be paid to such participant. The Committee has absolute discretion to reduce or eliminate the amount otherwise payable to any participant under the Cash Incentive Plan and to establish rules or procedures that have the effect of limiting the amount payable to each participant to an amount that is less than the maximum amount otherwise authorized as that participant’s incentive compensation opportunity. In addition, to the extent the Committee determines that all or a portion of an award is not intended to comply with the performance-based exemption under Section 162(m) of the Code, the Committee may award a participant more than the maximum amount authorized as that participant’s incentive compensation opportunity.

To the extent permitted under Section 162(m) of the Code, if a participant is hired or rehired by us after the beginning of a performance period (or such corresponding period if the performance period is not a fiscal year) for which incentive compensation is payable, such participant may, if determined by the Committee, receive incentive compensation equal to the amount otherwise payable to such participant based upon our actual performance for the applicable performance period prorated for the days of employment during such period or such other amount as the Committee may deem appropriate.

Forfeiture and Clawback

The Committee may in its sole discretion specify that the participant’s rights, payments, and benefits with respect to any incentive compensation will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions contained in such award. Such events may include, but are not limited to, termination of employment for cause, termination of the participant’s provision of services to us, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the participant, or restatement of our financial statements to reflect adverse results from those previously released financial statements as a consequence of errors, omissions, fraud, or misconduct.

Change in Control

Unless otherwise specified by the Committee at the time when performance objectives are established with respect to a performance period, in the event of a change in control prior to the last day of any performance period, each participant eligible to receive incentive compensation thereunder shall receive an amount of incentive compensation based upon achievement at the “target” level of the applicable performance objectives (or, if otherwise determined in the sole discretion of the Committee as constituted immediately prior to the change in control, an amount of incentive compensation based upon such higher level of Company performance actually achieved when considered in light of the reduced performance period), prorated to reflect the portion of the performance period elapsed through the change in control date.

Termination of Employment

Unless otherwise specified by the Committee, if prior to the last day of any performance period for which a participant is eligible to receive incentive compensation, the participant’s employment is terminated due to death, disability, retirement at least one year after the commencement of the performance period, or due to an involuntary termination without cause, then the participant will receive an amount of incentive compensation equal to the incentive compensation otherwise payable to such participant based upon actual Company performance for the applicable performance period, prorated to reflect the portion of the performance period elapsed through the termination date. In the case of any other termination of employment by a participant prior to the end of a performance period, the participant shall not be entitled to payment of incentive compensation for such performance period (unless otherwise determined by the Committee).

Payment of Awards

Payment of any incentive compensation amount is made to participants as soon as is practicable after the Committee certifies that one or more of the applicable performance objectives has been attained or after the Committee determines the amount of such incentive compensation. All payments thus made will be in accordance with or exempt from the requirements of Section 409A of the Code.

Amendment and Termination of Plan

Our Board of Directors or the Committee may at any time amend, suspend, discontinue or terminate the Cash Incentive Plan, subject to shareholder approval if such approval is necessary to continue to qualify the amounts payable under the Cash Incentive Plan under Section 162(m) of the Code if such amounts are intended to be so qualified; provided, that no such amendment, suspension, discontinuance or termination will adversely affect the rights of any participant in respect of any performance period that has already begun. It is anticipated that shareholders will vote to re-approve the Cash Incentive Plan (after its initial approval) no later than the day of the first meeting of shareholders that occurs in 2017.

New Plan Benefits

In February 2012, our Compensation Committee granted, subject to shareholder approval of the Cash Incentive Plan, contingent annual incentive awards (the “2012 Annual Incentive Awards”) and contingent long-term incentive awards (the “2012 TSR Performance Awards”) under the Cash Incentive Plan. The 2012 Annual Incentive Awards have performance criteria and other features substantially similar to those of the formulaic plan described in “Compensation Discussion and Analysis — Annual Incentives” beginning on page 39. The 2012 TSR Performance Awards have performance criteria and other features substantially similar to those of the total shareholder return (“TSR”) performance units that are described in “Compensation Discussion and Analysis — Long-Term Incentives — Performance Units” beginning on page 49, except that performance with respect to the 2012 TSR Performance Awards is evaluated against a group of 15 companies with a sales mix that is more heavily weighted towards sales to the U.S. Department of Defense (“DoD”) and the defense industry, and which include the primary U.S. public company competitors for each of L-3’s four reporting segments (the “TSR Peer Group”). The 2012 TSR Performance Awards were granted by our Compensation Committee this year in lieu of awarding TSR-based performance units.

Consistent with 2011, the financial performance targets for the 2012 Annual Incentive Awards are based on management’s internal financial plan, which was presented to L-3’s Board of Directors and forms the basis of L-3’s most recent published financial guidance for 2012 performance. L-3 generates approximately 75% of its annual sales from the DoD. Our 2012 financial plan and guidance reflects, among other factors, the fact that the total DoD budget that has been enacted for Fiscal Year 2012 (that is, the DoD’s budget for the U.S. Government fiscal year ending September 30, 2012) will decline by 6% compared to the prior year, including the wartime appropriations for Overseas Contingency Operations.

In light of this more challenging economic environment, the financial performance targets for the 2012 Annual Incentive Awards are generally lower than the corresponding targets for the 2011 annual incentive awards. However, the 2012 TSR Performance Awards maintain the same requirements for TSR performance relative to peers as those included in the 2011 TSR-based performance units.

The following table provides information concerning the amounts that could be received under the 2012 Annual Incentive Awards and the 2012 TSR Performance Awards assuming, as required by SEC rules, that the performance of L-3 and its executives for the performance periods of these awards (the year ending December 31, 2012 and the three-year period ending December 31, 2014, respectively) were identical to L-3’s actual performance for the one- and three-year periods ended December 31, 2011. The amounts reflected in the “Dollar Value” column below for the 2012 Annual Incentive Awards do not take into account the changed economic circumstances for 2012 set forth above. Accordingly, we do not believe that the amounts set forth below in the “Dollar Value” column for these awards represent meaningful indicators as to the likely amounts to be earned in respect of these awards.

L-3 COMMUNICATIONS HOLDINGS, INC. 2012 CASH INCENTIVE PLAN

Name and Position	Dollar Value ($)			Number of Units
Michael T. Strianese (Chairman, President and Chief Executive Officer and Director)	2012 Annual Incentive Award	2,840,000	(1)	N/A
	2012 TSR Performance Award	0	(2)
Ralph G. D’Ambrosio (Senior Vice President and Chief Financial Officer)	2012 Annual Incentive Award	775,000	(1)	N/A
	2012 TSR Performance Award	0	(2)
Curtis Brunson (Executive Vice President of Corporate Strategy and Development)	2012 Annual Incentive Award	775,000	(1)	N/A
	2012 TSR Performance Award	0	(2)
James W. Dunn (Senior Vice President and President of Electronic Systems Group)	2012 Annual Incentive Award	980,000	(1)	N/A
	2012 TSR Performance Award	0	(2)
Steve Kantor (Senior Vice President and President of L-3 Services Group)	2012 Annual Incentive Award	1,030,000	(1)	N/A
	2012 TSR Performance Award	0	(2)
Executive Group	2012 Annual Incentive Award	9,670,000	(1)	N/A

	2012 TSR Performance Award	0	(2)
Non-Executive Director Group	N/A			N/A
Non-Executive Officer Employee Group	2012 Annual Incentive Award 2012 TSR Performance Award	1,285,000 0	(1) (2)	N/A

(1)	Represents the amount that could be received by the individual or group pursuant to the 2012 Annual Incentive Awards, subject to shareholder approval of the Cash Incentive Plan, assuming the same performance, including individual performance, as the actual performance achievement for fiscal year 2011. The target values for the 2012 Annual Incentive Awards are as follows: Mr. Strianese — $2,000,000; Mr. D’Ambrosio — $546,300; Mr. Brunson — $546,300; Mr. Dunn — $742,500; Mr. Kantor — $633,000; the Executive Officers as a group (the “Executive Group”) — $6,991,700; and all employees who are not executive officers as a group (the “Non-Executive Officer Employee Group”) — $1,100,600. The actual payouts under the 2012 Annual Incentive Awards will be determined based on a formulaic approach substantially similar to the approach used for the 2011 annual incentives and will range from 0% to 200% of the target for corporate executives and 0% to 225% for group presidents. For a discussion of how our annual incentive program operates, see “Compensation Discussion and Analysis —Annual Incentives.”

(2)	Represents the amount that could be received by the individual or group pursuant to the 2012 TSR Performance Awards, subject to shareholder approval of the Cash Incentive Plan, assuming the same TSR, for L-3 and the TSR Peer Group, as the actual TSR achieved by each of them for the three-year period ended December 31, 2011, excluding, for purposes of calculating TSR for the TSR Peer Group, two of the TSR Peer Group companies that did not exist throughout the three-year performance period. The target values for the 2012 TSR Performance Awards are as follows: Mr. Strianese — $1,850,000; Mr. D’Ambrosio — $400,000; Mr. Brunson — $400,000; Mr. Dunn — $300,000; Mr. Kantor — $260,000; the Executive Group — $4,150,000; and the Non-Executive Officer Employee Group — $337,500. The actual payouts for these awards will range from 0% to 200% of the target.

PROPOSAL 3. SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP to act as our independent registered public accounting firm for the fiscal year ending December 31, 2012, and a proposal to ratify this selection will be submitted to the shareholders at the Annual Meeting. PricewaterhouseCoopers LLP has acted as our independent registered public accounting firm since our formation in 1997, and the Audit Committee and the Board of Directors believe it is desirable and in our best interests to continue to retain that firm. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Although ratification is not required by our Amended and Restated Bylaws (the “Amended and Restated Bylaws”) or otherwise, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm. If the foregoing proposal is not approved by the holders of a majority of the shares represented at the Annual Meeting, it will be considered as notice to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The Board of Directors Recommends a Vote FOR Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm.

PROPOSAL 4. ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

We are asking our shareholders to approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as disclosed beginning on page 56 of this proxy statement. In connection with this vote, shareholders may also wish to consider the discussion regarding the “Compensation Committee” beginning on page 20. While the results of this vote are advisory, our Compensation Committee intends to carefully consider the results of this vote when making future compensation decisions. The following is a summary of key points that shareholders may wish to consider in connection with their voting decision.

We made substantial changes to our compensation programs that emphasize our pay-for-performance philosophy and reflect our commitment to compensation best practices. Following last year’s advisory vote on executive compensation, our Compensation Committee made comprehensive changes to our compensation programs and practices in response to shareholder concerns, including:

•

Formula-Based Bonus Plan. Adopted a formula-based approach for determining annual incentive awards that uses pre-established goals to assess financial and individual performance achievements. Adopted the Cash Incentive Plan, which, subject to shareholder approval, will allow annual incentives earned for 2012 and later years to qualify as tax deductible compensation under Section 162(m) of the Code.

•	Increased Performance-Based Equity Awards. Changed the mix of our long-term incentive awards to increase the use of performance awards and decrease time-vested stock options.

•

Applied Performance Criteria to CEO’s Options. Modified the stock options previously granted to our Chief Executive Officer in February 2011 to add performance vesting conditions, and added performance vesting conditions to the stock options awarded to our Chief Executive Officer in February 2012.

•	Increased Stock Ownership Guidelines. Strengthened stock ownership requirements by:

•	Increasing the Chief Executive Officer’s guideline from five to six times base salary;

•	Increasing the number of shares that must be held until satisfaction of the minimum ownership guidelines from 50% to 75% of the shares acquired from equity awards.

•	Eliminating the value of unexercised stock options in calculating the value of shares owned.

•	Clawback and Anti-hedging Policies. Adopted new clawback and anti-hedging policies.

•	New, Independent Compensation Consultant. Engaged a new, independent compensation consultant that does not provide any services to management directly, or indirectly through its affiliates.

Our compensation program places a strong emphasis on performance-based variable pay that aligns our executives’ interests with those of shareholders. In 2011, 68% of our Chief Executive Officer’s targeted pay was in the form of performance-based annual and long-term incentives, including:

•

30% of targeted compensation in the form of stock options that have value only based on future increases in our stock price, and that will be forfeited if vesting conditions based on 2012 financial performance are not satisfied.

•

22% of targeted compensation in the form of performance units that will be forfeited unless our company’s performance during fiscal 2011-2013 meets pre-established goals for growing earnings per share (EPS) and for achieving favorable total shareholder returns (TSR) when compared to other companies within the S&P 1500 Aerospace & Defense Index.

Our performance targets are meaningful and rigorous, and are designed to encourage our executives to perform at the highest levels. For example, our minimum EPS performance target for the 2011-2013 period is based on the high-end of our January 2011 published financial guidance of 2% annual growth. If we fail to achieve compound annual EPS growth of at least 2% for the 2011-2013 period, our executives will forfeit all of their EPS performance units. In order for executives to receive the target value for these awards, we must grow EPS at a compound annual rate of at least 5%, or approximately three percentage points higher than the high-end growth rate reflected in our guidance.

Our compensation program reflects sound pay practices. In addition to the practices described above, our compensation program reflects the following:

•	We do not have any employment contracts with any of our named executive officers.

•	We do not provide our named executive officers with any guarantees as to salary increases, non-performance based bonuses or equity compensation.

•	Our perquisites are modest and do not include any tax reimbursements or “gross-ups.”

•	Our equity plans prohibit repricings of stock options or other equity-based awards without shareholder approval.

•	We do not pay dividends on stock options or unvested performance awards.

•	Our retirement plans only provide age or service credit for years worked with L-3 and its predecessor companies.

We believe that the information disclosed in this proxy statement demonstrates that our executive compensation program is well-designed and is working as intended. In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are submitting for shareholder consideration the following resolution to approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as disclosed beginning on page 56 of this proxy statement:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed in this proxy statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion is hereby APPROVED.”

The Board of Directors Recommends a Vote FOR Approval of the Compensation Paid to Our Named Executive Officers.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Our Board of Directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board of Directors and four standing committees: the Executive, Audit, Nominating/Corporate Governance and Compensation Committees. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues.

Leadership Structure

The Board of Directors determined that combining the Chief Executive Officer and Chairman positions is the appropriate leadership structure for L-3 at this time. The Board of Directors believes that “one-size” does not fit all, and the decision of whether to combine or separate the positions of Chief Executive Officer and Chairman will vary company to company and depend upon a company’s particular circumstances at a given point in time. Accordingly, the Board of Directors carefully considers from time to time whether the Chief Executive Officer and Chairman positions should be combined based on what the Board of Directors believes is best for the Company and its shareholders.

Board structures vary greatly among U.S. public corporations, with 59% of S&P 500 companies combining the positions of Chief Executive Officer and Chairman and only 21% of the S&P 500 having an independent chairman, according to a recent survey. The Board of Directors does not believe that the evidence demonstrates that any one leadership structure is more effective at creating long-term shareholder value. The Board of Directors believes that an effective leadership structure could be achieved either by combining or separating the Chief Executive Officer and Chairman positions, if the structure encourages the free and open dialogue of competing views and provides for strong checks and balances. Specifically, an effective governance structure must balance the powers of the Chief Executive Officer and the independent directors and ensure that the independent directors are fully informed, able to discuss and debate the issues that they deem important, and able to provide effective oversight of management.

The Board of Directors believes that if the positions of Chief Executive Officer and Chairman are combined, then appointing a lead independent director is necessary for effective governance. Accordingly, the Company’s Corporate Governance Guidelines provide that, in the event the Chief Executive Officer and Chairman positions are combined, the independent members of the Board of Directors will elect a “Lead Independent Director.” In addition to presiding at executive sessions of the independent directors, the responsibilities of the Lead Independent Director, which are clearly set forth in the Company’s Corporate Governance Guidelines, also include:

•	approving schedules for Board of Directors meetings;

•	approving the agendas for meetings of the Board of Directors;

•	specifically requesting the inclusion of certain materials for Board of Directors meetings, when appropriate;

•	recommending, as appropriate, that the Board of Directors retain consultants who will report directly to the Board of Directors; and

•	acting as a liaison between the independent directors and the Chairman.

The Board of Directors believes that the responsibilities delegated to the Lead Independent Director are substantially similar to many of the functions typically fulfilled by a board chairman. The Board of Directors believes that its Lead Independent Director position balances the need for effective and independent oversight of management with the need for strong, unified leadership. The Board of Directors believes that one of the key elements of effective, independent oversight is that the independent directors meet in executive session on a regular basis without the presence of management. Accordingly, in 2011, the independent directors met in executive session four times with the Lead Independent Director presiding at such meetings.

L-3’s approach regarding its leadership structure has varied depending on what was best for L-3 at a particular point in time. Frank C. Lanza, one of L-3’s founders, served as Chairman and CEO from the time of L-3’s formation in 1997 until his death in 2006. Following his death, the Board of Directors promoted Michael T. Strianese, then L-3’s Chief Financial Officer, to the CEO position but also chose to appoint Robert B. Millard, one of its independent directors, as Chairman. In 2008, the Board of Directors decided to again combine the Chairman and CEO positions, and the independent directors appointed Mr. Millard as the Lead Independent Director. The Board of Directors believes that its current structure is in the best interest of L-3 at this time as it allows for a balance of power between the CEO and the independent directors and provides an environment in which its independent directors are fully informed, have significant input into the content of Board meeting agendas and are able to provide objective and thoughtful oversight of management. The Board also believes that L-3’s current leadership structure does not affect the Board’s role in risk oversight of the Company. In addition, The Board of Directors also believes that combining the roles of Chairman and CEO gives L-3 the best chance to continue its strong performance over the long term. With slower growth in the U.S. Department of Defense budget, it has become more important than ever for L-3 to seek out business opportunities in the international community. In L-3’s industry, the Board of Directors believes that access to decision-makers in foreign countries is made easier when the roles of Chairman and CEO are combined as their customs often dictate having comparable titles when conducting negotiations. Moreover, since most of L-3’s industry peers have combined the roles of chairman and CEO, L-3 believes that separating such roles would put us at a significant competitive disadvantage.

Independence

The Board of Directors has affirmatively determined that all of the directors, other than Mr. Strianese, including those who serve on the Audit, Nominating/Corporate Governance and Compensation Committees of the Board of Directors, have no material relationship with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us. Therefore, all of our directors, other than Mr. Strianese, are “independent” under all applicable standards. In connection with its determination that Mr. Millard and Professor Canizares are independent directors, the Board of Directors considered the fact that we conducted business with MIT where Mr. Millard is a trustee and Professor Canizares is employed as a full time professor. In addition, the Board of Directors considered the fact that we conducted business with NASA where Professor Canizares is a principal investigator of NASA’s Chandra X-ray observatory and is Associate Director of its science center. During 2011, we retained MIT to provide research and development on our behalf, and MIT and NASA purchased equipment from us. Payments made to, or received from, MIT or NASA were less than 1% of MIT’s, NASA’s or L-3’s annual consolidated gross revenues during each of their last completed fiscal years. Mr. Millard and Professor Canizares did not have any interest in these transactions and Professor Canizares recused himself from all decisions regarding L-3 with respect to these transactions.

Mr. Corcoran and Dr. White serve as directors, trustees or in similar capacities (but not as executive officers or employees) for one or more non-profit organizations to which we have made charitable contributions. Contributions to these organizations were less than the greater of $1,000,000 or 1% of each of those organizations’ annual consolidated gross revenues during their last completed fiscal years and were below the thresholds set forth under our categorical standards of director independence.

In addition, the Board of Directors has determined that Professor Canizares and Messrs. Corcoran, Kramer and Simon, members of the Audit Committee, are “independent” for purposes of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (“the Exchange Act”).

The Board of Directors has adopted Corporate Governance Guidelines that meet the independence standards of the NYSE. Also, as part of our Corporate Governance Guidelines, the Board of Directors has adopted categorical standards to assist it in evaluating the independence of each of its directors. The categorical standards are intended to assist the Board of Directors in determining whether or not certain relationships between our directors and us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us, are “material relationships” for purposes of the NYSE independence standards. The categorical standards establish thresholds at which such relationships are deemed not to be material. Our Corporate Governance Guidelines, which include our categorical standards of independence, can be obtained through our website at http://www.L-3com.com.

Directors are expected to attend board meetings and meetings of the committees on which they serve, to spend the time needed, and to meet as frequently as necessary, in order to properly discharge their responsibilities. In addition, to the extent reasonably practicable, directors are expected to attend shareholder meetings. During the fiscal year ended December 31, 2011, the Board of Directors held ten meetings. Each director attended at least 75% of the combined number of meetings of the Board of Directors and meetings of committees on which he served during the period in 2011 in which he served as a director or member of such committee, as applicable. All of our current directors attended our annual shareholders meeting in April 2011 in person, except Dr. White, who attended by phone. In accordance with applicable NYSE listing requirements, our independent directors hold regular executive sessions at which management, including the Chairman, President and Chief Executive Officer, is not present. Mr. Millard, our Lead Independent Director of the Board of Directors, presides at the regularly held executive sessions of the independent directors.

Board of Directors Composition

The Board of Directors seeks to ensure that the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board of Directors to satisfy its oversight responsibilities effectively. In that regard, the Nominating/Corporate Governance Committee is responsible for recommending candidates for all directorships to be filled by the Board of Directors or by the shareholders at an annual or special meeting. In identifying candidates for membership on the Board of Directors, the Nominating/Corporate Governance Committee takes into account (1) minimum individual qualifications, such as strength of character, mature judgment, industry knowledge or experience and an ability to work collegially with the other members of the Board of Directors and (2) all other factors it considers appropriate. In addition, although the Board of Directors does not have a policy with regard to the consideration of diversity in identifying director nominees, among the many factors that the Nominating/Corporate Governance Committee carefully considers, are the benefits to the Company of diversity, including gender and racial diversity, in board composition.

As part of its recurring activities, the Nominating/Corporate Governance Committee seeks to identify qualified candidates to sit on the Board of Directors. After conducting an initial evaluation of a candidate, the Nominating/Corporate Governance Committee will interview that candidate if it believes the candidate might be suitable to be a director and may also ask the candidate to meet with other directors and management. If the Nominating/Corporate Governance Committee believes a candidate would be a valuable addition to the Board of Directors, it will recommend to the full Board of Directors that candidate’s election.

When considering whether the Board’s directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of L-3’s business and structure, the Board of Directors focused primarily on the information discussed in each of the Board members’ or nominees’ biographical information set forth on pages 5-7. In particular,

•

with regards to Professor Canizares, the Board of Directors considered his distinguished career as a tenured professor at MIT including his current responsibility for over 20 research laboratories with an aggregate annual research budget of $1.5 billion, as well as his extensive knowledge of the aerospace industry;

•

with regards to Mr. Corcoran, the Board of Directors considered his business operations background, including his service as the chief executive officer of a number of businesses, and his expertise in the aerospace and defense industries;

•

with regards to Mr. Kramer, the Board of Directors considered his significant experience, expertise and background with regard to accounting and internal control matters as well as the breadth of his business knowledge gained while serving as an independent auditor for numerous organizations across many industries;

•	with respect to Mr. Millard, the Board of Directors considered his extensive financial background;

•

with regards to General (Ret.) Shelton, the Board of Directors considered his distinguished career as the Chairman of the Joint Chiefs of Staff, Department of Defense and as the Commander in Chief of U.S. Special Operations Command (SOCOM) and his extensive knowledge of the defense industry;

•

with regards to Mr. Simon, the Board of Directors considered his significant experience, expertise and background with regard to accounting and internal control matters and the breadth of his business knowledge gained while serving as an independent auditor for numerous organizations across many industries and as the Chair of the Audit Committee of Loral Space & Communications Inc.;

•	with regards to Mr. Strianese, the Board of Directors considered his position as Chief Executive Officer and his expertise and experience in the aerospace and defense industries;

•	with regards to Mr. Washkowitz, the Board of Directors considered his extensive financial background; and

•

with regards to Dr. White, the Board of Directors considered his distinguished career of government service, his distinguished career as a lecturer of government at Harvard and his extensive knowledge of the defense industry.

In addition, in connection with the nominations of Messrs. Kramer, Millard and Simon for election as directors at the 2012 Annual Meeting, the Board of Directors considered their valuable contributions to L-3’s success during their years of Board service.

Audit Committee

The current members of the Audit Committee are: Claude R. Canizares, Thomas A. Corcoran (Chair), Lewis Kramer and Arthur L. Simon. The Audit Committee met 13 times in 2011. The Audit Committee is generally responsible for, among other things:

•	selecting, appointing, compensating, retaining and terminating our independent registered public accounting firm;

•

overseeing the auditing work of any independent registered public accounting firm employed by us, including the resolution of any disagreements, if any, between management and the independent registered public accounting firm regarding financial reporting, for the purpose of preparing or issuing an audit report or performing other audit, review or attest services;

•	pre-approving audit, other audit, audit-related and permitted non-audit services to be performed by the independent registered public accounting firm and related fees;

•	meeting with our independent registered public accounting firm to review the proposed scope of the annual audit of our financial statements and to discuss such other matters that it deems appropriate;

•	reviewing the findings of the independent registered public accounting firm with respect to the annual audit;

•

meeting to review and discuss with management and the independent registered public accounting firm our periodic financial reports prior to our filing them with the SEC and reporting annually to the Board of Directors with respect to such matters;

•

reviewing with our financial and accounting management, the independent registered public accounting firm and internal auditor the adequacy and effectiveness of our internal control over financial reporting, financial reporting process and disclosure controls and procedures; and

•	reviewing the internal audit function.

L-3’s Audit Committee Charter states that the Audit Committee shall consist of at least three members, all of whom are determined by the Board of Directors to meet the independence, financial literacy and expertise requirements of the SEC and NYSE. These requirements dictate that all Audit Committee members must be financially literate and at least one member of the Audit Committee shall be an “audit committee financial expert” in compliance with the criteria established by the SEC and NYSE. The Board of Directors has determined that all of the members of the Audit Committee are financially literate and meet the independence requirements mandated by the NYSE listing standards, Rule 10A-3 under the Exchange Act and our independence standards. In addition, the Board of Directors has determined that Mr. Simon and Mr. Kramer are both “audit committee financial experts,” as defined by Item 407(d)(5) of Regulation S-K.

Compensation Committee

The current members of the Compensation Committee are: Robert B. Millard (Chair), Lewis Kramer, Alan H. Washkowitz and John P. White. The Compensation Committee, which had five meetings in 2011, is responsible for, among other functions:

•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation;

•

evaluating the performance of the Chief Executive Officer in light of these corporate goals and objectives and, either as a committee or together with other independent directors (as directed by the Board of Directors), determining and approving the annual salary, bonus, equity and equity-based incentives and other benefits, direct and indirect, of the Chief Executive Officer based on such evaluation;

•	reviewing and approving the annual salary, bonus, equity and equity-based incentives and other benefits, direct and indirect, of the other executive officers;

•	discussing the results of the shareholder advisory vote on the compensation paid to our named executive officers;

•	reviewing and making recommendations to the Board of Directors with respect to director compensation;

•

reviewing and making recommendations to the Board of Directors with respect to equity compensation plans that are subject to the approval of L-3’s shareholders, and overseeing the activities of the individuals responsible for administering those plans;

•

reviewing and approving incentive-compensation plans and equity-based plans of L-3 that are not otherwise subject to the approval of L-3’s shareholders, and overseeing the activities of the individuals responsible for administering those plans;

•

reviewing and discussing with management, on at least an annual basis, management’s assessment of whether risks arising from the Company’s compensation policies and practices for all employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company; and

•	reviewing and discussing the “Compensation Discussion and Analysis” section contained in this proxy statement.

In fulfilling its responsibilities, the Compensation Committee can delegate any or all of its responsibilities to a subcommittee of the committee consisting of two or more members. For a discussion concerning the processes and procedures for considering and determining executive and director compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of executive and director compensation, see “Compensation Discussion and Analysis” beginning on page 31 and “2011 Director Compensation” beginning on page 77.

The Board of Directors has determined that all of the members of the Compensation Committee meet our standards for independence and the independence requirements mandated by the NYSE listing standards. In addition, all members of the Compensation Committee qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and “outside directors” for purposes of Section 162(m) of the Code.

Use of Consultants

As set forth in its charter, the Compensation Committee has the sole authority to select, retain and/or replace, as needed, outside consultants to provide advice to the Compensation Committee in connection with its fulfillment of its responsibilities. Historically the Compensation Committee retained Mercer (US) Inc. (“Mercer”), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), to provide information, analyses and advice regarding executive and director compensation. However, in June 2011, the Compensation Committee advised Mercer of its decision to engage a new compensation consultant. During Mercer’s engagement as the Compensation Committee’s consultant in 2011, the Compensation Committee requested that Mercer advise the Compensation Committee directly regarding the Committee’s determination of annual incentive awards paid in 2011 for 2010 performance, and of base salary adjustments made and equity awards granted in 2011.

In the course of conducting its activities, Mercer attended meetings of the Compensation Committee and presented its findings and recommendations to the Compensation Committee for discussion. During the course of its engagement, Mercer met with management to obtain and validate data, and review materials. In 2011, the Company paid Mercer approximately $148,000 for all services rendered to the Compensation Committee. Mercer also attended one meeting of the Board of Directors at which the Compensation Committee reviewed the executive compensation program with the Board of Directors.

L-3 and its affiliates also separately retain Mercer and other affiliates of MMC to provide services that are unrelated to the Compensation Committee services (the “Unrelated Company Services”). Through June 2011, the Company paid Mercer and its affiliates an aggregate of approximately $122,000 for these Unrelated Company Services. The Unrelated Company Services included: data recovery, collection and investigation services; brokerage services relating to insurance policies and surety bonds; actuarial consulting services for workers compensation and pension plan liabilities; and non-executive compensation consulting services. Separately in 2011, Seabury & Smith, Inc., an affiliate of MMC, acted as an insurance and services broker with respect to a number of insurance products, such as group universal life, home and auto insurance and legal services plans that were offered to L-3’s U.S.-based employees and could be purchased through employee-directed payroll deductions.

The decisions to engage Mercer and its affiliates for Unrelated Company Services in 2011 were made by employees of the Company or its affiliates and were subsequently ratified by the Compensation Committee. Mercer has advised the Compensation Committee that none of its principals or employees who provided advice to the Compensation Committee had any direct or indirect involvement in providing these Unrelated Company Services, or in the Company’s selection of, or negotiation of arrangements with, Mercer or its affiliates to provide such services. In addition, none of Mercer’s principals or employees who provided advice to the Compensation Committee received any direct or indirect compensation as a result of Unrelated Company Services, other than to the extent that employees of Mercer benefit from the overall success of MMC and its affiliates generally. The Compensation Committee does not believe that Mercer’s ability to provide it with objective advice was impaired by the Unrelated Company Services provided to the Company and its affiliates.

In September 2011, the Compensation Committee engaged Frederic W. Cook (“Cook & Co.”) to serve as the Compensation Committee’s new independent consultant. Cook & Co. and its affiliates do not provide any services to the Company or any of the Company’s affiliates other than advising the Compensation Committee on director and executive officer compensation. The Compensation Committee requested that Cook & Co. advise it directly on a variety of compensation-related matters, including:

•	performing an initial, comprehensive assessment of the philosophy, design and components of L-3’s executive pay programs, and the appropriateness of executive pay levels;

•	recommending executive compensation program changes in response to shareholder concerns identified through investor engagement efforts;

•	developing a new formulaic annual incentive plan and the proposed Cash Incentive Plan;

•	validating the compensation peer group to be used for competitive benchmarking;

•	preparing analyses and recommendations of senior executive compensation levels as compared to the compensation peer group and published compensation surveys;

•	assessing the pay recommendations that the Chief Executive Officer developed for senior executives, including the named executive officers;

•	developing pay recommendations for the Chief Executive Officer;

•	assessing the alignment of senior executive pay and company performance;

•	preparing analyses and recommendations of non-employee director pay levels as compared to the peer group;

•	preparing annual analyses of annual equity plan share usage and share dilution as compared to the peer group;

•	assessing performance measures and targets for annual and long-term incentive awards; and

•	updating the Compensation Committee on executive compensation trends.

In the course of conducting its activities, Cook & Co. attended meetings of the Compensation Committee and presented its findings and recommendations to the Compensation Committee for discussion. During the course of its engagement, Cook & Co. also met with management to obtain and validate data, and review materials. Cook & Co. also attended one meeting of the Board of Directors at which the Compensation Committee reviewed the executive compensation program with the Board of Directors.

Management retains its own outside compensation consultant, Towers Watson & Co., to provide the Company with non-executive compensation consulting services and advise management from time to time with regard to senior executive compensation programs.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee currently consists of Messrs. Arthur L. Simon, Alan H. Washkowitz (Chair) and John P. White and General (Ret.) H. Hugh Shelton. This committee, which met three times during 2011, monitors corporate governance policies and procedures and serves as the nominating committee for the Board of Directors.

The primary functions performed by this committee include, among other responsibilities:

•	developing, recommending and monitoring corporate governance policies and procedures for L-3 and the Board of Directors;

•	recommending to the Board of Directors criteria for the selection of new directors;

•	identifying and recommending to the Board of Directors individuals to be nominated as directors;

•	evaluating candidates recommended by shareholders in a timely manner;

•	conducting all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates;

•	overseeing the evaluation of the Board of Directors and management; and

•	overseeing and approving the management continuity planning process.

The Nominating/Corporate Governance Committee will consider candidates for nomination as a director recommended by shareholders, directors, officers, third party search firms and other sources. The Nominating/Corporate Governance Committee will review all candidates for director in the same manner, regardless of the source of the recommendation. Individuals recommended by shareholders for nomination as a director will be considered in accordance with the procedures described under Shareholder Proposals and Nominations on page 25 of this proxy statement.

The Board of Directors has determined that all of the members of the Nominating/Corporate Governance Committee meet the independence requirements mandated by the applicable NYSE listing standards applicable to serving on the Nominating/Corporate Governance Committee and our standards of independence.

Executive Committee

The Executive Committee currently consists of Messrs. Corcoran, Millard (Chair), and Strianese. The Executive Committee did not meet during 2011. The Executive Committee may exercise most board powers during periods between board meetings.

Oversight of Risk Management

L-3 is exposed to various risks including, but not limited to, strategic, operational, financial, liquidity, reputational, and also risks relating to reporting, pending and threatened litigation, regulatory and legal compliance. L-3’s enterprise risk profile is also affected by changes in the yearly budget and spending levels, priorities, and procurement practices of our major end customers, especially the U.S. Department of Defense. L-3’s management designed the Company’s enterprise risk management process to identify, monitor and evaluate these risks, and develop an approach to address each identified risk. L-3’s enterprise risk management process is a company-wide initiative and involves each of our operating segments and business units. The Company takes a multi-disciplinary approach to risk.

L-3’s Chief Financial Officer, at the direction of the Chief Executive Officer, is responsible for overseeing the Company’s enterprise risk management process and periodically reports enterprise risk information to each of the Chief Executive Officer, the Audit Committee and the Board of Directors. In fulfilling his risk management responsibilities, the Chief Financial Officer works closely with members of the senior management team, including the Company’s General Counsel, the Executive Vice President of Corporate Strategy and Development, the Controller and Principal Accounting Officer, the Vice President — Planning, the Vice President of Internal Audit and Corporate Ethics Officer, and each of the business unit group presidents and group chief financial officers.

On behalf of the Board of Directors, the Audit Committee plays a key role in the oversight of the Company’s enterprise risk management function. In this regard, the Audit Committee discusses policies with respect to risk assessment and risk management, and the Company’s Chief Financial Officer meets with the Audit Committee at least five times per year to specifically discuss the enterprise risks facing the Company, highlighting any new risks that may have arisen since they last met. Additionally, at each Board of Directors meeting, the Chief Executive Officer and Chief Financial Officer report information about major risks facing the company. Finally, the Chief Financial Officer reports directly to the Board of Directors at least once per year to apprise it directly of the Company’s enterprise risk management process.

Committee Charters and Corporate Governance Guidelines

The Board of Directors has adopted a charter for each of the Audit, Nominating/Corporate Governance and Compensation Committees and corporate governance guidelines that address the make-up and functioning of the Board of Directors. You can find links to these materials on our website at http://www.L-3com.com under the “Investor Relations” tab by selecting “Corporate Governance.”

Code of Ethics and Business Conduct

The Board of Directors has adopted a code of ethics and business conduct that applies to all of our directors, officers and employees. You can find a link to such code on our website at http://www.L-3com.com. In accordance with, and to the extent required by, the rules and regulations of the SEC, we intend to post on our Web site waivers or implicit waivers (as such terms are defined in Item 5.05 of Form 8-K of the Exchange Act) and amendments of the code of ethics and business conduct that apply to any of our directors and executive officers, including our Chairman, President and Chief Executive Officer, Senior Vice President and Chief Financial Officer, and Vice President, Controller and Principal Accounting Officer or other persons performing similar functions.

Communications with Directors

Anyone who would like to communicate with, or otherwise make his or her concerns known directly to, the full Board of Directors, the Chair of any of the Executive, Audit, Nominating/Corporate Governance and Compensation Committees, to the non-management directors as a group or to the Lead Independent Director of the Board of Directors, may do so either by email that can be accessed through our website at http://www.L-3com.com or by addressing such communications or concerns to the Corporate Secretary of L-3 Communications Holdings, Inc., 600 Third Avenue, New York, New York 10016, who will forward such communications to the appropriate party. The addressed communications may be done confidentially or anonymously. The Corporate Secretary or Assistant Secretary will forward all correspondence to the Board of Directors or the specifically designated party, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements or patently offensive or otherwise inappropriate material.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Under the SEC’s rules and regulations, any shareholder desiring to submit a proposal to be included in our 2013 proxy statement must submit such proposal to us at our principal executive offices located at 600 Third Avenue, New York, New York 10016, to the attention of the Corporate Secretary, no later than the close of business on November 12, 2012. Under Rule 14a-8 under the Exchange Act, a shareholder submitting a proposal to be included in the Company’s proxy statement is required to be a record or beneficial owner of at least 1% or $2,000 in market value of the Common Stock and to have held such Common Stock continuously for at least one year prior to the date of submission of the proposal, and he or she must continue to own such securities through the date on which the meeting is held.

The Amended and Restated Bylaws provide for advance notice provisions. The Amended and Restated Bylaws require the timely notice of certain information to be provided by any shareholder who proposes director nominations or any other business for consideration at a shareholders’ meeting. Failure to deliver a proposal in accordance with the procedures discussed below and in the Amended and Restated Bylaws may result in the proposal not being deemed timely received. To be timely, notice of a director nomination or any other business for consideration at a shareholders’ meeting must be received by our Corporate Secretary at our principal executive offices no less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at the Company’s 2013 Annual Meeting, such a proposal must be received by the Corporate Secretary on or after December 25, 2012 but no later than January 24, 2013. In the event that the date of the 2013 Annual Meeting is advanced by more than 20 days, or delayed by more than 70 days, from the anniversary date of the 2012 Annual Meeting, notice must be received not earlier than 120 days prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of the 2013 Annual Meeting is first made. All proposals must be sent to our principal executive offices by certified mail, return receipt requested, to the attention of the Corporate Secretary, L-3 Communications Holdings, Inc, 600 Third Avenue, New York, New York 10016.

Shareholders may, subject to and in accordance with the Amended and Restated Bylaws, recommend director candidates for consideration by the Nominating/Corporate Governance Committee. The recommendation must be delivered to the Corporate Secretary, who will forward the recommendation to the Nominating/Corporate Governance Committee for consideration. The Amended and Restated Bylaws contain certain informational and other requirements that must be followed in connection with submitting director nominations and any other business for consideration at a shareholders’ meeting. The Amended and Restated Bylaws are posted on our website at http://www.L-3com.com.

EXECUTIVES AND CERTAIN OTHER OFFICERS OF THE COMPANY

Set forth below is certain information regarding each of our current executives, other than Mr. Strianese who is presented under “Class I — Directors Whose Term Expires in 2014”, and certain of our other officers.

Name	Age	Principal Occupation and Other Information
Curtis Brunson	64	Executive Vice President of Corporate Strategy and Development. Mr. Brunson became an Executive Vice President in February 2009 and is responsible for leading the execution of L-3’s business strategy, including customer relationships, technical development and business development. Prior to that, he was a Senior Vice President. Mr. Brunson began his career in 1972 with Sperry Systems Management Division, prior to its merger into Unisys Government Services. At Unisys for over 20 years, he held several management positions of increasing responsibility. When Loral acquired Unisys Communication Systems in Salt Lake City, he was General Manager. That division became part of L-3 during L-3’s formation in 1997, with Mr. Brunson becoming President at that time. Mr. Brunson holds a Bachelor of Science degree in Computer Science from the New York Institute of Technology and a Masters of Science degree in Computer Science from Polytechnic Institute of New York University.

Ralph G. D’Ambrosio	44	Senior Vice President and Chief Financial Officer. Mr. D’Ambrosio became Chief Financial Officer in January 2007 and a Senior Vice President in April 2010. From March 2005 to January 2007, he was our Vice President — Finance and Principal Accounting Officer and he continued to be our Principal Accounting Officer until April 2008. He became our Controller in August 2000 and a Vice President in July 2001 and was our Vice President and Controller until March 2005. He joined us in August 1997 and was our Assistant Controller until July 2000. Prior to joining us, he was a senior manager at Coopers & Lybrand LLP, where he held a number of positions since 1989. Mr. D’Ambrosio holds a Bachelor’s degree, summa cum laude, in Business Administration from Iona College and a Master’s degree, with honors, in Business Administration from the Stern School of Business at New York University.

Steven M. Post	59	Senior Vice President, General Counsel and Corporate Secretary. Mr. Post became Senior Vice President, General Counsel and Corporate Secretary on May 27, 2008. Prior to that, Mr. Post held several positions at L-3 and its predecessor companies, including, most recently, Senior Vice President and General Counsel of the Integrated Systems’ group and prior to that, group counsel and associate counsel positions. Prior to joining L-3, Mr. Post was an instructor in the Contract Law department at the Judge Advocate General’s School in Charlottesville, Va. He began his legal and military career at the Office of the Staff Judge Advocate in Ft. Dix, N.J., as the contract and fiscal law advisor and as senior trial counsel. Following that assignment, Mr. Post served as a trial attorney in the litigation division for the Judge Advocate General at the Pentagon. Mr. Post earned his law degree with honors from Indiana University, and his undergraduate degree from the University of Dayton.

Name	Age	Principal Occupation and Other Information

Richard A. Cody	61	Senior Vice President of Washington Operations. General Cody (U.S. Army — Ret.) joined L-3 in October 2008 and serves as a corporate Senior Vice President. Prior to joining L-3, General Cody served as the 31st Vice Chief of Staff, U.S. Army, a position he held from 2004 until his retirement from the U.S. Army in August 2008. With more than 36 years of service, General Cody has served in command and staff positions throughout the Army in the U.S. and overseas. He has also received major military awards and decorations, including the Defense Distinguished Service Medal. A graduate of the U.S. Military Academy, General Cody is also a Master Aviator with more than 5,000 hours of flight time.

Dan Azmon	48	Vice President, Controller and Principal Accounting Officer. Mr. Azmon was elected as a Vice President in April 2010. He has been our Principal Accounting Officer since April 2008 and our Controller since January 2005. Mr. Azmon joined L-3 in October 2000 and was our Assistant Controller until December 2004. Prior to joining L-3, Mr. Azmon held a number of financial management and financial reporting positions at ASARCO Incorporated and Salomon Brothers, Inc., and was a manager in the audit practice at Coopers & Lybrand LLP. He holds a Master of Business Administration degree from St. John’s University in accounting and a Bachelor of Business Administration degree in finance from Hofstra University. Mr. Azmon is also a certified public accountant.

James W. Dunn	68	Senior Vice President and President of Electronic Systems Group. Mr. Dunn became a Senior Vice President in January 2004. He joined L-3 in June 2000 as President of our Link Simulation and Training division. Prior to joining us, from April 1996, when Loral Corporation was acquired by Lockheed Martin, to May 2000, Mr. Dunn served as president of several Lockheed Martin business units, including the Tactical Defense Systems Group, the Defense Systems Group, Fairchild Systems and the NESS Eagan, Akron and Archibald divisions. Prior to that, Mr. Dunn was with the Loral Corporation for 18 years, joining them in 1978. During that time, he held a series of management positions, including President of Loral Fairchild Systems, Senior Vice President of Engineering and Senior Vice President of Program Management. Mr. Dunn has two Master’s degrees in both Electrical Engineering and Business Administration.

Steve Kantor	67	Senior Vice President and President of L-3 Services Group. Mr. Kantor was appointed Senior Vice President and President of L-3 Services Group in June 2010, prior to that Mr. Kantor was Senior Vice President and President of Marine & Power Systems Group beginning in March 2008. Prior to that he was Vice President and President of the Power and Controls Group. Mr. Kantor has over 35 years of experience in the defense electronics industry, serving the U.S. Department of Defense, prime contractors and original equipment manufacturers, and foreign allies. Previously, Mr. Kantor served as president of BAE Systems’ Reconnaissance and Surveillance Systems, a position he held since 1998. Prior to that, Mr. Kantor held various executive positions at Lockheed Martin, Loral and United Technologies. Mr. Kantor holds a Bachelor of Science degree in electrical engineering from the New York Institute of Technology.

Name	Age	Principal Occupation and Other Information
John C. McNellis	59	Senior Vice President and President of Integrated Systems Group. Mr. McNellis became Senior Vice President and President of L-3 Integrated Systems Group in November 2008. Prior to that he was President of our Link Simulation and Training Division since September 2003. He possesses over 30 years of executive and project management experience in a broad spectrum of domestic and international defense programs. Prior to L-3, he served as President of Lockheed Martin’s Tactical Systems unit and held executive positions at Loral and IBM. Mr. McNellis has an extensive background in aircraft special mission systems, modification and maintenance; command, control, communications, intelligence, surveillance and reconnaissance systems; training systems; and satellite command and control. Mr. McNellis holds a Master of Science degree in physics from the University of California, Los Angeles as well as a Master of Business Administration degree from the University of Santa Clara.

Robert E. Leskow	53	Vice President and President of Marine & Power Systems Group (“M&PS”) since June 2010. Mr. Leskow has extensive operational and financial management experience in the defense and commercial marine electronics industries. From 2002 to 2010, Mr. Leskow served as executive vice president and chief financial officer of M&PS. Prior to joining L-3, Mr. Leskow was the corporate controller for Signal Technology Corporation from 1999-2002 and held various management and financial leadership positions with Lockheed Martin and Loral. He holds a Bachelor of Science degree in Accounting from the University of Bridgeport, and a Master’s of Business Administration from Pace University.

John S. Mega	59	Vice President and President of Microwave Group since August 1997. Mr. Mega has worked his entire career in the defense electronics industry, having started his career at Raytheon and held executive positions at Loral, Lockheed Martin and, since its inception, L-3 Communications. He received his Bachelor of Science degree, magna cum laude, from Boston College and is a member of American Mensa.

Susan D. Opp	48	Vice President and President of Communication Systems Group since February 2007. Ms. Opp formerly served as Vice President of Strategic Development and has extensive experience in engineering, product and business development and program management. She holds a Bachelor of Science degree in Electrical Engineering from South Dakota School of Mines & Technology, and a Master’s Degree in Business Administration from the University of Utah.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

We know of no person who beneficially owned more than five percent of the Common Stock, except as set forth below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355(1)	5,536,421	(1)	5.54	%(1)
Harris Associates Inc. Two North LaSalle Street, Suite 500 Chicago, IL 60602-3790(2)	5,299,852	(2)	5.3	%(2)
ClearBridge Advisors, LLC 620 8th Avenue New York, NY 10018(3)	5,103,235	(3)	5.11	%(3)

(1)	Information shown is based on information reported by the filer on a Schedule 13G filed with the SEC on February 9, 2012, in which The Vanguard Group, Inc. reported that it has sole dispositive power over 5,394,667 shares of Common Stock, shared dispositive power over 141,754 shares of Common Stock and sole voting power over 141,754 shares of Common Stock. The Vanguard Group, Inc. reported that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 141,754 shares or 0.14% of the Common Stock outstanding as a result of its serving as investment manager of collective trust accounts.

(2)	Information shown is based on information reported by the filers on a Schedule 13G/A filed with the SEC on February 14, 2012, in which Harris Associates Inc. and Harris Associates L.P. each reported that it has sole dispositive and sole voting power over 5,299,852 shares of Common Stock. Harris Associates L.P. reported that it may be deemed to be the beneficial owner of such shares by reason of advisory and other relationships with the person who owns the shares. Harris Associates Inc. is the general partner of Harris Associates L.P.

(3)	Information shown is based on information reported by the filer on a Schedule 13G filed with the SEC on February 14, 2012 in which ClearBridge Advisors, LLC reported that it has sole dispositive power over 5,103,235 shares of Common Stock and sole voting power over 4,201,156 shares of Common Stock.

SECURITY OWNERSHIP OF MANAGEMENT

As of March 1, 2012, the Record Date, there were 98,896,328 shares of our Common Stock outstanding. The following table shows the amount of Common Stock beneficially owned (unless otherwise indicated) by our named executive officers, our directors and our director nominee, and by all of our current executive officers and directors as a group.

Except as otherwise indicated, all information listed below is as of March 1, 2012.

Name of Beneficial Owner	Common Stock Beneficially Owned Directly or Indirectly(1)	Common Stock Acquirable Within 60 Days(2)	Total Common Stock Beneficially Owned	Percentage of Shares of Common Stock Outstanding(3)
Directors and Named Executive Officers:
Michael T. Strianese	56,191	819,357	875,548	*
Ralph G. D’Ambrosio	12,573	114,940	127,513	*
Curtis Brunson	35,778	155,496	191,274	*
James W. Dunn	9,920	139,747	149,667	*
Steve Kantor	6,976	94,190	101,166	*
Claude R. Canizares	1,228	17,459	18,687	*
Thomas A. Corcoran	1,558	19,959	21,517	*
Lewis Kramer	1,300	3,587	4,887	*
Robert B. Millard(4)	327,467	24,959	352,426	*
H. Hugh Shelton	—	1,402	1,402	*
Arthur L. Simon	6,161	24,959	31,120	*
Alan H. Washkowitz	40,898	24,959	65,857	*
John P. White	1,356	14,959	16,315	*
Directors and Executive Officers as a Group (20 persons)	544,889	1,744,708	2,289,597	2.3%

(1)	The number of shares shown includes shares that are individually or jointly owned and over which the individual has either sole or shared investment or voting authority. The shares of our Common Stock directly owned include the number of shares allocated to the accounts of executive officers under our savings plan as follows: Mr. Strianese, 2,589 shares; Mr. D’Ambrosio, 1,935 shares; Mr. Brunson, 3,575 shares; Mr. Dunn, 978 shares; Mr. Kantor, 473 shares; and 17,622 shares held by the executive officers as a group.

(2)	Shares that are deemed to be beneficially owned by the individual by virtue of the individual’s right to acquire the shares upon the exercise of outstanding stock options within 60 days from March 1, 2012.

(3)	In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of the acquisition rights described above. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of Common Stock actually outstanding at March 1, 2012.

(4)	Includes 96,770 shares owned by a charitable foundation of which Mr. Millard and his wife are the sole trustees, and as to which Mr. Millard disclaims beneficial ownership.

*	Share ownership does not exceed one percent, including stock options exercisable within 60 days of March 1, 2012.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (“CD&A”) describes L-3’s executive compensation program for the year ended December 31, 2011. This section details the compensation framework applied by the Compensation Committee of our Board of Director (the “Committee”) in determining the pay levels and programs available to our named executive officers for whom compensation is disclosed in the compensation tables included in the Tabular Executive Compensation Disclosure section of this proxy statement beginning on page 56. In particular, this section reviews our compensation philosophy, elements of executive pay, compensation decisions, and the link between executive pay and performance. The named executive officers for the 2011 fiscal year are:

•	Michael T. Strianese, Chairman, President and Chief Executive Officer

•	Ralph G. D’Ambrosio, Senior Vice President and Chief Financial Officer

•	Curtis Brunson, Executive Vice President of Corporate Strategy and Development

•	James W. Dunn, Senior Vice President and President of Electronic Systems Group

•	Steve Kantor, Senior Vice President and President of L-3 Services Group

2011 Shareholder Advisory Vote on Executive Compensation (“Say on Pay”)

At our 2011 annual shareholders meeting, L-3’s shareholders adopted our Say on Pay proposal, which sought advisory approval of the compensation paid to our named executive officers. Although we obtained majority support for our 2011 Say on Pay proposal, approximately 40% of shareholders voting on the proposal voted against it. In recognition of the meaningful level of opposition, the Committee initiated a complete review of L-3’s executive pay programs for its named executive officers. The Committee hired a new, independent compensation consultant, Cook & Co., to comprehensively assess the philosophy, design and components of L-3’s executive pay programs, as well as the appropriateness of executive pay levels. The Committee also directed management to continue its engagement efforts with institutional investors that had begun in connection with the 2011 Say on Pay vote in order to better understand and respond to shareholder concerns.

Through this engagement process, the Committee determined that our investors desired a better understanding of the link between performance and the specific pay decisions made by the Committee, particularly as it relates to Mr. Strianese, our Chief Executive Officer. Accordingly, the Committee adopted a number of program changes intended to strengthen the performance orientation of our executive pay programs and provide greater transparency with respect to the pay determination process, including the complete redesign of the annual incentive plan to follow a more formulaic structure. The Committee determined to further demonstrate its commitment to a pay for performance culture by: (1) changing the long-term incentive mix to increase the emphasis on performance awards and decrease the emphasis on time-vested stock options, (2) adopting corporate governance measures considered by investors to reflect “best practices,” (3) with the Chief Executive Officer’s consent, retroactively adding performance vesting conditions to his stock options granted in February 2011, and (4) including the same performance vesting conditions for the Chief Executive Officer’s stock options granted in February 2012. Specific pay program changes include:

•

Formulaic Annual Incentive Plan. L-3 adopted a formula-based approach for determining annual incentive awards that uses pre-established goals to assess the financial and individual performance achievements of our executives. Subject to shareholder approval, annual incentive awards for 2012 and later years would be made under our proposed Cash Incentive Plan in order to maximize the tax deductibility of these awards under Section 162(m) of the Code. See additional details in the sections “Proposal 2. Approval of the L-3 Communications Holdings, Inc. 2012 Cash Incentive Plan” beginning on page 8, and “— Tax Considerations” beginning on page 52.

•

Performance Conditions on the Chief Executive Officer’s Stock Options. With the Chief Executive Officer’s consent, L-3 retroactively modified the grant of 237,636 stock options made to him in February 2011 to include performance-based vesting conditions tied to our 2012 financial results. This action increased the Chief Executive Officer’s percentage of long-term incentives that were granted subject to specific performance requirements from 30% of the grant date target value awarded in 2010 to 70% in 2011. The addition of performance conditions also effectively increased the required holding period on 79,212 options that otherwise would have vested in February 2012 until the time that the Committee evaluates whether the conditions have been satisfied, which is not expected to occur until February 2013. See additional details on page 47 in the “— Annual Incentives — Stock Options” section. The same performance vesting conditions tied to our 2012 financial results were also imposed on the stock options granted to the Chief Executive Officer in February 2012.

•

Emphasis on Performance Awards. Beginning with the long-term incentive awards granted in February 2012, L-3 increased the percentage of the total grant date target value of the long-term incentive awards granted in the form of performance awards from 30% to 40%, and decreased the percentage of stock options from 40% to 30%. The percentage of restricted stock units (“RSUs”) remained constant at 30%.

•

Higher Stock Ownership Guidelines. L-3 increased the Chief Executive Officer’s stock ownership guideline from five to six times base salary. In addition, L-3 revised the guidelines to no longer provide credit for the value of unexercised stock options. All executives subject to stock ownership guidelines are also now required to retain 75% of net shares acquired upon the vesting of long-term equity incentives (increased from 50% of net shares under the previous guidelines) until their minimum stock ownership requirements are met. Additional details are found on page 51 in the “Stock Ownership Guidelines and Retention Requirements” section.

•	Adoption of clawback and anti-hedging policies. L-3 adopted the clawback and anti-hedging policies detailed on pages 51-52 in the “Compensation Clawback Policy” and “Anti-Hedging Policy” sections.

Pay for Performance Philosophy

Our compensation philosophy supports a pay for performance culture. We target base salaries and annual and long-term incentive opportunities to approximate market median compensation levels, based on experience, performance, and other individual factors as described in the section “Use of Market Data and Competitive Compensation Positioning” beginning on page 37. The majority of each executive’s target pay opportunity is delivered in the form of incentive compensation, which is subject to future performance to have any realizable value. The Committee believes it is appropriate to deliver above market pay when earned by superior performance and below market pay for underperformance. For 2011, our Chief Executive Officer’s base salary, target annual incentive opportunity and grant date target value of long-term incentive awards were held constant at 2010 levels, resulting in a total target pay opportunity aligned with market median compensation levels, consistent with our compensation philosophy. Our other named executive officers received salary increases, target annual incentive opportunities and grant date target values for long-term incentive awards that reflected changes in responsibilities and market-based adjustments, resulting in total target pay opportunities that, on average, were slightly below market median compensation levels.

The majority of our named executive officers’ pay is in the form of stock-based long-term incentive awards, where the ultimate value realized is directly aligned with our shareholders’ experience. The table below demonstrates the long-term relationship between our Chief Executive Officer’s net realized compensation and TSR relative to the companies included in the compensation peer group used by the Committee to evaluate the competitiveness of L-3’s executive pay levels. These companies are identified in the “Use of Market Data and Competitive Compensation Positioning” section beginning on page 37. The analysis covers a five-year period beginning January 1, 2006 and ending December 31, 2010, which correlates to Mr. Strianese’s tenure as L-3’s Chief Executive Officer and reflects the most current market pay data available. Over this period, more than half of our Chief Executive Officer’s total direct compensation (that is, the sum of his annual base salary, annual incentives earned, and grant date target value of long-term incentives) has been delivered in the form of stock-based long-term incentive compensation.

Companies that fall in the shaded blue area
exhibit a substantial degree of alignment
between realized pay and shareholder
returns. We believe that the positioning of
our Chief Executive Officer’s realized
compensation relative to our TSR
demonstrates that our compensation
programs are working as intended.

•   During fiscal years 2006 to 2010, 47% of
the total grant date target value of our
Chief Executive Officer’s long-term
incentives were awarded in the form of
stock options (with a cumulative grant date
target value of approximately $16.6
million).

•   Stock options are only valuable to the
extent that the stock price on the exercise
date exceeds the stock price on the date of
grant. Given L-3’s stock price
performance, the stock options granted to
Mr. Strianese during this period had no
realizable value as of the end of the period.

“Net Realized Pay” includes the sum of the following amounts for the five-year period ended December 31, 2010: (1) base salary paid during the period; (2) annual and other cash-based incentives earned during the period; (3) gains realized from the exercise of stock options or the vesting of other equity-based awards during the period; (4) unrealized gain (loss) based on the change in the aggregate “in-the-money” value of unexercised options between the first day and the last day of the period; (5) unrealized gain (loss) based on the change in the aggregate value of other equity-based awards between the first day and the last day of the period, assuming the target level of performance will be achieved for performance-based awards; and (6) dividends paid or accrued during the period on unvested equity awards.

Analysis excludes SAIC, Inc. because it did not have a full five-year stock trading history at the time of the analysis.

2011 Operating Environment, Company Achievements, and Compensation Decisions

Company Background and 2011 Operating Environment.    L-3 is a prime contractor in command, control, communications, intelligence, surveillance and reconnaissance systems; aircraft modernization and maintenance; and government services. L-3 is also a leading provider of a broad range of electronic systems used on military and commercial platforms. Approximately 75% of our annual consolidated net sales are made to the U.S. Department of Defense (“DoD”). Accordingly, changes in DoD budget trends generally result in similar changes in our results of operations and cash flows. Additionally, most of our businesses are short-cycle in nature, and, as a result, changes in business trends immediately affect our sales volume. The year ended December 31, 2011 was a challenging year characterized by what we believe is the beginning of a cyclical downturn for DoD budgets. Our business was also affected by DoD efficiency initiatives implemented during 2010 to generate savings by reducing overhead, improving business practices and culling excess or troubled military programs, with the aim of preserving funding for the U.S. military force structure and equipment modernization, despite tightening DoD budgets. The DoD efficiency initiatives have generally resulted in more competition, lower profit margins and increased contract turnover, especially in our services businesses.

2011 Performance Achievements.    Given this challenging U.S. defense sector environment, our 2011 sales declined by 3% and 2011 operating income (“OI”) declined by 6%, compared to 2010. However, our emphasis on operational efficiency, robust cash flow generation and disciplined capital allocation enabled us to increase diluted earnings per share (“EPS”), as adjusted, by 6% and free cash flow

(“FCF”) by 1% for 2011 compared to 2010. We believe that EPS and FCF constitute two of the most important financial measures that drive long-term shareholder value creation. Our 2011 EPS and FCF achievements build upon our strong record of performance for these measures, as demonstrated in the tables below. Our results for EPS, FCF and OI discussed in this paragraph, or otherwise reflected in the tables below, are subject to the adjustments set forth in “Reconciliation of Non-GAAP Measures to GAAP Measures” section beginning on page 53.

Incentive Plan Payouts based on 2011 Performance.    Our annual incentive plan and the performance units under our long-term incentive plan are subject to the achievement of specified targets for the following metrics: EPS, FCF, and TSR. Despite the challenging economic environment in 2011 described above, we exceeded our annual plan on EPS and FCF, which resulted in payouts above target, but below 2010 levels. The long-term performance units that vested on December 31, 2011 performed above target on the basis of growth in EPS over the 2.5 year performance period, but payouts were made below target based on our relative TSR performance fell below minimum, resulting in a combined payout for all performance units that fell below target.

Annual Incentive Plan (Performance Period: 01/01/2011 – 12/31/2011)

•	L-3 exceeded corporate goals for EPS and FCF.

•

As a result, the Chief Executive Officer’s actual annual incentive plan payout was 25% above target, and payouts for other named executive officers ranged from 5% to 25% above target, consistent with individual and/or group performance.

Long-Term Performance Units (Performance Period: 07/27/2009 – 12/31/2011)

•	Long-term growth in EPS exceeded our target established in 2009, and resulted in a 187% payout under this measure.

•	However, TSR over this period fell below the threshold performance goal and no payout was earned under this measure.

•

The combined award, based 50% on EPS growth and 50% on TSR, paid out a number of shares for all named executive officers that was 7% below target, resulting in an aggregate dollar value on the vesting date that was 15% below the aggregate grant date target value of the award.

Compensation Philosophy and Program Objectives

Outlined below is the Committee’s mission, compensation philosophy and program objectives derived from the philosophy.

Mission	Compensation Philosophy	Compensation Program Objectives
Maximize Shareholder Value

•   Set pay at competitive levels to achieve the Company’s compensation program objectives in support of L-3’s mission

•   Pay for performance. L-3’s philosophy is to position target pay opportunities at market median, with the understanding that actual pay may be above or below market depending on actual performance. See “Use of Market Data and Competitive Market Positioning” beginning on page 37 for details on market benchmarks and competitive positioning.

•   Attract top industry executives

•   Motivate employees to achieve and exceed our performance goals

•   Retain key employees to drive the success of our business

•   Align the interests of our executives and shareholders through equity ownership

Program Overview

The table below outlines the principal elements of our executive compensation and benefits program.

Element	Purpose/Objectives	2011/2012 Actions
Base Salary	• Foundation of the compensation program • Attract and retain top executives • Steady income stream • Reflects each executive’s individual role and responsibilities	• No increase in CEO’s salary • Promotional increase for Mr. Dunn consistent with increased responsibilities • Modest increase for other named executive officers
Annual Incentives

•  Link pay and short-term performance

•  Promote achievement of annual corporate, group and individual goals

•  Reward executives for what they can control

•  Align executive’s actions with short-term business strategy

•  Direct link to annual financial and operational performance

•  This plan has been completely redesigned to be formula based

•  For 2011, the Committee used its discretion to determine annual incentive payments based on the formulaic plan structure as if it were in effect at the beginning of the year

•  For 2012, the Committee reviewed and approved specific performance goals in February 2012, consistent with management’s internal plan and our publicly disclosed financial guidance. The performance goals will be used within a formulaic plan structure, consistent with the structure used for the 2011 annual incentives, in order to determine the annual incentives payable in 2013 based on 2012 performance

•  Assuming shareholders approve the Cash Incentive Plan, annual incentives earned thereunder in 2012 and later years would be tax deductible under Section 162(m) of the Code

Long-Term Incentives

•  Link pay and long-term performance

•  Promote stock price appreciation; align executives with shareholder interests

•  Motivate achievement of long-term business objectives

•  Retention of key employees

•  Wealth creation vehicle

•  Pay mix unchanged for awards granted in 2011, but increased weighting of performance awards granted in 2012

•  Performance vesting conditions imposed on CEO’s stock options (for awards granted in 2012 and retroactively for 2011 grants)

Health & Welfare and Retirement Benefit Plans

•  Tax qualified retirement, medical, dental, vacation and other insurance options provide a competitive level of benefits

•  Nonqualified retirement plan (restoration SERP) provides a competitive level of replacement income upon retirement for executives who are subject to Code limits under the tax qualified retirement plan

•  Nonqualified deferred compensation plan serves as a voluntary tax deferred savings vehicle; no employer contributions and no above-market interest

•  Retention of key employees

• No changes in 2011 or 2012 to date
Perquisites	• Personal benefits in limited circumstances consistent with competitive practices	• No changes in 2011 or 2012 to date
Change in Control Severance Plan	• Temporary income following involuntary termination • Promotes management continuity in the event of change in control	• No changes in 2011 or 2012 to date
Sound Pay Practices

•  No employment contracts

•  No guaranteed bonuses

•  No additional age/service credits for years not worked with L-3 or its predecessor companies under pension plan/SERP

•  No personal use of corporate aircraft at L-3’s expense

•  No excessive severance or change in control provisions

•  No payment of dividends on stock options or unvested performance awards

•  No stock option repricing without shareholder approval

•  No tax gross-ups on perquisites or severance/change in control payments

•  To further demonstrate our commitment to sound corporate governance practices in 2011, L-3 adopted stronger stock ownership guidelines, a clawback policy and a securities trading policy that prohibits the hedging of company stock by executives

Mix of Pay

The Committee believes that L-3’s 2011 pay mix supports the Company’s strong pay for performance culture, as 68% of the Chief Executive Officer’s 2011 target total direct compensation (“TDC”) is contingent upon future performance to have any realizable value (“at risk” pay). Target TDC for 2011 is defined as the sum of (1) annualized base salary as of the end of fiscal year 2011, (2) the target award opportunity of the annual incentive to be earned for fiscal year 2011 performance and (3) the grant date target value of long-term incentives awarded in 2011, where the actual value realized from the awards will be subject to the satisfaction of future performance requirements and the value of our stock price. The process used by the Committee to set target TDC opportunities, and the competitive positioning against market, is described below in the section “Use of Market Data and Competitive Compensation Positioning.”

Base salary and RSUs are the only elements of 2011 target TDC that are not contingent on future performance to have value (“fixed” pay). However, they both serve to attract and retain top executive talent, and the use of these pay elements is consistent with competitive market practices. As illustrated below, the mix of incentive compensation for our named executive officers is balanced to avoid the risk of emphasizing short-term gains at the expense of long-term performance. The emphasis on long-term incentives demonstrates our strong commitment to the alignment of management and shareholder interests.

Use of Market Data and Competitive Compensation Positioning

The Committee believes that the success of our Company is dependent upon its ability to continue to attract and retain high-performing executives. To ensure the comparability of our executive compensation practices and pay levels, the Committee monitors executive pay at 14 leading defense, aerospace and other industrial companies (the “compensation peer group”) with whom L-3 competes for business, executive talent or investor capital. The table below shows the composition of our peer group, which has been unchanged since 2008.

Compensation Peer Group
Danaher Corporation	ITT Corporation	Rockwell Collins, Inc.
Eaton Corporation	Lockheed Martin Corporation	SAIC, Inc.
General Dynamics Corporation	Northrop Grumman Corporation	Textron, Inc.
Goodrich Corporation	Parker Hannifin Corporation	United Technologies Corporation
Honeywell International, Inc.	Raytheon Company

The Committee evaluates each peer company on an annual basis to determine its continued suitability from a pay benchmarking perspective. The selection criteria examined include:

•

Operational Fit: companies in the same or similar industries with a consistent business mix and client base, and diversified global operations. Due to the limited number of “pure defense” companies of comparable size, the Committee believes that it is appropriate to include other companies in L-3’s compensation peer group that are similar in size and compete with L-3 for executive talent or investor capital.

•

Financial Scope: companies of similar size as measured by annual corporate revenues. Most of the peers fall within a range of one-third to three times the size of L-3, and L-3’s revenues are at or near the median of the compensation peer group. In limited circumstances, we have found it appropriate to include companies with revenues that fall both above and below this range if they are proven competitors for business, executive talent or investor capital.

In addition to the compensation peer group data, the Committee also reviews general industry compensation data included in third-party surveys. With respect to compensation decisions made by the Committee in 2011, the Committee considered compensation data from the following surveys: the Mercer US Global Premium Executive Remuneration Suite, the Hewitt Associates: Executive Survey, the Towers Perrin Executive Survey/Executive Compensation Database and the Watson Wyatt Survey Report on Top Management Compensation. The survey data is size-adjusted to reflect L-3’s annual revenues, and is used to provide a supplemental market reference.

In reviewing competitive compensation levels, the Committee considers compensation peer group data for all named executive officers and, for those named executive officers who are group presidents (Messrs. Dunn and Kantor), also considers survey data because it believes that including a broader industry group more accurately reflects the labor market for these positions and ensures a meaningful sample size given the revenues of the groups they lead.

The Committee compares each named executive officer’s target TDC against the market median; however, the Committee does not use market data in isolation in determining pay. Instead, competitive market data serves as one of many considerations used by the Committee in determining base salary adjustments and target pay opportunities for both annual and long-term incentives. The complete list of factors considered by the Committee in making pay determinations is shown below.

Target Pay Determinants
Positioning to competitive market median	Financial and individual performance	Role and responsibilities relative to benchmark
Competitive mix of fixed and at-risk pay	Tenure and experience in role	Internal pay equity
Competitive mix of cash and equity	Expected future contributions and market conditions

With respect to individual elements of target TDC, competitive levels of annual and long-term incentives are evaluated by reference to target total cash compensation (sum of base salary and target annual incentive opportunity) and target TDC, respectively, each of which are compared against the market median. The Committee asked Cook & Co. to evaluate the Committee’s market median compensation philosophy in the context of our revised 2011 compensation program by conducting a comprehensive review of L-3’s competitive positioning on each element of target TDC based on this approach. The results of Cook & Co.’s independent analysis concluded that the Chief Executive Officer’s target TDC, and each of the individual elements of target TDC, aligned with market median. Cook & Co.’s observation for the other named executive officers indicated that, on average, target TDC and all individual elements of target TDC either aligned with, or were slightly below, market median.

Who Determines Pay

Role of the Compensation Committee

L-3’s executive compensation program is administered by the Committee. The Committee is ultimately responsible for the review and approval of compensation for L-3’s Chief Executive Officer and all executives that directly report to him, including the other named executive officers. Key areas of responsibility for the Committee are described in “The Board of Directors and Certain Governance Matters — Compensation Committee” beginning on page 20.

Role of Management and the Chief Executive Officer

The Company’s human resources, finance and legal departments assist the Committee in the design and development of competitive compensation programs by providing data and analysis to the Committee and Cook & Co. in order to ensure that L-3’s programs and incentives align with and support the Company’s business strategy. Management also recommends incentive plan metrics, performance targets and other plan objectives to be achieved, based on expected Company performance and subject to Committee approval.

On an annual basis, the Chief Executive Officer reviews the performance of those executives that report directly to him, including the other named executive officers, relative to their individual goals and Company performance and submits recommendations to the Committee for proposed base salary adjustments, annual incentive plan target opportunities and personal ratings, and grant date target values for long-term incentive awards. The Chief Executive Officer also provides the Committee with an annual self-assessment of his own performance, but has no role in determining his own compensation. No other named executive officer participates in the setting of compensation for himself or any other named executive officer.

Role of the Compensation Consultant

The Committee has the sole authority to select, retain and replace outside consultants to provide it with advice on various aspects of executive compensation design and delivery. The Committee retained Mercer to provide information, analyses and advice regarding executive compensation decisions through April 2011. The Committee advised Mercer in June 2011 of its determination to engage a new, independent compensation consultant, and subsequently engaged Cook & Co., who advises the Committee on executive and non-employee director compensation, but performs no other services for the Company. See “The Board of Directors and Certain Governance Matters — Compensation Committee — Use of Consultants” on page 21 for additional details.

Base Salary

Base salary serves as the foundation of an executive’s compensation and is an important component in L-3’s ability to attract and retain executive talent. The Committee typically sets base salaries for named executive officers within a competitive range around market median. On an individual basis, the Committee considers each executive’s role and responsibilities, experience, tenure, business results and individual performance, competitive market pay levels, and internal pay equity considerations in making base salary adjustments. In 2011, the Committee did not increase the Chief Executive Officer’s base salary in light of these factors; however, it did approve base salary adjustments of 3.4% on average, for the other named executive officers (other than Mr. Dunn) to maintain competitive positioning as compared to market levels. Mr. Dunn initially received a base salary increase of 3.0% effective April 1, 2011 from $536,000 to $552,000, as part of the annual compensation review process. On April 26, 2011, the Committee approved an additional salary increase for Mr. Dunn of 8.7% from $552,000 to $600,000, also effective April 1, 2011, to reflect his increased responsibilities resulting from the consolidation of business units within L-3’s Products Group and L-3’s Sensors and Simulations Group to form L-3’s Electronic Systems Group. Cook & Co.’s benchmarking analysis determined that the base salaries for the Chief Executive Officer, and for all of the other named executive officers on average, were consistent with market median.

Named Executive Officer	2010 Salary (in $000)	2011 Salary (in $000)	Percent Change
Michael T. Strianese	$1,300	$1,300	0.0%
Ralph G. D’Ambrosio	$575	$592	3.0%
Curtis Brunson	$568	$592	4.2%
James W. Dunn	$536	$600	11.9%
Steve Kantor	$600	$618	3.0%

Note: Amounts reflect annualized base salary rates in effect at the end of the fiscal years indicated.

Annual Incentives

The Annual Incentive Plan provides senior executives, including the named executive officers, with the opportunity to earn annual cash incentive awards based on corporate, group and individual performance. Historically, the Committee applied its informed business judgment in making year-end incentive award determinations without the application of specific formulas or weightings toward any particular goal. Following our extensive and ongoing engagement efforts with investors, the Committee decided to redesign the annual incentive plan to adopt a more formulaic approach. While the target incentive opportunities will continue to be based on competitive market pay levels reflecting each executive’s role and responsibilities, the determination of the actual incentive payments will be made with greater transparency as to the relationship between performance achievements and the final awards earned. The table below highlights some of the differences in final award determination between the 2010 plan design (“Discretionary Plan”) and the newly redesigned plan (“Formulaic Plan”).

Award Determination under Discretionary Plan	Award Determination under Formulaic Plan
• No preset performance criteria	• Performance criteria defined at the beginning of the performance period

• Actual performance compared to business plan and prior year results, and also relative to compensation peer group results	• Performance compared to pre-established goals

• Financial performance measured based on a number of performance metrics, including sales, OI, EPS, FCF, net income to FCF conversion and FCF to equity market cap

•    For corporate named executive officers, financial performance is based on EPS and FCF results

•    For group presidents, financial performance is primarily based on the OI and FCF results for their respective groups, with additional consideration given to L-3’s consolidated EPS and FCF

• Individual performance considered collectively with financial performance	• Individual performance measured based on pre-established goals and assigned specific weighting

• Payouts can range from 0% to 200% of target annual incentive opportunity based on performance • $0 to $3 million+ for the Chief Executive Officer

•    Payouts can range from 0% to 200% of target annual incentive opportunity based on performance

•    0% to 200% of target for the CEO and the other named executive officers

•    For group presidents, up to an additional 25% of the target annual incentive opportunity can be earned based on achievement of organic OI growth

In determining annual incentive awards for 2011, the Committee considered that 2011 would be an important transition year. Although the new plan design was not in place at the beginning of the performance year, the Committee used its discretion to determine 2011 annual incentive payments based on the formulaic plan structure as if it were in effect at the beginning of the year. The corporate financial targets used by the Committee for measuring the financial performance of the named executive officers were based on management’s consolidated internal financial plan, which was presented to L-3’s Board of Directors and forms the basis of L-3’s financial guidance for 2011 EPS and FCF disclosed to investors in the first quarter of 2011. The individual group financial targets were based on the group financial plans and were also consistent with L-3’s consolidated internal financial plan presented to the Board of Directors. Based on actual financial performance for 2011 relative to plan, and on the Committee’s assessment of the named executive officers’ individual performance for 2011, the Committee approved 2011 annual incentive payouts that were above target based on performance, but below 2010 payout levels as detailed in the steps below.

STEP 1. Determine target annual incentive opportunity

Annual incentive plan (“AIP”) target
award opportunities are set as a percent of
base salary and range from 85% to 154% for
the named executive officers. For 2011, these
targets were formulated in connection with
the adoption of the new formulaic plan
structure. For 2012 these targets were, and in
future years, these targets are expected to be,
established in February of the performance

Named Executive Officer	2011Salary (in $000)	2011 AIP Target(%)	2011 AIP Target (in $000)
Michael T. Strianese	$1,300	154%	$2,000
Ralph G. D’Ambrosio	$592	85%	$503
Curtis Brunson	$592	85%	$503
James W. Dunn	$600	110%	$660
Steve Kantor	$618	100%	$618

year. The 2011 target opportunity for the Chief Executive Officer’s annual incentive award, $2,000,000, has been unchanged since 2007, his first full year in this role. The Committee approves the targets annually based on a number of individual and market factors. In 2011, the Committee asked Cook & Co. to benchmark the competitive positioning of the annual incentive targets by comparing target total cash compensation to that of the market median. Cook & Co. confirmed that the positioning of target total cash compensation for L-3’s Chief Executive Officer, and for the other named executive officers on average, was aligned with market median. See “Use of Market Data and Competitive Compensation Positioning” beginning on page 37 for details.

STEP 2. Determine the financial rating based on the Company’s performance

Financial ratings are based on a weighted-average assessment of L-3’s consolidated performance (or for group presidents, both L-3’s and the respective group’s performance) relative to pre-established targets for key financial measures. For corporate named executive officers, our annual incentive plan is focused on L-3’s consolidated EPS and FCF performance because we believe that they constitute two of the most important financial measures that drive long-term shareholder value creation. For group presidents, our plan emphasizes the respective group’s OI and FCF performance because we consider them to be important measures that group presidents can directly influence in order to increase L-3’s consolidated EPS and FCF. Our plan also takes into account L-3’s consolidated EPS and FCF results in evaluating group presidents’ financial ratings in order to provide a degree of alignment for group presidents with L-3’s overall performance. The table below provides the relative weightings of these performance measures that are utilized in evaluating each named executive officer’s financial rating. We believe that these weightings appropriately reflect the importance of these measures to our overall financial success.

Corporate Executives		Group Presidents
Financial Measure	Weight	Financial Measure	Weight (by measure)	Weight (corporate/group)		Final Effective Weighting
Consolidated EPS	80%	Consolidated EPS	80%	}	25%	20%
Consolidated FCF	20%	Consolidated FCF	20%			5%
		Group OI	80%	}	75%	60%
		Group FCF	20%			15%
Total	100%	Total				100%

Competitive Range	Corporate (% of Target)		Group (% of Target)		Financial Rating
Maximum	≥	115%	≥	125%	200%
Target		100%		100%	100%
Threshold		85%		75%	50%
Below Threshold		<85%		<75%	0%

Pay for Performance: A financial rating of 100% indicates weighted-average performance at target levels (that is, at plan). Performance that exceeds plan by 15% (or by 25% for group presidents) results in a maximum financial rating of 200% of target. If performance is below plan by 15% (or by 25% for group presidents), this results in a threshold financial rating of 50%. If performance is below threshold, this results in a zero financial rating. Performance is interpolated between these points. We believe it is appropriate to consider a wider range of performance at the group level, consistent with the increased range of volatility for group-level financial results as compared to L-3’s consolidated financial results.

The calculation of L-3’s consolidated EPS is adjusted to exclude the effects of the following items:

Consolidated EPS Adjustments

•   Impairment losses on goodwill and other intangible assets, or on debt or equity investments

•   Gains or losses on retirement of debt, or on asset dispositions

•   Extraordinary gains and losses under U.S. Generally Accepted Accounting Principles (“GAAP”)

•   Non-cash gains or losses on discontinued operations

•   New accounting standards required to be adopted under GAAP or SEC rules

•   Gains or losses on litigation matters at or exceeding $5 million individually or $25 million in the aggregate

•   Gains or losses related to the resolution of income tax contingencies for business acquisitions

No other adjustments were made to L-3’s consolidated EPS or FCF results in determining financial performance for 2011. The calculation of FCF is based on net cash from operating activities, less capital expenditures, net of dispositions. The consolidated OI and FCF targets for individual groups are subject to adjustment based on acquisitions or dispositions that occur during the fiscal year, or to account for internal realignments that result in business units being transferred from one group to another group during the fiscal year. In addition, the group OI and FCF results may reflect adjustments to account for the impact of non-operational items that were not anticipated at the time the annual plan was established.

Each named executive officer’s 2011 financial rating, based on actual performance relative to plan, is set forth in the table below.

2011 Financial Performance Achieved Relative to Plan

	123456	123456	123456	123456	123456	123456	123456	123456	123456	123456	123456	123456	123456
Named Executive Officer	Corporate Level Financial Performance						Group Level Financial Performance						Financial Rating
	Earnings Per Share			Free Cash Flow (in millions)			Operating Income (in millions)			Free Cash Flow (in millions)
	Plan	Actual	Weight	Plan	Actual	Weight	Plan	Actual	Weight	Plan	Actual	Weight
Strianese D’Ambrosio Brunson	$8.55	$9.04	80%	$1,290	$1,298	20%	—	—	—	—	—	—	131%
Dunn	$8.55	$9.04	20%	$1,290	$1,298	5%	$553	$548	60%	$499	$465	15%	105%
Kantor							$332	$304	60%	$344	$394	15%	102%

STEP 3. Determine personal rating based on individual performance

Personal ratings are based on the assessment of an executive’s performance relative to pre-determined individual goals. The personal rating can range from 0% to 200% of target. The Chief Executive Officer provides individual performance assessments and submits recommended personal ratings to the Committee for all executives who report directly to him, including the other named executive officers, for the Committee’s consideration based on the factors in the table below. The Chief Executive Officer also submits a self-assessment addressing factors listed for him, but makes no recommendation as to his own personal rating. The Committee determines the Chief Executive Officer’s performance rating based on the factors indicated below and following input from the other independent members of the Board of Directors.

Michael T. Strianese	Ralph G. D’Ambrosio	Curtis Brunson	James W. Dunn	Steve Kantor
• Execution of business strategy	• Timely and accurate financial forecasting	• Business development	• Group financial performance	• Group financial performance
• Growth in company performance	• Effective management of capital structure, liquidity and capital allocation	• Strategic customer relationships	• Winning important re-competitions and new business contracts	• Winning important re-competitions and new business contracts
• Focus on margins and cost containment	• Internal controls over financial reporting	• Guidance of strategic growth pursuits	• Market share gains	• Market share gains
• International expansion	• Investor relations	• Development of products and services in international markets	• Program performance	• Program performance
• Increase in visibility of L-3 as premier government contractor	• Enterprise risk management	• Research and development	• International expansion	• Cost savings initiatives
• Succession planning and management team development	• Mergers, acquisitions and divestitures	• Customer service	• Internal collaboration	• Leadership on proposed Engility spinoff transaction
		• Leadership in engineering and technology initiatives	• Developing adjacent markets	• Internal collaboration
			• Research and development	• Developing adjacent markets
			• Business unit consolidation	• Business unit consolidation

STEP 4. Determine total rating

Each executive’s total rating determines the payout under the annual incentive plan and is equal to the weight-adjusted sum of the financial and individual ratings.

	Corporate Executives (weight)	Group Presidents (weight)
Financial Rating	80%	67%
Personal Rating	20%	33%

Total Rating	100%	100%

Total Rating = [Financial Rating x Weight] + [Personal Rating x Weight] Annual Incentive Plan Payout ($) = Target Award Opportunity ($) x Total Rating

STEP 5. For Group Presidents, determine organic growth modifier

For Group Presidents, the final annual incentive payout may be adjusted upwards by up to an additional 25% of their target award under the formulaic plan design. This performance modifier is intended to incentivize Group Presidents to drive organic growth in their respective groups as measured by OI. For 2011, organic OI growth of 8% and above will trigger the maximum adjustment of 25% of target. Payout for organic growth between zero and the maximum level are adjusted based on a graduated scale. In 2011, the Electronic Systems Group and the L-3 Services Group did not meet the minimum organic OI growth requirements, and accordingly, Messrs. Dunn and Kantor did not receive a growth modifier adjustment to their 2011 annual incentive award.

Organic Operating Income Growth	Growth Factor
0%	0.0%
1%	1.5%
2%	3.0%
3%	6.0%
4%	9.0%
5%	13.0%
6%	17.0%
7%	21.0%
8%	25.0%

CEO ANNUAL INCENTIVE AWARD CALCULATION: Detailed below are the calculation steps used to determine the Chief Executive Officer’s 2011 AIP payout.

2011 Formulaic Annual Incentive Plan Payouts.    The table below lists the final 2011 annual incentive payments to the named executive officers that were approved by the Committee based on the formulaic plan structure as described above.

2011 Formulaic Annual Incentive Plan Payout
Named Executive Officer	2011 Target AIP [Step 1]	Total Rating [Steps 2-4]	Organic Growth Modifier [Step 5]	2011 AIP Formulaic Payout [Final Amount]
Michael T. Strianese	$2,000,000	125%	N/A	$2,500,000
Ralph G. D’Ambrosio	$503,000	125%	N/A	$630,000
Curtis Brunson	$503,000	125%	N/A	$630,000
James W. Dunn	$660,000	120%	0%	$790,000
Steve Kantor	$618,000	105%	0%	$650,000

Special Discretionary Cash Award.    The Committee retains the authority to make special cash bonus awards outside of the annual incentive plan. The Committee exercised that authority in recognition of Mr. Dunn’s superior performance in 2011 for successfully integrating the business units within L-3’s Products Group with those of our Sensors and Simulations Group to form a new Electronic Systems Group, resulting in significant cost savings. The Committee elected to pay Mr. Dunn a discretionary cash bonus in the amount of $135,000 to recognize his outstanding performance and the additional responsibilities under his new role as Senior Vice President and President of Electronic Systems Group.

Long-Term Incentives

Long-term incentives are intended to align the interests of the named executive officers and shareholders by linking a meaningful portion of executive pay to long-term shareholder value creation over a multi-year period. Long-term incentives are also provided to drive the performance of our long-term business strategy, engage and retain our key executives, and facilitate ownership of our Common Stock. The table below details the long-term incentive vehicles granted in 2011, and their respective weights as a percentage of the total grant date target value of the long-term incentives awarded.

Long-term Incentive Vehicle	Weight	Rationale	Performance Criteria & Other Features
Stock Options	40%	• Stock price appreciation • Stock ownership and capital accumulation

•   Ultimate value dependent on stock price appreciation

•   Vests ratably over three years and has a 10-year term

•   Exercise price equal to the closing price of our Common Stock on the date of grant

•   2011 grants to the Chief Executive Officer have been amended to include additional performance vesting conditions as described below under “Stock Options.” The same performance conditions also apply to his 2012 stock option grants

RSUs	30%	• Retention • Stock ownership and capital accumulation	• Ultimate value dependent on stock price • Vests at the end of three years
Performance Units	30%	• Stock price appreciation • Stock ownership and capital accumulation • Motivates achievement of long-term business strategy

•   50% of the awards vest at the end of a three-year period based on TSR relative to the S&P 1500 Aerospace and Defense Index and are paid in cash based on the price of our common stock at the end of the period

•   The remaining 50% of the award vests at the end of a three-year period based on EPS growth and are paid in stock

•   The actual number of units vested ranges from 0 to 200% of target, based on performance

For purposes of allocating the total grant date target value of long-term incentives approved by the Committee in accordance with the weightings of the long-term incentive vehicles listed above, stock options are valued based on their grant date fair value for financial reporting purposes, RSUs are valued based on the total number of units awarded multiplied by the closing price of our Common Stock on the grant date, and performance units are valued based on the target number of units awarded multiplied by the closing price of our Common Stock on the grant date.

2011 Grant Date Target Values for Long-Term Incentive Awards.    In connection with determining the total grant date target value of the long-term incentives awarded to each named executive officer, the Committee considered the following factors:

•	Competitive market median pay levels in the context of target TDC as described in the section “Use of Market Data and Competitive Compensation Positioning” beginning on page 37;

•	Company, group (as applicable) and individual performance for the named executive officers;

•	In the case of the named executive officers other than Mr. Strianese, the long-term incentive award recommendations of Mr. Strianese;

•	The scope of responsibility of the executive relative to the other participants in the long-term incentive program; and

•	The prior year’s long-term incentive award and target TDC.

Based on the grant criteria described above and as set forth in the table below, the Committee approved increases in target award values for Messrs. D’Ambrosio, Brunson and Kantor that reflected adjustments intended to increase their target TDC towards market median levels, and approved modest or no increases for Messrs. Strianese and Dunn to maintain competitive positioning relative to market median. These awards resulted in target TDC positioning at market median levels for the Chief Executive Officer and target TDC levels for the other named executive officers that, on average, were slightly below median as determined by Cook & Co.’s benchmarking analysis, which is described in the section “Use of Market Data and Competitive Compensation Positioning” beginning on page 37.

Named Executive Officer	2010 Grant Date Target Value (in $000)	2011 Grant Date Target Value (in $000)	Percent Change
Michael T. Strianese	$9,250	$9,250	0.0%
Ralph G. D’Ambrosio	$1,600	$1,800	12.5%
Curtis Brunson	$1,500	$1,900	26.7%
James W. Dunn	$1,250	$1,300	4.0%
Steve Kantor	$1,200	$1,300	8.3%
The amounts set forth above differ from the combined value of the amounts set forth in the Stock Awards and Option Awards columns of the Summary Compensation Table on page 56 as a result of the different valuation methods used in the Summary Compensation Table for performance units. The above amounts reflect the aggregate target values of the performance units granted. The amounts set forth in the Stock Awards column of the Summary Compensation Table reflect the same aggregate target values for performance units with EPS performance targets, but are based on a binomial valuation technique (which results in higher values) for performance units with TSR-based performance targets. For a further discussion, see Note 3 to the Summary Compensation Table on page 56.

Stock Options.    Stock options are a regular component of our long-term incentive program. Stock options directly align the long-term interests of L-3’s executives with those of L-3’s shareholders because they provide value to executives only if the price of our Common Stock increases after the options are granted. Stock options are granted with an exercise price equal to the closing price of our Common Stock on the date of grant and vest in equal annual increments over a three-year period and expire ten years from the grant date.

As part of the efforts undertaken by the Committee following the 2011 Say on Pay vote to strengthen the performance-based orientation of our executive compensation programs, the Committee and our Chief Executive Officer mutually agreed to amend the grant of 237,636 stock options previously awarded to him in February 2011 to retroactively apply performance vesting criteria. Under the amendment, the incremental vesting of his stock options is further conditioned upon the following performance requirements:

•	50% of the stock options will vest only if L-3’s EPS for the fiscal year ended December 31, 2012 is at least $8.35; and

•	50% of the stock options will vest only if L-3’s FCF for the fiscal year ended December 31, 2012 is at least $1.1 billion.

As a result of the amendment, the required holding period on 79,212 options that otherwise would have vested in February 2012 was effectively extended until the time that the Committee evaluates whether the conditions have been satisfied, which is not expected to occur until February 2013. In the event that one or both of the performance conditions are not satisfied, the stock options that fail to vest as a result would be forfeited.

Our Chief Executive Officer’s EPS target of $8.35 represents the low-end of L-3’s 2012 financial guidance published in January 2012. The Committee believes that his FCF target of $1.1 billion is generally consistent with the EPS target of $8.35. For the evaluation of the performance conditions, actual EPS and FCF achievements for 2012 will be adjusted to exclude the effects of the following items:

EPS Adjustments	FCF Adjustments

•  Impairment losses on goodwill and other intangible assets, or on debt or equity investments

•  Gains or losses on retirement of debt, or on asset dispositions

•  Extraordinary gains and losses under GAAP

•  Non-cash gains or losses on discontinued operations

•  New accounting standards required to be adopted under GAAP or SEC rules

•  Gains or losses on litigation matters at or exceeding $5 million individually or $25 million in the aggregate

•  Gains or losses related to the resolution of income tax contingencies for business acquisitions

•  Discretionary contributions to our pension plans that exceed the amount forecasted in L-3’s 2012 plan

•  Premiums and other payments in excess of principal and interest associated with the retirement of debt

•  Tax payments or benefits associated with gains or losses on business divestitures in determining net cash from operating activities

In addition to the amendment of the 2011 stock options described above, the stock options issued to the Chief Executive Officer in February 2012 are subject to identical performance vesting conditions.

Performance Units.    The performance measures selected by the Committee for performance units granted in 2011 were equally weighted between relative TSR and growth in EPS for the three-year period beginning January 1, 2011 and ending December 31, 2013. The number of units ultimately earned can range from zero to 200% of target based on actual performance relative to the pre-determined goals. The Committee chose relative TSR and growth in EPS because it believes that they are aligned with shareholder value creation both directly (relative TSR) and indirectly (growth in EPS).

Relative TSR			Growth in EPS
(50% of all performance units, payable in cash)			(50% of all performance units, payable in stock)
Level*	Relative TSR	Vesting	Level*	Compound Annual Growth	EPS	Vesting
Maximum	>74th Percentile	200%	Maximum	≥10.0%	≥$30.51	200%
	63rd Percentile	150%		7.0%	$28.84	150%
Target	50th Percentile	100%	Target	5.0%	$27.74	100%
Threshold	40th Percentile	50%	Threshold	2.0%	$26.16	50%
Below Threshold	<40th Percentile	0%	Below Threshold	<2.0%	<$26.16	0%
*Interim points are interpolated.			*Interim points are interpolated.

The relative TSR goal measures L-3’s percentile ranking in TSR against other companies in the S&P 1500 Aerospace and Defense Index (“A&D Index”). The performance and payout range has remained unchanged since 2007. Target performance is consistent with the median for the A&D Index companies. The A&D Index provides a larger group of industry comparators than our compensation peer group and has served as the relative performance benchmark for our performance units since 2007.

Consistent with prior years, the Committee determined the EPS growth rate targets set forth above based on the Company’s annual business plan for 2011 and the Company’s 2011 EPS financial guidance at the time the performance units were granted in February 2011. The 2011 financial guidance reflected, among other factors, our assumption that DoD base budgets would generally grow at a slower rate and would flatten or modestly decline in select areas, as compared to the recent past, and also that future supplemental appropriations for Overseas Contingency Operations would decline from the levels that existed at that time. For the U.S. Government fiscal years ending September 30, 2011, 2012 and 2013, the DoD base budget was projected to have a combined annual growth rate of approximately 2.6% compared to the fiscal year ended September 30, 2010 based on the fiscal year 2012 base budget request submitted by the presidential administration to Congress on February 14, 2011.

In considering the appropriate EPS growth rate targets to use relative to this more challenging economic environment relative to 2010, the Committee made the following changes to ensure that the 2011 targets remained meaningful and rigorous: (1) the “threshold” growth rate requirement was changed to reflect the “high end” of the Company’s 2011 financial guidance (instead of the “mid-point” of the guidance used for the 2010 and prior-year awards), (2) the “target” growth rate requirement was increased to be three percentage points above the threshold growth rate (instead of the two percentage point difference used for the 2010 and prior-year awards) and (3) the “maximum” growth rate requirement was increased to be eight percentage points above the threshold growth rate (instead of the seven percentage point difference used for the 2010 and prior-year awards). Accordingly, the “threshold” performance requirement of 2% growth approximates the high end of the Company’s published financial guidance for 2011 EPS (EPS of $8.55 based on the Company’s January 2011 guidance) as compared to adjusted diluted EPS for 2010, while the “target” and “maximum” growth rate requirements are 5% and 10%, respectively.

The calculation of EPS for the performance units is adjusted to exclude the same items as are excluded in the calculations of EPS for the performance vesting conditions as described in the “Stock Options” section beginning on page 47, except that no adjustment is made for gains or losses related to the resolution of income tax contingencies for business acquisitions.

RSUs.    RSUs are a regular component of our long-term incentive program. The Committee believes that RSUs enhance retention of L-3’s senior executives. The Committee may also make these awards to recognize increased responsibilities or special contributions, to attract new executives, to retain executives or to recognize certain other special circumstances. RSU grants generally have the following characteristics:

•	automatically convert into shares of our Common Stock on the vesting date;

•	vest three years from the grant date; and

•	receive cash dividend equivalents payable in a lump sum at the end of the vesting period.

Payment of Performance Unit Awards for the 2009-2011 Award Cycle

At its February 22, 2012 meeting, the Committee reviewed and certified the performance for the performance units granted to named executive officers in 2009. Payouts under the 2009 performance units were contingent upon L-3’s EPS growth and relative TSR achievements over the performance period beginning June 27, 2009 and ending December 31, 2011. The Company achieved cumulative EPS of $22.12, resulting in the vesting of 186.84% of the target number of EPS-based performance units originally awarded in 2009. With respect to the performance units based on relative TSR performance, L-3’s relative TSR was below the 40th percentile of the A&D Index and, as a result, no payments were made with respect to these units.

The calculation of EPS for the performance units granted in 2009 is adjusted to exclude the same items as are excluded in the calculations of EPS for the performance units granted in 2011 as described in the “Performance Units” section above, except that the adjustment for gains or losses related to litigation matters was limited to a single litigation matter that did not result in a gain or loss during the applicable period.

Executive Benefits and Perquisites

Retirement Plans.    L-3 provides retirement benefits as part of a competitive pay package to retain our key employees. Plan design and benefit levels of these plans are monitored periodically by the Committee to ensure that they are consistent with the pay practices of our compensation peer group. All of L-3’s named executive officers participate in the L-3 Communications Corporation Pension Plan (the “Corporate Plan”), which is a tax qualified defined benefit plan, and in a nonqualified supplemental executive retirement plan (the “Restoration Plan”). The Restoration Plan fills the gap in benefits that are not accrued under the Corporate Plan due to limits imposed by the Code. The Corporate Pension Plan and Restoration Plan are designed such that the combined annual amount a named executive officer would receive with 30 years of employment by L-3 equals approximately 45% to 55% of their final average cash compensation (base salary and annual incentive). See “2011 Pension Benefits” beginning on page 65 for additional details.

A significant portion of the 2011 and 2010 amounts reported in the Summary Compensation Table on page 56 under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings” reflect changes in actuarial assumptions made since 2009, and are not the result of any arrangements entered into between the Company and any named executive officer that modify any of our pension plans or enhance any benefits accrued or to be accrued thereunder. For a further discussion, see Note 5 to the Summary Compensation Table on page 57.

Deferred Compensation Plans.    L-3 sponsors two nonqualified deferred compensation plans, the L-3 Communications Corporation Deferred Compensation Plan I and the L-3 Communications Corporation Deferred Compensation Plan II, to a select group of highly compensated executives, including our named executive officers, as a competitive practice. These plans allow for voluntary deferrals by executives, including the named executive officers, of up to 50% of base salary and 100% of annual cash incentive awards into an unfunded, nonqualified account. There are no company contributions under these plans, and deferred amounts earn interest at the prime rate.

Employment, Severance and Change in Control Arrangements.    L-3 does not have any employment agreements with its named executive officers nor do we have any severance arrangements other than in connection with a change in control. L-3’s named executive officers are offered protection under the L-3 Change in Control Severance Plan (the “Change in Control Severance Plan”), which provides for specified severance benefits in the event of termination by the Company without cause or by the employee for good reason following a change of control. The purpose of these arrangements is to preserve morale and productivity, and encourage retention, in the face of the disruptive impact of a change in control. Severance benefits under the Change in Control Severance Plan are market competitive and do not provide tax gross-ups. See “Potential Payments Upon Change in Control or Termination of Employment” beginning on page 71 for additional details.

Perquisites.    L-3 provides the named executive officers with limited perquisites. In 2011, the named executive officers were eligible for an executive physical, supplemental life insurance and participation in an executive medical plan. We provide our Chief Executive Officer with a car and security driver, and access to L-3’s fractionally-owned aircraft for occasional personal use. Our corporate aircraft policy requires that our Chief Executive Officer reimburse the Company for the incremental cost incurred in connection with his personal use of the aircraft.

Stock Ownership Guidelines and Retention Requirements

L-3’s stock ownership guidelines emanate from the Committee’s belief that executives should accumulate a meaningful level of ownership in Company stock to align their interests with shareholders. In 2012, the Committee increased the Chief Executive Officer’s stock ownership guideline from five times to six times base salary. The current stock ownership guidelines for the named executive officers are as follows:

Named Executive Officer	Ownership Guideline (multiple of salary)	Stock Ownership (as of 12/31/2011)	Actual Ownership (multiple of salary)	Subject to Retention Ratio
Michael T. Strianese	6.0	$9,846,107	7.6	No
Ralph G. D’Ambrosio	3.0	$1,779,513	3.0	No
Curtis Brunson	3.0	$3,342,824	5.6	No
James W. Dunn	3.0	$1,387,585	2.3	Yes
Steve Kantor	3.0	$1,125,102	1.8	Yes

Minimum ownership requirements for other officers range from one and a half to three times base salary depending on roles and organizational levels. The Committee reviews progress towards guideline achievement annually. In prior years, each executive had five years from the date they became subject to the guidelines to achieve the minimum level of ownership. In 2012, the Committee replaced the five-year compliance period with retention requirements that are effective immediately. Each executive subject to stock ownership guidelines is required to retain 75% of net shares (after payment of fees, taxes and exercise price, if applicable) acquired upon the vesting of stock awards or the exercise of stock options granted on or after August 1, 2007 until the required multiple of base salary is met.

“Stock ownership” is defined to include shares of common stock held outright, shares and share equivalents held in benefit plans, and unvested RSUs. Unvested performance units are not included in this calculation. In prior years, the Company included up to 50% of the value of vested “in the money” stock options towards stock ownership guideline compliance. Starting in 2012, L-3 will no longer include unexercised stock options in the definition of stock ownership. The stock ownership in the table above excludes unexercised stock options.

Compensation Clawback Policy

The Committee adopted a clawback policy in 2012 that allows the Company to recoup and/or cancel any incentive compensation, including equity-based compensation, awarded to executives on or after January 1, 2012 under the following circumstances:

•	The award was predicated upon the achievement of financial results that were subsequently the subject of a material restatement of L-3’s financial statements,

•	The executive’s fraud or willful misconduct was a significant contributing cause to the need for the restatement, and

•	A smaller award would have been earned under the restated financial results.

Subject to the discretion and approval of the Board of Directors, the Company will, to the extent permitted by law, seek to recover the amount of incentive compensation paid or payable to the executive in excess of the amount that would have been paid based on the financial restatement.

Anti-Hedging Policy

In 2012, our insider trading policy was amended to prohibit the hedging of L-3 stock by all executives, employees and non-employee directors.

Compensation Risk Assessment

L-3’s Compensation Committee reviews and discusses with management, on at least an annual basis, management’s assessment of whether risks arising from the Company’s compensation policies and practices for all employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company. As part of the 2011 assessment performed by L-3, the following were determined on a collective basis for L-3 and its subsidiaries:

•	no business unit carries a significant portion of the Company’s risk profile;

•	the Company’s compensation policies and practices are not structured differently from one business unit to another in any material respect;

•	incentive compensation expense is not a significant percentage of the Company’s sales;

•	the Company’s compensation programs do not vary significantly from the overall risk and reward structure of the Company;

•

the Company’s long-term incentive awards are intended to align the interests of the Company’s executives and key employees with those of shareholders by linking a meaningful portion of their compensation to value creation over a multi-year period (and, with respect to senior executives, by utilizing overlapping performance periods and multiple performance measures such as relative TSR and growth in EPS) to promote sustainable, long-term performance;

•

the Company’s short-term incentive awards are based upon a variety of financial and non-financial performance measures, which, in the Company’s view, reward performance without incentivizing inappropriate risk-taking; and

•

the Company has policies and procedures that require compensation programs adopted at the subsidiary and business unit level to be reviewed and approved by senior corporate management to, among other things, ensure that none of the Company’s or its subsidiaries’ compensation programs encourage inappropriate risk-taking.

The Committee has also adopted stock ownership guidelines for our senior executives, including our named executive officers, which are intended to align their long-term interests with those of our shareholders and to encourage a long-term focus in managing the Company.

Tax Considerations

Section 162(m) of the Code generally limits tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million in the year compensation becomes taxable to the executive, subject to an exception for performance-based compensation that meets specific requirements. The Committee considers the impact of this rule when developing and implementing its executive compensation programs; however, the Committee reserves the right to provide compensation that is not tax deductible if it believes the value in doing so outweighs the value of the lost tax deduction.

In 2011, base salaries paid to Chief Executive Officer in excess of $1 million, awards earned by named executive officers under the annual incentive plan in 2011 and paid in 2012, and RSUs granted in 2011 to named executive officers do not qualify as tax deductible compensation under Section 162(m). In the case of the Chief Executive Officer’s base salary and RSUs, the Committee believes that these awards are necessary to remain market competitive; however, assuming the Cash Incentive Plan is approved by shareholders at the 2012 Annual Meeting, annual incentive awards earned by named executive officers under the annual incentive plan in 2012 and beyond would qualify as tax deductible compensation under Section 162(m).

Equity Grant Timing

The Committee approves all long-term incentive awards to the named executive officers at in-person or telephonic meetings on an annual basis. We do not time the grant of equity awards, including stock options, to precede the release of non-public information. The Committee makes grants on an annual basis in February. It is the Committee’s general policy to grant long-term incentive awards to the named executive officers either (1) during window periods we establish following quarterly or annual announcements of historical earnings results or (2) at Committee meetings held in connection with or following new hires or promotions. Under the terms of the Amended and Restated 2008 Long-Term Performance Plan, the exercise price of each stock option granted is equal to fair market value of each share of the underlying Common Stock on the date of grant. The Committee does not grant discounted stock options and does not permit stock option repricing without shareholder approval.

Reconciliation of Non-GAAP Measures to GAAP Measures

Diluted earnings per share (Diluted EPS) and operating income for the year ended December 31, 2011 include the following items: (1) a tax benefit of $78 million ($0.74 per diluted share) for a net reversal of amounts previously accrued related to tax years for which the statutes of limitations had expired, (2) a non-cash goodwill impairment charge of $43 million ($42 million after income taxes, or $0.40 per diluted share) due to a decline in the estimated fair value of the Marine Services business, and (3) $14 million ($8 million after income taxes, or $0.08 per diluted share) for L-3’s portion of an impairment charge for long-lived assets at an equity method investment (collectively, the “Q4 2011 Items”).

Diluted EPS for the year ended December 31, 2008 includes the following items: (1) a pre-tax gain of $133 million ($81 million after income taxes, or $0.66 per diluted share) related to the reversal of a $126 million liability as a result of a June 27, 2008 decision by the U.S. Court of Appeals which vacated an adverse 2006 jury verdict and $7 million of related accrued interest, (2) a gain of $12 million ($7 million after income taxes, or $0.06 per diluted share) related to the sale of a product line, (3) a non-cash impairment charge of $28 million ($17 million after income taxes, or $0.14 per diluted share) related to a write-down of capitalized software development costs for a general aviation product, which were recorded during the 2008 second quarter, and (4) an after-tax gain of $20 million, or $0.16 per diluted share, related to the divestiture of our 85% ownership interest in Medical Education Technologies, Inc. (collectively, the “2008 Items”).

The following table provides a reconciliation of Diluted EPS to Diluted EPS excluding the Q4 2011 Items for the year ended December 31, 2011 and a reconciliation of Diluted EPS to Diluted EPS excluding the 2008 Items for the year ended December 31, 2008:

For the year ended December 31, (per share amounts)	2011	2010	2009	2008	2007
Diluted earnings per share	$9.03	$8.25	$7.61	$7.59	$5.86
Q4 2011 and 2008 Items	($0.26)	—	—	($0.74)	—
Diluted earnings per share before Q4 2011 and 2008 Items	$8.77	$8.25	$7.61	$6.85	$5.86

The following table provides a reconciliation of operating income to operating income excluding the Q4 2011 Items for the year ended December 31, 2011:

For the year ended December 31, ($ in millions)	2011
Operating income	$1,598
Q4 2011 Items	$43
Operating income before Q4 2011 Items	$1,641

Management believes that excluding the Q4 2011 Items from Diluted EPS and operating income for the year ended December 31, 2011 and excluding the 2008 Items from Diluted EPS for the year ended December 31, 2008 is meaningful to investors in assessing the Company’s financial performance for the relevant period and will allow investors to more easily compare the Company’s results from period to period. Diluted EPS and operating income for the year ended December 31, 2011 excluding the Q4 2011 Items and Diluted EPS for the year ended December 31, 2008 excluding the 2008 Items are not intended to replace the most directly comparable GAAP measures.

Free cash flow is defined as net cash from operating activities less capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, pension benefit contributions, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, repurchasing shares of our common stock, investing cash to acquire businesses, and making other strategic investments. Thus, a key assumption underlying free cash flow is that L-3 will be able to refinance its existing debt. Because of this assumption, free cash flow is not a measure that should be relied upon to represent the residual cash flow available for discretionary expenditures. Management believes that free cash flow is a useful measure of cash flow that may be available for discretionary use by L-3 and is an important measure that drives long-term shareholder value creation.

The following table provides a reconciliation of net cash from operating activities to free cash flow for the five year period ended December 31, 2011:

For the year ended December 31, ($ in millions)	2011	2010	2009	2008	2007
Net cash from operating activities	$1,484	$1,461	$1,407	$1,387	$1,270
Capital expenditures, net of dispositions	($186)	($171)	($182)	($203)	($149)
Free cash flow	$1,298	$1,290	$1,225	$1,184	$1,121

Say on Pay Frequency Results

In light of the voting results with respect to the frequency of the shareholder vote on executive compensation at the 2011 annual meeting of shareholders, L-3’s Board of Directors has decided that L-3 will hold an advisory vote on the compensation of named executive officers at each annual meeting of shareholders until the next required vote on the frequency of shareholder votes on executive compensation. As the Dodd-Frank Act requires that such shareholder votes on frequency be held at least once every six years, we currently expect the next shareholder vote on frequency to occur at the Company’s 2017 annual meeting.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee recommended to L-3’s Board of Directors that the Compensation Discussion and Analysis be included in L-3’s proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

During 2011, Robert B. Millard, Lewis Kramer, John M. Shalikashvili (until April 2011), Alan H. Washkowitz and John P. White served as members of the Compensation Committee.

Robert B. Millard (Chairman)

Lewis Kramer

Alan H. Washkowitz

John P. White

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

SUMMARY COMPENSATION TABLE

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our Chairman, President and Chief Executive Officer, our Senior Vice President and Chief Financial Officer and each of our three other most highly compensated executive officers, collectively referred to as the named executive officers.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total(7) ($)
Michael T. Strianese	2011	1,300,000	2,500,000	6,080,468	3,699,993	2,975,928	106,238	16,662,627
(Chairman, President and Chief Executive Officer and Director)	2010	1,287,885	2,600,000	6,011,771	3,699,992	2,772,295	144,417	16,516,360
	2009	1,284,231	3,000,000	5,733,932	3,499,995	1,509,139	151,432	15,178,729

Ralph G. D’Ambrosio	2011	587,815	630,000	1,183,280	720,004	388,722	35,386	3,545,207
(Senior Vice President and Chief Financial Officer)	2010	567,731	650,000	1,039,928	639,999	324,563	36,333	3,258,554
	2009	560,423	725,000	851,866	519,995	145,184	35,433	2,837,901

Curtis Brunson	2011	586,092	630,000	1,248,978	760,003	442,159	91,714	3,758,946
(Executive Vice President of Corporate Strategy and Development)	2010	563,639	650,000	974,871	600,009	424,944	79,954	3,293,417
	2009	562,846	700,000	917,468	559,994	211,316	82,087	3,033,711

James W. Dunn	2011	584,246	925,000	854,611	520,007	486,334	82,549	3,452,747
(Senior Vice President and President of Electronic Systems Group)	2010	532,122	975,000	812,327	499,995	643,013	72,380	3,534,837
	2009	534,462	900,000	786,424	479,995	327,787	55,674	3,084,342

Steve Kantor	2011	613,569	650,000	854,611	520,007	453,351	71,702	3,163,240
(Senior Vice President and President of L-3 Services Group)(8)	2010	548,666	700,000	777,110	479,996	402,712	58,626	2,967,110

(1)	Actual 2009 salary amounts were higher than the 2009 annualized base salary rates due to one extra pay period in 2009.

(2)	Bonus amounts represent annual incentive awards and are reported for the fiscal year in which the related services are rendered, although the actual payments are made in the following year. The 2011 annual incentive awards are reported in the Bonus column, even though the Compensation Committee determined the bonus awards by reference to a formula-based approach, because this approach was not in place at the beginning of the year. For a further discussion, see “Compensation Discussion and Analysis — Annual Incentives” beginning on page 39. Assuming the Cash Incentive Plan is approved by shareholders at the 2012 Annual Meeting, we expect that the 2012 annual incentive awards earned thereunder would be reported in a new, Non-Equity Incentive Plan Compensation column.

(3)	Represents the grant date fair value of RSUs and performance units (whether payable in shares or cash) granted in 2011, 2010 and 2009, which is calculated in accordance with the accounting standards for share-based compensation (excluding the effect of estimated forfeitures). The grant date fair value of RSUs and performance units whose performance targets are based on diluted EPS growth is calculated using L-3’s stock price on the date of grant. See Note 18 to the audited consolidated financial statements included in L-3’s 2011 Annual Report on Form 10-K for a discussion of the assumptions used in calculating the grant date fair value of performance units whose performance targets are based on total shareholder return. For a discussion of the general terms of RSUs and performance units, see “Compensation Discussion and Analysis — Long-Term Incentives — Performance Units” beginning on page 49 and “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Equity Awards” beginning on page 72.

With respect to the performance units, the grant date fair value included in the Summary Compensation Table above is based upon the expected performance (at target) and vesting conditions on the date of grant. The fair value of the EPS element of the performance units assumes that target performance will be achieved. The fair value of the TSR element represents an expected outcome of performance based on a binomial valuation technique. The following table provides the target amounts of these performance units under GAAP (which is their grant date fair value included in the Summary Compensation Table above), and their maximum value as of the grant date assuming the highest level of performance will be achieved.

Name	2011 Target(a) ($)	2011 Maximum ($)
Michael T. Strianese	3,305,464	6,610,928
Ralph G. D’Ambrosio	643,255	1,286,509
Curtis Brunson	678,969	1,357,939
James W. Dunn	464,584	929,166
Steve Kantor	464,584	929,166

(a)	Amounts are included in the Stock Awards column of the Summary Compensation Table above.

(4)	Represents the grant date fair value calculated in accordance with the accounting standards for share-based compensation (excluding the effect of estimated forfeitures) for stock option awards granted in 2011, 2010 and 2009. See Note 18 to the audited consolidated financial statements included in L-3’s 2011 Annual Report on Form 10-K for a discussion of the assumptions used in calculating equity compensation expense in connection with these stock option awards. For a discussion of the general terms of our stock options, see “Compensation Discussion and Analysis — Long-Term Incentives — Stock Options” beginning on page 47 and “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Equity Awards” beginning on page 72.

(5)	Amounts in this column reflect the increase in the actuarial value of defined benefit plans during 2011, 2010 and 2009, as applicable. Actuarial value computations are based on assumptions discussed in Note 20 to the audited consolidated financial statements included in L-3’ s 2011 Annual Report filed on Form 10-K. A significant portion of the change in pension value reported in this column for 2011 and 2010 reflects changes in actuarial assumptions made since 2009 as required under GAAP, and are not the result of any arrangements entered into between the Company and any named executive officer that modify any of our pension plans or enhance any benefits accrued or to be accrued thereunder. The table below sets forth the different actuarial assumptions used to calculate the change in pension value for the years indicated:

	Actuarial Assumptions
Year	Discount Rate	Post-Retirement Mortality
2011	5.10%	RP-2000 Annuitant Mortality table projected 18 years
2010	5.60%	RP-2000 Combined Mortality table projected 11 years
2009	6.30%	RP-2000 Combined Mortality table without projections

If no change had been made to the discount rate and mortality assumptions used in connection with calculating the 2009 amounts, the amounts that would have been reported in this column for the named executive officers for 2011 and 2010 would have been as follows:

Name	Change in Pension Value and Nonqualified Deferred Compensation Earnings
	2011 ($)	2010 ($)
Michael T. Strianese	1,772,254	1,770,937
Ralph G. D’Ambrosio	179,514	164,617
Curtis Brunson	304,557	278,912
James W. Dunn	319,483	482,040
Steve Kantor	323,590	293,264

(6)	The following table describes each component of the All Other Compensation column in the Summary Compensation Table above for 2011.

Name	Employer Contribution to Employee Savings Plan ($)	Life Insurance(a) ($)	Medical Insurance Benefits(b) ($)	Other ($)		Total ($)
Michael T. Strianese(c)	15,300	29,656	7,756	53,526	(d)	106,238
Ralph G. D’Ambrosio	9,800	10,920	14,666	—		35,386
Curtis Brunson	15,300	27,054	12,222	37,138	(e)	91,714
James W. Dunn	15,300	25,604	12,222	29,423	(f)	82,549
Steve Kantor	15,300	15,334	12,222	28,846	(e)	71,702

(a)	Represents payments of premiums for executive and group term life insurance.

(b)	Represents payments of premiums for a company-provided executive medical reimbursement plan.

(c)	Mr. Strianese has access to L-3’s fractionally-owned aircraft for occasional personal use. Mr. Strianese is required to and has reimbursed L-3 for all incremental costs incurred by L-3 in connection with his personal use of the aircraft.

(d)	Represents incremental costs associated with the use of a company car, which include the monthly lease payments, maintenance, gas, tolls, parking and all other costs associated with the car.

(e)	Represents payment for accumulated vacation time.

(f)	Represents a payment of $24,738 for accumulated vacation time, $3,518 reimbursement for parking and $1,167 for spousal travel to a Company-sponsored event.

(7)	The amounts in this column include the change in pension value reported for 2011 and 2010, a significant portion of which resulted from changes in actuarial assumptions described in Note 5 above. If no changes had been made to these actuarial assumptions, the amounts that would have been reported in this column for the named executive officers for 2011 and 2010 would have been as follows:

Name	Total
	2011 ($)	2010 ($)
Michael T. Strianese	15,458,953	15,515,002
Ralph G. D’Ambrosio	3,335,999	3,098,608
Curtis Brunson	3,621,344	3,147,385
James W. Dunn	3,285,896	3,373,864
Steve Kantor	3,033,479	2,857,662

(8)	Mr. Kantor was not considered a named executive officer prior to the 2010 fiscal year.

2011 GRANTS OF PLAN-BASED AWARDS

The following table provides information on stock options, RSUs and performance units granted in 2011 to each of our named executive officers under the L-3 Communications Holdings, Inc. Amended and Restated 2008 Long Term Performance Plan. Plan-based awards are generally granted to the named executive officers on an annual basis in February.

	Grant Date		Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
			Threshold (#)	Target (#)	Maximum (#)
Michael T. Strianese	2/24/11						237,636	80.17	3,699,993
	2/24/11					34,614			2,775,004
	2/24/11	(5)	8,654	17,307	34,614				1,387,502
	2/24/11	(6)	8,653	17,307	34,614				1,917,962

Ralph G. D’Ambrosio	2/24/11						46,243	80.17	720,004
	2/24/11					6,736			540,025
	2/24/11	(5)	1,684	3,386	6,736				270,013
	2/24/11	(6)	1,684	3,386	6,736				373,242

Curtis Brunson	2/24/11						48,812	80.17	760,003
	2/24/11					7,110			570,009
	2/24/11	(5)	1,778	3,555	7,110				285,004
	2/24/11	(6)	1,777	3,555	7,110				393,965

James W. Dunn	2/24/11						33,398	80.17	520,007
	2/24/11					4,865			390,027
	2/24/11	(5)	1,217	2,433	4,865				195,014
	2/24/11	(6)	1,216	2,432	4,865				269,570

Steve Kantor	2/24/11						33,398	80.17	520,007
	2/24/11					4,865			390,027
	2/24/11	(5)	1,217	2,433	4,865				195,014
	2/24/11	(6)	1,216	2,432	4,865				269,570

(1)	Represents performance units granted to the named executive officers. The final value of each unit will vary based upon (a) the level of performance achieved over the associated performance period in relation to a pre-determined performance goal established by the Compensation Committee and (b) the price of our Common Stock at the end of the performance period. The measures selected for the 2011 performance units were relative TSR and growth in diluted EPS for the three-year performance period beginning January 1, 2011 and ending December 31, 2013. The amounts disclosed represent the number of shares of our Common Stock issuable (or payable in cash based on the number of shares multiplied by the closing price of our Common Stock on the last trading day of the performance period) assuming achievement of the specific Threshold, Target or Maximum levels of performance established by the Compensation Committee for these measures over the performance period. See “Compensation Discussion and Analysis — Long-Term Incentives — Performance Units” beginning on page 49 for a further discussion of the performance units. See “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Equity Awards” beginning on page 72 for a discussion concerning the effect of a change in control or termination of employment on outstanding performance units.

(2)	Represents RSUs granted to the named executive officers. There were no performance or other market condition requirements included in the terms of the RSU awards to the named executive officers. For a discussion of our RSUs, see “Compensation Discussion and Analysis — Long-Term Incentives — RSUs” on page 50. For a discussion concerning the effect of a change in control or termination of employment on outstanding RSUs, see “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Equity Awards” beginning on page 72.

(3)	Represents stock option awards granted to the named executive officers. These awards have an exercise price equal to the closing price of our Common Stock on the grant date, and provide value to the recipient only if the price of our Common Stock increases after the grant date. The stock option award granted to Mr. Strianese on February 24, 2011 was subsequently amended to add minimum requirements tied to L-3’s 2012 financial performance as additional conditions to vesting. In the event the performance requirements are not satisfied, 50% or 100% of the stock option award would be forfeited depending on actual performance. There were no other performance or other market condition requirements included in the terms of the option awards to the named executive officers. For a discussion of our stock option awards, see “Compensation Discussion and Analysis — Long-Term Incentives — Stock Options” beginning on page 47. For a discussion concerning the effect of a change in control or termination of employment on outstanding stock option awards, see “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Equity Awards” beginning on page 72.

(4)	Represents, in the case of performance unit awards, the grant date fair value of each performance unit awarded, as calculated in accordance with the accounting standards for share-based compensation, multiplied by the Target number of shares of our Common Stock issuable (or payable in cash as discussed in Note 1 above) pursuant to the award. Represents, in the case of a stock option or RSU award, the grant date fair value of the option or RSU award, as calculated in accordance with the accounting standards for stock-based compensation.

(5)	Represents performance unit awards with performance targets based on growth in diluted EPS, which are payable in shares of our Common Stock at the end of the performance period.

(6)	Represents performance unit awards with performance targets based on relative TSR, which are payable in cash based on the closing price of our Common Stock on the last trading day of the performance period.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2011

The following table provides information with respect to holdings of exercisable and unexercisable stock options and unvested and (as applicable) unearned RSUs and performance units held by the Company’s named executive officers at December 31, 2011.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Michael T. Strianese	3/4/2003	31,000	—	35.95	3/4/2013
	11/10/2004	40,000	—	68.16	11/10/2014
	7/12/2005	20,000	—	74.94	7/12/2015
	8/2/2006	100,000	—	72.20	8/2/2016
	11/6/2006	100,000	—	80.39	11/6/2016
	8/1/2007	91,514	—	99.58	8/1/2017
	7/29/2008	176,282	—	96.34	7/29/2018
	7/28/2009	158,084	79,043	73.61	7/28/2019
	7/28/2009					35,661	2,377,875
	2/23/2010	66,738	133,478	90.18	2/23/2020
	2/23/2010					30,772	2,051,877
	2/23/2010							30,772	(4)	2,051,877	(4)
	2/23/2010							7,693	(5)	512,969	(5)
	2/24/2011	—	237,636	80.17	2/24/2021
	2/24/2011					34,614	2,308,062
	2/24/2011							34,614	(4)	2,308,062	(4)
	2/24/2011							8,653	(5)	576,982	(5)

Ralph G. D’Ambrosio	3/15/2005	12,000	—	75.23	3/15/2015
	8/2/2006	2,000	—	72.20	8/2/2016
	8/1/2007	13,311	—	99.58	8/1/2017
	7/29/2008	25,641	—	96.34	7/29/2018
	7/28/2009	23,486	11,744	73.61	7/28/2019
	7/28/2009					5,298	353,271
	2/23/2010	11,544	23,088	90.18	2/23/2020
	2/23/2010					5,323	354,938
	2/23/2010							5,323	(4)	354,938	(4)
	2/23/2010							1,331	(5)	88,751	(5)
	2/24/2011	—	46,243	80.17	2/24/2021
	2/24/2011					6,736	449,156
	2/24/2011							6,736	(4)	449,156	(4)
	2/24/2011							1,684	(5)	112,289	(5)

Curtis Brunson	8/20/2002	2,500	—	54.91	8/20/2012
	8/20/2002	5,000	—	49.00	8/20/2012
	7/21/2003	6,667	—	45.11	7/21/2013
	7/21/2003	13,333	—	49.10	7/21/2013
	3/15/2005	15,000	—	75.23	3/15/2015
	8/2/2006	20,000	—	72.20	8/2/2016
	8/1/2007	11,647	—	99.58	8/1/2017
	7/29/2008	25,641	—	96.34	7/29/2018
	7/28/2009	25,923	12,647	73.61	7/28/2019
	7/28/2009					5,706	380,476
	2/23/2010	10,822	21,646	90.18	2/23/2020
	2/23/2010					4,990	332,733
	2/23/2010							4,990	(4)	332,733	(4)
	2/23/2010							1,247	(5)	83,150	(5)
	2/24/2011	—	48,812	80.17	2/24/2021
	2/24/2011					7,110	474,095
	2/24/2011							7,110	(4)	474,095	(4)
	2/24/2011							1,777	(5)	118,490	(5)

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
James W. Dunn	11/14/2003	3,333	—	45.80	11/14/2013
	7/12/2005	28,750	—	74.94	7/12/2015
	8/2/2006	20,000	—	72.20	8/2/2016
	8/1/2007	13,311	—	99.58	8/1/2017
	7/29/2008	23,504	—	96.34	7/29/2018
	7/28/2009	21,680	10,840	73.61	7/28/2019
	7/28/2009					4,891	326,132
	2/23/2010	9,018	18,038	90.18	2/23/2020
	2/23/2010					4,158	277,255
	2/23/2010							4,158	(4)	277,255	(4)
	2/23/2010							1,039	(5)	69,281	(5)
	2/24/2011	—	33,398	80.17	2/24/2021
	2/24/2011					4,865	324,398
	2/24/2011							4,865	(4)	324,398	(4)
	2/24/2011							1,216	(5)	81,083	(5)

Steve Kantor	11/10/2004	10,000	—	68.16	11/10/2014
	10/10/2005	5,000	—	78.60	10/10/2015
	8/2/2006	15,000	—	72.20	8/2/2016
	8/1/2007	7,488	—	99.58	8/1/2017
	7/29/2008	14,957	—	96.34	7/29/2018
	7/28/2009	13,550	6,775	73.61	7/28/2019
	7/28/2009					3,057	203,841
	2/23/2010	6,132	12,266	90.18	2/23/2020
	2/23/2010					2,828	188,571
	2/23/2010							2,828	(4)	188,571	(4)
	2/23/2010							707	(5)	47,143	(5)
	4/27/2010	2,399	4,799	93.82	4/27/2020
	4/27/2010					1,119	74,615
	4/27/2010							1,119	(4)	74,615	(4)
	4/27/2010							280	(5)	18,670	(5)
	2/24/2011	—	33,398	80.17	2/24/2021
	2/24/2011					4,865	324,398
	2/24/2011							4,865	(4)	324,398	(4)
	2/24/2011							1,216	(5)	81,083	(5)

(1)	Stock options vest in equal, annual increments over a three-year period starting with the first anniversary of the grant date. The stock option award granted to Mr. Strianese on February 24, 2011 was subsequently amended to add minimum requirements tied to L-3’s 2012 financial performance as additional conditions to vesting. As a result of the amendment, the vesting of 79,212 stock options that would have otherwise occurred on February 24, 2012 under Mr. Strianese’s stock option award has been delayed pending the determination as to whether the performance requirements have been satisfied, which is not expected to occur until February 2013. In the event the performance requirements are not satisfied, 50% or 100% of the stock option award would be forfeited depending on actual performance. For a further discussion, see “Compensation Discussion and Analysis — Long-Term Incentives — Stock Options” beginning on page 47. For a discussion concerning the effect of a change in control or termination of employment on outstanding stock option awards, see “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Equity Awards” beginning on page 72.

(2)	Represents RSUs, which vest three years after the grant date. Each RSU automatically converts into one share of our Common Stock on the vesting date. For a discussion concerning the effect of a change in control or termination of employment on outstanding RSU awards, see “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Equity Awards” beginning on page 72.

(3)	The market value is based on the closing price of our Common Stock on December 30, 2011, the last trading day of 2011, of $66.68, multiplied by the number of shares or units.

(4)	Reflects the number and market value of shares of our Common Stock issuable assuming achievement of the Maximum level of performance in respect of performance units whose performance targets are based on growth in diluted EPS. The Maximum level of performance is reported for these units because the Company’s performance from the beginning of the applicable performance period (January 1, 2010 for units granted in 2010 and January 1, 2011 for units granted in 2011) through December 31, 2011, measured against the applicable performance goals, exceeded the Target levels of performance. For a further discussion of our performance units, see “Compensation Discussion and Analysis — Long-Term Incentives — Performance Units” beginning on page 49. For a discussion concerning the effect of a change in control or termination of employment on performance unit awards, see “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Equity Awards” beginning on page 72.

(5)	Reflects the number and market value of shares of our Common Stock payable in cash (based on the closing price of our Common Stock at the end of the performance period) assuming achievement of the Threshold level of performance in respect of performance units whose performance targets are based on relative TSR. The Threshold level of performance is reported for these units because the Company’s performance from the beginning of the applicable performance period (January 1, 2010 for units granted in 2010 and January 1, 2011 for units granted in 2011) through December 31, 2011, measured against the applicable performance goals, did not exceed the Threshold levels of performance. For a further discussion of our performance units, see “Compensation Discussion and Analysis — Long-Term Incentives — Performance Units” beginning on page 49. For a discussion concerning the effect of a change in control or termination of employment on performance unit awards, see “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Equity Awards” beginning on page 72.

2011 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding the amounts received by our named executive officers as a result of the vesting of RSUs and performance units during the year ended December 31, 2011. The amount of shares issued in respect of performance units was based on the Company’s EPS performance during the period of June 27, 2009 through December 31, 2011. For a further discussion, see “Compensation Discussion and Analysis – Payment of Performance Unit Awards for the 2009-2011 Award Cycle” beginning on page 50. The shares underlying the performance units vested on December 31, 2011 and were issued in February 2012. There were no exercises of stock options by any of the named executive officers during 2011.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Michael T. Strianese	59,004	(2)	4,254,041
Ralph G. D’Ambrosio	8,686	(3)	625,723
Curtis Brunson	9,067	(4)	651,151
James W. Dunn	7,994	(5)	575,670
Steve Kantor	5,035	(6)	362,970

(1)	Value realized on vesting is based on the fair market value of the shares at the time of vesting and includes the value of payments in lieu of fractional shares.

(2)	Represents (a) 25,690 shares issued upon vesting of RSUs on July 28, 2011 and (b) 33,314 shares issued as a result of the vesting of performance units on December 31, 2011.

(3)	Represents (a) 3,737 shares issued upon vesting of RSUs on July 28, 2011 and (b) 4,949 shares issued as a result of the vesting of performance units on December 31, 2011.

(4)	Represents (a) 3,737 shares issued upon vesting of RSUs on July 28, 2011 and (b) 5,330 shares issued as a result of the vesting of performance units on December 31, 2011.

(5)	Represents (a) 3,425 shares issued upon vesting of RSUs on July 28, 2011 and (b) 4,569 shares issued as a result of the vesting of performance units on December 31, 2011.

(6)	Represents (a) 2,180 shares issued upon vesting of RSUs on July 28, 2011 and (b) 2,855 shares issued as a result of the vesting of performance units on December 31, 2011.

2011 PENSION BENEFITS

The following table provides information regarding the pension benefits for our named executive officers under L-3’s tax-qualified and supplemental plans. The named executive officers participate in multiple tax-qualified or supplemental pension plans. The purpose of each plan is to provide the named executive officers retirement benefits as part of their overall compensation package. The material terms of the plans are described following the table.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit(1) ($)		Payments During Last Fiscal Year ($)
Michael T. Strianese(4)	L-3 Communications	21.17	(2)	616,211	(3)	—
	Corporation Pension Plan
	L-3 Communications	21.17	(2)	9,469,697	(3)	—
	Corporation Supplemental
	Executive Retirement Plan

Ralph G. D’Ambrosio	L-3 Communications	14.42		233,694		—
	Corporation Pension Plan
	L-3 Communications	14.42		938,556		—
	Corporation Supplemental
	Executive Retirement Plan

Curtis Brunson(4)	L-3 Communication	31.58	(2)	555,265	(5)	—
	Systems — West Retirement Plan
	L-3 Communications	4.92		224,076		—
	Corporation Pension Plan
	L-3 Communications	36.50	(2)	1,290,710	(5)	—
	Corporation Supplemental
	Executive Retirement Plan

James W. Dunn(6)	L-3 Link Simulation and	3.67		89,855		—
	Training Retirement Plan
	L-3 Communications	8.08		347,993		—
	Corporation Pension Plan
	L-3 Communications	11.75		2,041,187		—
	Corporation Supplemental
	Executive Retirement Plan

Steve Kantor(6)	L-3 Communications	9.00		395,149		—
	Corporation Pension Plan
	L-3 Communications	9.00		1,411,678		—
	Corporation Supplemental
	Executive Retirement Plan

(1)	The present values of the accumulated benefits in the table above were determined using the same assumptions that were used by L-3 as of December 31, 2011 for financial reporting purposes, including a 5.1% discount rate and post-retirement mortality in accordance with the RP-2000 Annuitant Mortality table with static projection to 2018. We used age 65, the normal retirement age under the pension plans and the supplemental executive retirement plans (or current age, if greater), to determine the present value of the accumulated benefits in the table. For the assumptions used in calculating the present value of the accumulated benefits, see Note 20 to the audited consolidated financial statements included in L-3’ s 2011 Annual Report on Form 10-K.

(2)

L-3 was formed in 1997 through the acquisition of 10 pre-existing business units from Lockheed Martin Corporation. In connection with the acquisition, L-3 hired the employees of these business units and acquired their associated pension plan assets, subject to the obligation to provide these employees with credit for the years of service that they had previously accrued under the pension plans. Accordingly, the years of credited service reflected for Messrs. Strianese and Brunson in the table above include 6.50 and 21.75 years of service, respectively, that had been accrued by them as employees of these business units or their predecessors at the time of L-3’s formation.

(3)	The present value of the benefits reported for Mr. Strianese that is attributable to his years of service to predecessors as described in Note 2 above is $189,200 with respect to the L-3 Communications Corporation Pension Plan and $2,907,559 with respect to the L-3 Communications Corporation Supplemental Executive Retirement Plan.

(4)	Upon termination from L-3, Mr. Strianese is eligible for early retirement under the L-3 Communications Corporation Pension Plan as he is over age 55 and has accumulated more than the required amount of eligible service. Upon termination from L-3, Mr. Brunson is eligible for early retirement under the L-3 Communication Systems — West Retirement Plan and the L-3 Communications Corporation Pension Plan as he is over age 55 and has accumulated more than the required amount of eligible service. See table below for the benefit plan formulas.

(5)	The present value of the benefits reported for Mr. Brunson that is attributable to his 21.75 years of service to predecessors as described in Note 2 above is $382,426 with respect to the L-3 Communication Systems — West Retirement Plan and $271,261 with respect to the L-3 Communications Corporation Supplemental Executive Retirement Plan.

(6)	Upon termination from L-3, Messrs. Dunn and Kantor are eligible for retirement under the retirement plans in which they participate.

The present value of the accumulated benefits for each of the named executives shown in the table above reflects the present value of the benefits earned under each of the pension plans as of December 31, 2011. The pension benefits that are the basis for the present values of the accumulated benefits shown are calculated based on all years of creditable service with L-3 and its predecessor companies under each of the plans as of December 31, 2011.

A more complete discussion of the material factors useful to an understanding of each plan is presented below.

Tax-Qualified Pension Plans

L-3 Communications Corporation Pension Plan

Eligibility	Employees were eligible to participate in the plan after one year of service and upon attaining 21 years of age. Employees hired on or after January 1, 2007 are not eligible to participate in the plan.

Vesting	Participants are fully vested after five years of service, and there is no partial vesting.

Availability of Early Retirement Benefits	Participants are eligible for early retirement benefits after age 55, provided that they have ten years of eligibility service.

Earnings	Earnings are defined as base pay, overtime and performance-based cash bonuses and are limited to the IRS earnings limit of $245,000 in 2011 and $250,000 in 2012.

Final Average Earnings (“FAE”)	FAE is equal to the average of the participant’s earnings for the five calendar years during the ten calendar years prior to date of termination that results in the highest average earnings amount.

Covered Compensation	Covered Compensation is equal to the average of the wage levels at which social security tax is applied for each year during the 35-year period ending in the year the participant reaches social security retirement age.

Benefit Plan Formula	The annual pension benefit is equal to 1.5% of FAE up to Covered Compensation, plus 1.75% of FAE in excess of Covered Compensation, for each plan year (partial and completed months) of accrual service.

Early Retirement Reduction Factors	For those participants who are eligible to retire early, the reduction factor is 1/180 for each of the first 60 months prior to age 65 and 1/360 for each of the next 60 months.

Payment Options	The plan provides for a number of payment options including a single life annuity (normal form for single participants), a qualified 50% joint and survivor annuity (normal form for married participants), other joint and survivor options, period-certain options and a level income option.

L-3 Communication Systems — West Retirement Plan

Eligibility	Employees were eligible to participate in the plan if they were participants in the Lockheed Martin Tactical Defense Systems Retirement Plan on April 30, 1997 and became employees of L-3 Communication Systems West on May 1, 1997. Employees who had not met the eligibility as of May 1, 1997 or were hired on or after May 1, 1997 are not eligible to participate in the plan.

Vesting	Participants are fully vested after five years of service, and there is no partial vesting.

Availability of Early Retirement Benefits	Participants are eligible for early retirement benefits after age 55, provided that they have five years of eligibility service.

Earnings	Earnings are defined as regular pay plus overtime, commissions, performance-based cash bonuses and fringe benefits and are limited to the IRS earnings limit of $220,000 in 2011 and $230,000 in 2012.

Final Average Earnings (FAE)	FAE is used in calculating the benefit accrued prior to January 1, 1991 and is equal to the average of the participant’s earnings for the 60 consecutive months during the 120 consecutive months prior to January 1, 1991 that results in the highest average earnings amount.

Final Average Social Security Wage Base (“FASS”)	FASS is used in calculating the benefit accrued prior to January 1, 1991 and is equal to the Average Wage Base (FASS) of the Social Security Wage Bases (determined at the start of each plan year) for the five consecutive years prior to January 1, 1991. The FASS is equal to $46,020.

Benefit Plan Formula	The annual pension benefit is equal to the sum of: (a) 1% of pre-1991 FAE up to 50% of the pre-1991 FASS plus 1.35% of pre-1991 FAE in excess of the pre-1991 FASS all-times accrual service as of December 31, 1990 and (b) for each year of service after January 1, 1991, 1% of Earnings for the year up to 50% of the FASS for the year plus 1.35% of Earnings for the year in excess of 50% of the FASS for the year.

Early Retirement Reduction Factors	For those participants that are eligible to retire early, the reduction factor is 6% for each year prior to age 65, or age 62 for a participant with 20 years or more of vesting service.

Payment Options	The plan provides for a number of payment options including a single life annuity (normal form for single participants), a qualified 50% joint and survivor annuity (normal form for married participants), other joint and survivor options, period-certain options and a level income option.

L-3 Link Simulation and Training Retirement Plan

Eligibility	Employees were eligible to participate in the plan if (a) they participated in a specific component of the Raytheon Pension Plan on February 10, 2000 and became employees of L-3 Link Simulation and Training on February 11, 2000 or (b) they were an employee of Raytheon on February 10, 2000, became a full-time employee of L-3 Link Simulation and Training after February 11, 2000 but on or before August 31, 2000 or (c) they were hired before January 1, 2007 in a pension eligible organization and have met the one year of service requirement to participate in the plan. Employees hired on or after January 1, 2007 are not eligible to participate in the plan.

Vesting	Participants are fully vested after five years of vesting service or attainment of age 65, and there is no partial vesting.

Availability of Early Retirement Benefits:	Participants are eligible for early retirement benefits after age 55, provided that they have five years of vesting service.

Earnings	Earnings are defined as base pay, performance-based cash bonuses, shift differentials, payment for overtime hours, paid time off actually taken, bereavement, jury duty and military training pay and are limited to the IRS earnings limit of $245,000 in 2011 and $250,000 in 2012.

Final Average Monthly Compensation (“FAMC”)	FAMC is equal to the average of the participant’s monthly earnings during the five highest-paid 12-month periods worked out of the last ten consecutive 12-month periods worked.

Covered Compensation	Covered Compensation means for any Plan year, the average (without indexing) of the Social Security Taxable Wage Base in effect for each calendar year during the 35-year period ending with the calendar year in which a participant attains or will attain his Social Security Retirement Date.

Benefit Plan Formula	1.5% of FAMC times Benefit Service up to 35 years, minus 0.6% of the lesser of Covered Compensation or FAMC times Benefit Service up to 35 years, plus 0.5% of FAMC times Benefit Service in excess of 35 years.

Early Retirement Reduction Factors	For those participants that are eligible to retire early, the reduction factor is 6% for each year prior to the participant’s normal retirement date for Social Security purposes.

Payment Options	The plan provides for a number of payment options including a single life annuity (normal form for single participants), a qualified 50% joint and survivor annuity (normal form for married participants), other joint and survivor options, a 10-year certain and continuous annuity and a 10-year certain annuity.

Supplemental Plan

The provisions of the Supplemental Executive Retirement Plan (the Restoration Plan) are substantially similar to the provisions of the tax-qualified pension plans described above (the “Qualified Plans”). However, the Restoration Plan takes into consideration earnings above the annual IRS earnings limit and provides a nonqualified benefit to those participants based on those earnings in excess of the IRS limit or the benefit limits under Section 415 of the Code.

2011 NONQUALIFIED DEFERRED COMPENSATION

The following table provides information regarding contributions, earnings and balances for our named executive officers under the L-3 Deferred Compensation Plans.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last Fiscal Year End ($)
Michael T. Strianese	—	—	—		—
Ralph G. D’Ambrosio	—	—	—		—
Curtis Brunson(3)	383,333	102,975	—		3,309,675	(4)
James W. Dunn	—	—	—		—
Steve Kantor	141,724	16,789	7,067	(5)	576,287	(4)

(1)	The amounts in this column are included in the Salary and Bonus columns of the Summary Compensation Table on page 56.

(2)	Aggregate earnings in the last fiscal year are based on the prime interest rate.

(3)	Mr. Brunson maintained two Deferred Compensation Plans in the last fiscal year as follows:

	Plan I ($)	Plan II ($)
Executive Contributions	—	383,333
Aggregate Earnings	24,393	78,582
Aggregate Balance	764,917	2,544,758

(4)	Includes $1,111,394 and $130,015 in executive contributions from Messrs. Brunson and Kantor, respectively, that were reported in the Salary and Bonus columns of the Summary Compensation Table for previous years.

(5)	Mr. Kantor withdrew his remaining balance of $3,387 from Plan I during 2011. There were no contributions or earnings to Plan I during 2011.

For a further discussion of the L-3 Deferred Compensation Plans, see “Compensation Discussion and Analysis — Executive Benefits and Perquisites — Deferred Compensation Plans” on page 50.

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL

OR TERMINATION OF EMPLOYMENT

Change in Control Severance Plan

Under our Change in Control Severance Plan, executive officers and other corporate employees are entitled to severance benefits if, under specified conditions, their employment is terminated in connection with or following a change in control of L-3. The material terms of the program with respect to our named executive officers are as follows:

Protection Period	Two years following the occurrence of a change in control. In addition, the program covers terminations that become effective prior to the occurrence of a change in control if such termination occurs (1) upon the request of the acquirer or (2) otherwise in anticipation of the change in control.

Payout Requirements	Severance payments are required following termination by us without cause or termination by the executive for good reason during the Protection Period.

Severance Benefits	Lump sum payment equal to a multiple of annual salary and three-year average bonus:

• Chief Executive Officer, Chief Financial Officer, General Counsel and Executive Vice Presidents — three times

• Senior Vice Presidents and Group Presidents — two and a half times

Bonus for Year of Change in Control/Termination	Pro rata bonus based on number of months worked in the year of termination and three-year average bonus (or actual, if performance is determinable at the time of termination).

Benefits/Perquisites Continuation	Continuation of medical and life insurance benefits at the same cost to the executive, or cash equal to any increased premiums, for the same period as the severance multiple.

Restrictive Covenants	Non-compete and non-solicit covenants for one year following termination of employment.

Amendment and Termination of the Plan	Prior to the occurrence of a change in control, the Compensation Committee may amend or terminate the program at any time upon 90 days written notice.

Effect of Change in Control or Termination of Employment Upon Equity Awards

The following table summarizes the effect of the following events upon outstanding equity awards issued to our named executive officers.

Equity Award Type	Change in Control	Death / Disability	Qualified Retirement(1)	Termination by Company for Cause	Termination by Company without Cause	Resignation

Stock Options	Immediate vesting of remaining unvested award.	Immediate vesting of remaining unvested award.	Unvested options are forfeited.	Forfeiture of remaining unvested award.	Unvested options are forfeited.	Unvested options are forfeited.

RSUs	Immediate vesting of full award.	Immediate vesting of full award.	No immediate effect. Vesting continues as if the executive remained an employee.	Forfeiture of full award.	Forfeiture of full award.	Forfeiture of full award.

Performance Units	Immediate vesting based on Target level of performance, prorated to reflect reduced service period.(2)	Forfeiture of prorated portion of award to reflect reduced service period. Payment level for the remaining units is based on actual performance for the full performance period.	Forfeiture of prorated portion of award to reflect reduced service period. Payment level for the remaining units is based on actual performance for the full performance period.	Forfeiture of full award.	Forfeiture of prorated portion of award to reflect reduced service period. Payment level for the remaining units is based on actual performance for the full performance period.	Forfeiture of full award.

(1)	Qualified Retirement is defined as a termination of employment that satisfies all of the following: (a) the executive terminates employment more than one year after the grant date of the applicable equity award, (b) the executive terminates employment on or after attaining age 65 and completing at least five years of service (which must be continuous through the date of termination except for a single break in service that does not exceed one year in length), (c) the executive is not subject to termination for cause by the Company at the time of the employee’s termination and (d) the executive is available for consultation following the termination of employment at the reasonable request of the Company.

(2)	In connection with a change in control, the Compensation Committee has the discretion to increase this payment (but not above the benefit payable for the Maximum level of performance achievement) to the extent (if any) that the Compensation Committee is able to assess that the Company’s progress towards achievement of the applicable performance measures, at or prior to the change in control, exceeds the Target performance level requirement as adjusted to reflect the reduced service period.

Payments Upon Change in Control or Termination of Employment

The following table quantifies the payments under our severance arrangements, equity compensation plans and the Restoration Plan that would be made assuming that a change in control, death or disability occurred on December 30, 2011, the last trading day of 2011. Payments under other plans that do not change as a result of a change in control or termination of employment are found elsewhere in this Proxy Statement under “2011 Pension Benefits” beginning on page 65 and “2011 Nonqualified Deferred Compensation” on page 70 and are not included in this table. In addition, those payments that are available generally to salaried employees that do not discriminate in scope, terms or operation in favor of executive officers are also not included in this table.

Named Executive Officer	Change in Control ($)	Death/Disability ($)
Michael T. Strianese
Severance(1)(2)	14,750,000	—
Medical Benefits(1)(3)	37,486	—
Life Insurance Premiums(1)	15,631	—
Outplacement Benefits(1)(4)	18,000	—
Acceleration of Stock Options(5)(6)	—	—
Acceleration of RSUs(7)(8)	6,737,814	6,737,814
Acceleration of Performance Units(9)(10)	2,115,899	—
Restoration Plan(11)	—	—	(11)

TOTAL	23,674,830	6,737,814

Ralph G. D’Ambrosio
Severance(1)(2)	4,418,445	—
Medical Benefits(1)(3)	97,408	—
Life Insurance Premiums(1)	15,631	—
Outplacement Benefits(1)(4)	18,000	—
Acceleration of Stock Options(5)(6)	—	—
Acceleration of RSUs(7)(8)	1,157,365	1,157,365
Acceleration of Performance Units(9)(10)	382,480	—
Restoration Plan(11)	—	—	(11)

TOTAL	6,089,329	1,157,365

Curtis Brunson
Severance(1)(2)	4,388,276	—
Medical Benefits(1)(3)	69,492	—
Life Insurance Premiums(1)	15,631	—
Outplacement Benefits(1)(4)	18,000	—
Acceleration of Stock Options(5)(6)	—	—
Acceleration of RSUs(7)(8)	1,187,304	1,187,304
Acceleration of Performance Units(9)(10)	376,055	—
Restoration Plan(11)	93,453	—	(11)

TOTAL	6,148,211	1,187,304

Named Executive Officer	Change in Control ($)	Death/Disability ($)
James W. Dunn
Severance(l)(2)	4,614,782	—
Medical Benefits(1)(3)	57,910	—
Life Insurance Premiums(1)	8,782	—
Outplacement Benefits(1)(4)	18,000	—
Acceleration of Stock Options(5)(6)	—	—
Acceleration of RSUs(7)(8)	927,785	927,785
Acceleration of Performance Units(9)(10)	290,040	—
Restoration Plan(11)	165,799	—	(11)

TOTAL	6,083,098	927,785

Steve Kantor
Severance(l)(2)	3,808,923	—
Medical Benefits(1)(3)	63,862	—
Life Insurance Premiums(1)	8,782	—
Outplacement Benefits(1)(4)	18,000	—
Acceleration of Stock Options(5)(6)	—	—
Acceleration of RSUs(7)(8)	791,425	791,425
Acceleration of Performance Units(9)(10)	280,754	—
Restoration Plan(11)	110,989	—	(11)

TOTAL	5,082,735	791,425

(1)	Severance, medical benefits, life insurance premiums and outplacement benefits in connection with a change in control are payable only if the named executive officer (a) is involuntarily terminated (other than for cause, death or disability) at the request of the acquirer or otherwise in anticipation of, or during the two-year period following, the change in control or (b) voluntarily terminates employment for good reason during the two-year period following the change in control. For purposes of calculating the amount of these benefits in connection with a change in control, we assumed that such a termination of employment occurred on December 30, 2011, the last trading day of 2011. Receipt of these benefits is conditioned upon the named executive officer’s execution of an agreement with the Company containing confidentiality, 12–month non-competition and 12-month non-solicitation covenants and a customary release of all claims against the Company. For a further discussion, see “— Change in Control Severance Plan” on page 71.

(2)	As discussed in “— Change in Control Severance Plan” on page 71, the change in control severance amount for each named executive officer is a multiple of base salary and average annual bonus for the three years prior to the year of termination, plus unpaid bonus for the current year earned through the termination date. In the event that the severance payment, when aggregated with all other change in control payments, would subject the named executive officer to an excise tax under IRS regulations, then the severance payment will be reduced to the highest amount for which no excise tax would be due, but only if the reduced amount is greater than the unreduced amount net of the excise tax.

(3)	Medical benefits are based on a multiple of the premiums paid by the Company in 2011, as set forth in Note 6 to the Summary Compensation Table, to provide the named executive officer (and the named executive officer’s spouse and dependants, as applicable) with medical benefits, including an executive reimbursement benefit of $750,000.

(4)	Under our Change in Control Severance Plan, a named executive officer is entitled to reasonable outplacement services from a provider selected by the executive and paid for by the Company. The amount disclosed represents the Company’s reasonable estimate of the cost to provide this benefit.

(5)	The value attributable to the acceleration of unvested stock options is based upon the number of unvested stock options multiplied by the difference between the closing price of our Common Stock ($66.68) on December 30, 2011, the last trading day of 2011, less the per share exercise price of the option. Accordingly, since the exercise prices of all the options exceed $66.68, no amounts are reflected above with respect to the unvested options.

(6)	As disclosed above, in the event of any termination of employment other than death or disability, unvested stock option awards (or all stock option awards, in the case of a termination for cause) are forfeited. Accordingly, stock option awards are not quantified in the table above with respect to any termination of employment event other than in connection with a change in control, or upon death or disability.

(7)	The value attributable to the acceleration of unvested RSUs is based upon the number of unvested RSUs multiplied by the closing price of our Common Stock ($66.68) on December 30, 2011, the last trading day of 2011.

(8)	As disclosed above, in the event of the named executive officer’s Qualified Retirement, the RSUs are not converted into shares of Common Stock until the end of the original vesting period. In the event of any other termination of employment other than in connection with a change in control, or upon death or disability, the RSUs are forfeited. Accordingly, the RSUs are not quantified in the table above with respect to any termination of employment event other than in connection with a change in control, or upon death or disability.

(9)	The value attributable to the acceleration of performance units is based upon the prorated number of shares issuable (or payable in cash) assuming a Target level of performance achievement multiplied by the closing price of our Common Stock ($66.68) on December 30, 2011, the last trading day of 2011. As disclosed above, the Compensation Committee has the discretion to increase the number of shares issuable or payable up to the prorated number of shares issuable or payable assuming the Maximum level of performance achievement based on the Compensation Committee’s assessment of the Company’s progress towards achievement of the applicable performance measures at or prior to the change in control.

(10)	As disclosed above, in the event of the named executive officer’s death, disability, Qualified Retirement or termination by the Company without cause, a prorated portion of the performance units are forfeited, and the remaining performance units are not paid until the end of the original performance period based on actual performance for the full performance period. In the event of any other termination of employment, the performance units are forfeited. Accordingly, the performance units are not quantified in the table above with respect to any termination of employment event other than in connection with a change in control.

(11)	The Restoration Plan pays benefits in a lump sum upon a change in control, and in an annuity following the later of (a) the named executive officer’s earliest retirement date under the applicable Qualified Plan or (b) the date of the named executive officer’s termination of employment (subject to a potential six-month delay to comply with Section 409A of the Code). ERISA regulations for Qualified Plans require that an interest rate different than the rate used for financial reporting purposes be used to determine benefits paid out in lump sum. The Restoration Plan uses lump sum factors under Section 417(e) of the Code as defined in the applicable Qualified Plan, resulting in an enhanced benefit received upon a change in control compared to the benefits received following a voluntary termination, normal retirement, or involuntary not-for-cause termination. The amounts disclosed represent the enhancement received upon a change in control. In the case of Messrs. Strianese and D’Ambrosio, they would not receive an enhancement upon a change in control because the interest rates used to calculate the lump sum value for younger executives exceeds the discount rate used to calculate the present value of normal retirement benefits. In the case of any other termination, no enhanced benefit is received under the Restoration Plan and, accordingly, no amounts relating to payments under the Restoration Plan in the case of such terminations are included in the table above. In the event of a termination for cause, all benefits under the Restoration Plan are forfeited. For a further discussion, see the 2011 Pension Benefits table included in this proxy statement on page 65.

COMPENSATION OF DIRECTORS

L-3’s compensation program for non-employee directors (the “Director Compensation Program”) is determined by our Board of Directors. The objectives of the program are to attract and retain highly qualified directors, and to compensate them in a manner that closely aligns their interests with those of our shareholders. Directors who are also employees of L-3 do not receive additional compensation for their services as directors.

Pursuant to its Charter, the Compensation Committee is responsible for periodically reviewing and making recommendations to our Board of Directors with respect to director compensation. The Compensation Committee’s practice is to review the appropriateness of the components, amounts and forms of compensation provided to directors every two years.

In June 2010, the Compensation Committee conducted its biennial review of the Director Compensation Program and recommended that the grant date fair value of the annual board member equity award described below be increased from $100,000 to $110,000 effective beginning with the award to be made on the date of L-3’s annual shareholders meeting in 2011. The Compensation Committee’s recommendation was based, in part, upon a market assessment of L-3’s director pay levels and the practices of L-3’s peer group conducted by Mercer at the time of its review. This recommendation was approved by our Board of Directors in July 2010.

The following table provides information concerning the Director Compensation Program for 2011.

Compensation Type	Compensation Rates
Annual Board Member Retainer(1)	$100,000
Annual Board Member Equity Award(2)	$110,000
Annual Audit Committee Chairperson Retainer(1)	$30,000
Annual Compensation Committee Chairperson Retainer(1)	$10,000
Annual Nominating/Corporate Governance Committee Chairperson Retainer(1)	$10,000
Annual Audit Committee Member Retainer(1)	$20,000

(1)	Annual retainers are payable quarterly in arrears on the date of the quarterly, in-person, regular meeting of the Board of Directors held in February, April, July and October of each year. In 2011, these meetings were held on February 8, April 26, July 12 and October 11.

(2)	Each non-employee director was entitled to receive, on the date of the annual shareholders meeting, an award of RSUs having a grant date fair value of $110,000 calculated in accordance with the accounting standards for share-based compensation. The RSUs vest approximately one year after the grant date, subject to acceleration in the event of death, permanent disability or a change in control. Regardless of vesting, the RSUs will not be converted into shares until the earlier of: (a) the date on which the recipient ceases to be a director or (b) a change in control that satisfies certain requirements set forth in Section 409A of the Code. Dividend equivalents are payable in the form of additional RSUs.

With respect to the compensation described above (other than the annual equity award), each non-employee director may elect to receive all such compensation in cash, our Common Stock or a combination thereof.

2011 DIRECTOR COMPENSATION

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our non-employee directors for services rendered to us during the fiscal year ended December 31, 2011.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation ($)		Total ($)
Claude R. Canizares	120,000	110,014	—		230,014
Thomas A. Corcoran	130,000	110,014	13,208	(3)	253,222
Lewis Kramer	120,000	110,014	10,585	(3)	240,599
Robert B. Millard	110,000	110,014	—		220,014
John M. Shalikashvili(4)	50,000	—	52,500	(4)	102,500
H. Hugh Shelton	50,000	110,014	—		160,014
Arthur L. Simon	120,000	110,014	—		230,014
Alan H Washkowitz	110,000	110,014	—		220,014
John P. White	100,000	110,014	—		210,014

(1)	Includes fees with respect to which directors elected to receive payment in shares of our Common Stock, valued at the closing price on the date the director would have otherwise been issued a check for such payment. In 2011, Mr. Millard elected to receive payment in shares of our Common Stock with respect to fees totaling $110,000.

(2)	Represents the grant date fair value of RSUs based on L-3 Holdings’ closing stock price on April 26, 2011, the date of grant.

(3)	Represents incremental costs associated with spousal travel.

(4)	General (Ret.) Shalikashvili retired from the Company’s Board of Directors effective April 26, 2011, the date of our 2011 Annual Meeting. Effective April 27, 2011, the Company entered into a consulting agreement with General (Ret.) Shalikashvili to provide advice with respect to the business of L-3, its strategic business plan and such other matters as may be reasonably requested by L-3. Under this consulting agreement, General (Ret.) Shalikashvili was paid $52,500.

The following table provides a summary of the aggregate number of stock option awards and RSU awards outstanding for each of our non-employee Directors as of December 31, 2011. Stock option awards have not been granted to non-employee directors since April 1, 2008.

Name	Outstanding Options	Outstanding RSU Awards (unvested)
Claude R. Canizares	13,550	1,375
Thomas A. Corcoran	21,050	1,375
Lewis Kramer	—	1,375
Robert B. Millard	21,050	1,375
H. Hugh Shelton	—	1,375
Arthur L. Simon	21,050	1,375
Alan H Washkowitz	21,050	1,375
John P. White	11,050	1,375

The Board of Directors has also established a company stock ownership guideline of three times the annual retainer amount (that is, $300,000) for each non-employee director. The guideline is currently in effect, but each current or future director has until five years after the date such director is elected to the Board of Directors to achieve the minimum level of ownership. Directors whose ownership is below or falls below the guideline after that time will receive all retainers and meeting fees in shares of our Common Stock that cannot be sold until the guideline requirement is satisfied.

“Stock ownership” is defined to include 100% of shares of Common Stock held outright; unvested RSUs; vested but undelivered RSUs; and 50% of the value of vested, “in-the-money” stock options.

REPORT OF THE AUDIT COMMITTEE

The directors who serve on the Audit Committee are all “independent” in accordance with the NYSE listing standards and the applicable SEC rules and regulations. During 2011, the Audit Committee fulfilled all of its responsibilities under its charter that was effective during 2011. As part of the Company’s governance practices, the Audit Committee reviews its charter on an annual basis and, when appropriate, recommends to the Board of Directors changes to its charter. The Audit Committee charter can be obtained through our website at http://www.L-3com.com.

We have reviewed and discussed with management and our independent registered public accountant, PricewaterhouseCoopers LLP, the Company’s Annual Report on Form 10-K, which includes the Company’s audited consolidated financial statements for the year ended December 31, 2011.

We have discussed with PricewaterhouseCoopers LLP, the matters required to be discussed by the Sarbanes-Oxley Act of 2002 and Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP, required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and have discussed with PricewaterhouseCoopers LLP their independence from the Company and management.

Based on the activities referred to above, we recommended to the Company’s Board of Directors that the Company’s audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission. The Board of Directors approved our recommendations.

During 2011, Thomas A. Corcoran (Chair), Claude R. Canizares, Lewis Kramer and Arthur L. Simon served as members of the Audit Committee.

Thomas A. Corcoran (Chair)

Claude R. Canizares

Lewis Kramer

Arthur L. Simon

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

For services rendered in 2011 and 2010 by PricewaterhouseCoopers LLP, our independent registered public accounting firm, we incurred the following fees:

	Year
	2011	2010
Audit Fees(1)	$13,995,000	$13,864,000
Audit-Related Fees(2)	5,993,065	1,614,400
Tax Fees(3)	5,096,000	4,412,000
All Other Fees(4)	199,100	147,000

(1)	Represents fees incurred for the annual audits of the consolidated financial statements and internal control over financial reporting, quarterly reviews of interim financial statements and statutory audits of foreign subsidiaries.

(2)	Represents fees incurred for employee benefit plan audits, which include fees paid by both the Company and the employee benefit plans as provided for by the plans’ document, for due diligence services pertaining to business combinations, and for 2011, audits in connection with the Company’s planned spin-off of a part of its Government Services segment.

(3)	Represents fees incurred for U.S. and foreign income tax compliance, expatriate tax services and state tax planning services, and acquisition and divestiture related tax services, including in 2011, tax consulting to the Company in connection with its planned spin-off of a part of its Government Services segment.

(4)	Represents legal entity liquidation services, and in 2010, information technology advisory services and business continuity plan assessment.

The Audit Committee has considered and determined that the provision of the services covered under the captions “Audit-Related Fees,” “Tax Fees” and “All Other Fees” is compatible with maintaining the registered public accounting firm’s independence.

In accordance with its charter, the Audit Committee has established pre-approval policies with respect to annual audit, other audit and audit related services and permitted non-audit services to be provided by our independent registered public accounting firm and related fees. The Audit Committee has pre-approved detailed, specific services. Fees related to the annual audits of our consolidated financial statements, including the Section 404 attestation, are specifically approved by the Audit Committee on an annual basis. All fees for pre-approved other audit and audit related services are pre–approved annually or more frequently, if required, up to a maximum amount equal to 50% of the annual audit fee. All fees for pre-approved permitted non-audit services are pre-approved annually or more frequently, if required, up to a maximum amount equal to 50% of the fees for audit and audit related services as reported in our most recently filed proxy statement with the SEC. The Audit Committee also pre-approves any proposed engagement to provide services not included in the approved list of audit and permitted non-audit services and for fees in excess of amounts previously pre-approved. One or more designated members of the Audit Committee may approve these services and related fees and expenses on behalf of the Audit Committee, provided that such approval is reported to the Audit Committee at the next regularly scheduled meeting.

All of the services covered under the captions “Audit Fees,” and “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were pre-approved by the Audit Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the individuals who served on our Compensation Committee during the 2011 fiscal year has served us or any of our subsidiaries as an officer or employee or had any relationships requiring disclosure under Item 404 of Regulation S-K during the 2011 fiscal year. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board of Directors or our Compensation Committee during the 2011 fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors has adopted a written policy and written procedures for the review, approval and monitoring of transactions involving L-3 and “related persons.” For the purposes of the policy, “related persons” include executive officers, directors and director nominees or their immediate family members, or shareholders owning five percent or greater of our outstanding Common Stock.

The related person transaction policy requires:

•

that any transaction in which a related person has a material direct or indirect interest and which exceeds $120,000, such transaction referred to as a “related person” transaction, and any material amendment or modification to a related person transaction, be reviewed and approved or ratified by any committee of the Board of Directors composed solely of independent directors who are disinterested or by the disinterested members of the Board of Directors; and

•

that any employment relationship or transaction involving an executive officer and any related compensation must be approved by the Compensation Committee of the Board of Directors or recommended by the Compensation Committee to the Board of Directors for its approval.

In connection with the review and approval or ratification of a related person transaction:

•

management must disclose to the Compensation Committee or disinterested directors, as applicable, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•

management must advise the Compensation Committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

•

management must advise the Compensation Committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our SEC filings. To the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with SEC rules; and

•

management must advise the Compensation Committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act of 2002.

In addition, the related person transaction policy provides that the Compensation Committee, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, NYSE and the Code.

During 2011, we did not enter into any transactions with related persons that required review, approval or ratification under the Board of Directors’ related person transaction policy, except for the following employment relationships. Susan D. Opp is Vice President and President of Communication Systems Group. Her husband, Evan Deneris and her brother-in-law, Charles Deneris, are each employees of Communication Systems West since 1982 and 1994, respectively. For 2011, their combined total direct compensation, including salary paid, bonus earned, and long term incentives awarded, and change in the present value of their accrued pension benefits, was approximately $670,000. Their compensation is commensurate with that of their peers.

L-3 has implemented appropriate processes that are intended to ensure that Susan Opp does not participate in, or influence, compensation decisions involving Evan Deneris or Charles Deneris. These processes include the submission of compensation recommendations for Messrs. Deneris and Deneris directly by their respective line managers to the corporate human resources department.

Recommendations are reviewed and approved by L-3’s Vice President, Human Resources and L-3’s Executive Vice President of Corporate Strategy and Development without the involvement of Susan Opp. L-3’s relationship with Messrs. Deneris and Deneris predates Ms. Opp being designated as an executive officer in April 2011.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth information about shares of our Common Stock that may be issued under our equity compensation plans as of December 31, 2011. For a description of our equity compensation plans, see Note 18 to the audited consolidated financial statements included in L-3’s 2011 Annual Report on Form 10-K.

	Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans
	(In millions)				(In millions)
Equity compensation plans approved by security holders	6.6	(1)	$80.10	(2)	12.1	(3)
Equity compensation plans not approved by security holders(4)	0.1		$62.08		—
Total	6.7		$79.55		12.1

(1)	Represents awards, including stock options, RSUs and performance units, issuable under the 1999 Long Term Performance Plan (the “1999 Plan”) and the L-3 Communications Holdings, Inc. Amended and Restated 2008 Long Term Performance Plan (the “2008 LTPP”). The number of shares of Common Stock to be issued in respect of performance units has been calculated based on the assumption that the maximum levels of performance applicable to the performance units will be achieved.

(2)	The calculation of the weighted average exercise price excludes the effect of the RSU awards and performance unit awards, which have been granted to employees at no cost.

(3)	Includes 5.6 million, 6.3 million and 0.2 million shares available for future issuance under the L-3 Communications Corporation 2009 Employee Stock Purchase Plan (the “2009 ESPP”), the 2008 LTPP and the Amended and Restated L-3 Communications Holdings, Inc. 2008 Directors Stock Incentive Plan, respectively. On April 27, 2010, our shareholders approved an amendment to the 2008 LTPP that increased the number of shares authorized for issuance under the 2008 LTPP to approximately 12.2 million shares, except that each share of our Common Stock issued under a “full value” award (i.e., awards other than stock options or stock appreciation rights) granted on or after March 1, 2010 is counted as 2.6 shares for purposes of this share limit.

(4)	Represents awards under the 1997 Option Plan for Key Employees of L-3 Communications Holdings, Inc. and Subsidiaries and the Amended and Restated 1998 Directors Stock Option Plan for Non-Employee Directors of L-3 Communications Holdings, Inc.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based on our records and other information, we believe that all Section 16(a) forms required to be filed were filed on a timely basis and in compliance with the requirements of Section 16(a) with the exception of a Form 4 filing on behalf of Robert B. Millard regarding one transaction, which was subsequently filed shortly after the required filing date.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, which is commonly referred to as “householding”, provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can request prompt delivery of a copy of the Proxy Materials by writing to: Corporate Secretary, L-3 Communications Holdings, Inc., 600 Third Avenue, New York, New York 10016 or by calling (212) 697-1111.

GENERAL AND OTHER MATTERS

At the date of this proxy statement, we know of no business that will be brought before the Annual Meeting other than the matters set forth above. However, if any further business properly comes before the Annual Meeting or any adjournments or postponements of the Annual Meeting, the persons named as proxies in the accompanying proxy card will vote them in accordance with their discretion and judgment on such matters.

We have provided each shareholder whose proxy is being solicited hereby access to a copy of our Summary Annual Report and our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2011. Written requests for additional copies should be directed to: Corporate Communications, L-3 Communications Holdings, Inc., 600 Third Avenue, New York, New York 10016.

Please vote over the Internet or telephone, or (if you received a paper copy of the Proxy Materials) complete, date, sign and promptly mail the paper proxy card in the reply envelope accompanying the Proxy Materials sent to you. No postage is required if returned in the envelope provided, and mailed in the United States.

By Order of the Board of Directors,

Steven M. Post

Senior Vice President, General Counsel and

Corporate Secretary

New York, New York

March 12, 2012

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K To access these filings, go to our website, www.L-3com.com, and click on “SEC Filings” under the “Investor Relations” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2011, including financial statements and schedules thereto, are also available without charge to shareholders upon written request addressed to:

Corporate Secretary

L-3 Communications Holdings, Inc.

600 Third Avenue

New York, New York 10016

Exhibit A

L-3 COMMUNICATIONS HOLDINGS, INC. 2012 CASH INCENTIVE PLAN

1.	Purpose of the Plan

The purpose of the Plan is to enable the Company and its Subsidiaries to attract, retain, motivate and reward executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the Company’s performance or otherwise.

2.	Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)        “Affiliate” shall mean, with respect to any entity, any entity directly or indirectly controlling, controlled by, or under common control with, such entity.

(b)        “Board” shall mean the Board of Directors of the Company.

(c)        “Cause” shall mean the Participant’s (1) intentional failure to perform reasonably assigned duties, (2) dishonesty or willful misconduct in the performance of duties, (3) engaging in a transaction in connection with the performance of duties to the Company or its Subsidiaries which transaction is adverse to the interests of the Company and is engaged in for personal profit or (4) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses).

(d)        “Change in Control” shall have the meaning assigned to such term under the Company’s Equity Plan.

(e)        “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor thereto, and the regulations and guidance promulgated thereunder.

(f)        “Committee” shall mean the Compensation Committee of the Board (or a subcommittee thereof), or such other committee of the Board consisting solely of at least two individuals who are intended to qualify as “outside directors” within the meaning of Section 162(m) of the Code, to which the Board has delegated power to act under or pursuant to the provisions of the Plan.

(g)        “Company” shall mean L-3 Communications Holdings, Inc., a Delaware corporation.

(h)        “Covered Employee” shall have the meaning set forth in Section 162(m) of the Code.

(i)        “Disability” or “Disabled” shall mean, unless otherwise agreed by the Company (or any of its Subsidiaries) in a written agreement or employment letter with such Participant, that the Participant, as a result of incapacity due to physical or mental illness, becomes eligible for benefits under the long-term disability plan or policy of the Company or a Subsidiary in which the Participant is eligible to participate. The Disability determination shall be in the sole discretion of the Committee.

(j)        “Equity Plan” shall mean the Company’s Amended and Restated 2008 Long Term Performance Plan, as amended, or any successor plan thereto.

(k)        “First Quarter” shall mean the period of calendar days during a given Performance Period that is equal to the lesser of (i) 25% of the full number of calendar days falling within such Performance Period or (ii) 90 days.

(l)        “Participant” shall mean each officer of the Company and other key employee of the Company or any of its Subsidiaries whom the Committee designates as a participant under the Plan.

(m)        “Performance Period” shall mean each fiscal year of the Company or such shorter or longer period, as determined by the Committee.

(n)        “Plan” shall mean this L-3 Communications Holdings, Inc. 2012 Cash Incentive Plan, as set forth herein and as may be amended and in effect from time to time.

(o)        “Retirement” shall mean that the Participant (1) terminates employment with the Company and its Subsidiaries other than for Cause (and is not subject to termination for Cause at the time of such termination), (2) is available for consultation with the Company or its Subsidiaries at the reasonable request of the Company or its Subsidiaries and (3) terminates employment on or after attaining age 65 and completing at least five years of service in the aggregate with the Company and its Subsidiaries (which service must be continuous through the date of termination except for a single break in service that does not exceed one year in length).

(p)        “Section 409A” shall mean Section 409A of the Code and any rules, regulations and other official guidance promulgated thereunder.

(q)        “Service Recipient” shall mean the Company, any of its Subsidiaries, or any of its Affiliates that satisfies the definition of “service recipient” within the meaning of Treasury Regulation Section 1.409A-1 (or any successor regulation), with respect to which the person is a “service provider” (within the meaning of Treasury Regulation Section 1.409A-1(or any successor regulation).

(r)        “Share” shall mean a share of common stock of the Company.

(s)        “Subsidiary” shall mean, as to any person, any corporation, association, partnership, joint venture or other business entity of which 50% or more of the voting stock or other equity interests (in the case of entities other than corporations) is owned or controlled (directly or indirectly) by that entity, or by one or more of the Subsidiaries of that entity, or by a combination thereof.

3.	Administration

(a)        The Plan shall be administered and interpreted by the Committee; provided, however, that the Board may, in its sole discretion, take any action delegated to the Committee under this Plan as it may deem necessary; provided that the Plan shall, to the extent reasonably possible, be administered and interpreted by the Committee in a manner which would be expected to cause any award intended to be qualified as performance-based compensation under Section 162(m) of the Code to so qualify. The Committee shall establish the performance objective(s) for any Performance Period in accordance with Section 4 and certify whether and to what extent such performance objective(s) have been obtained. Any determination made by the Committee under the Plan shall be final, conclusive and binding on the Company, any of its Subsidiaries, any Participant and any other person dealing with the Plan.

(b)        The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company or any of its Subsidiaries) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company. No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual’s willful misconduct.

4.	Incentive Compensation

(a)        Performance Criteria.    No later than the last day of the First Quarter of a given Performance Period (or such other date as may be required or permitted under Section 162(m) of the Code), the Committee shall establish the performance objective or objectives that must be satisfied in order for a Participant to receive incentive compensation for each such Performance Period. The Committee may establish different performance objectives for each Performance Period, and may provide for multiple, overlapping Performance Periods hereunder. Any performance objective(s) established hereunder will be based upon the achievement of one or more of the following criteria or any combination thereof, as determined by the Committee: (i) consolidated income before or after taxes (including income before interest, taxes, depreciation and amortization); (ii) EBIT or EBITDA; (iii) operating income or operating margin; (iv) net income; (v) net income or earnings per Share; (vi) book value per Share; (vii) return on equity; (viii) expense management (including without limitation, total general and administrative expense percentages); (ix) return on investment or on invested capital; (x) improvements in capital structure; (xi) profitability of an identifiable business unit or product; (xv) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenue or sales (including, without limitation, net loans charged off and average finance receivables); (xv) costs (including, without limitation, total general and administrative expense percentage); (xvi) cash flow or net funds provided; (xvii) working capital; (xviii) total debt (including, without limitation, total debt as a multiple of EBIT or EBITDA), (xix) orders and (xx) total shareholder return. The foregoing criteria may relate to the Company, one or more of its Subsidiaries, one or more of their respective divisions or business units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. The Committee may provide, at the time when performance objectives are established with respect to a Performance Period (or at such later date as may be permitted under Section 162(m) of the Code), for the adjustment of such performance objectives as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine to be appropriate, including, without limitation, the gain or loss on disposal of a business segment. In the event of an equity restructuring, as defined in Financial Accounting Standards Board Accounting Standards Codification 718-10 (formerly Statement of Financial Accounting Standards 123R), that affects the Shares, the Committee shall adjust any and all previously established Share-based performance objectives affected by such restructuring (including without limitation any performance objectives based on stock price) so as to preserve (without enlarging) such Participant’s incentive compensation opportunity in respect thereof, with the manner of such adjustment to be determined by the Committee in its sole discretion and in a manner consistent with Section 162(m) of the Code, to the extent applicable.

(b)        Incentive Compensation Targets; Discretionary Compensation.

(i)        No later than the last day of the First Quarter of a given Performance Period (or such other date as may be required or permitted under Section 162(m) of the Code), the Committee shall establish target incentive compensation amounts for each individual Participant, representing each such Participant’s incentive compensation opportunity to the extent that the applicable performance objectives for such Performance Period are achieved.

(ii)        The Committee may, in its sole discretion, grant such discretionary compensation, if any, to such Participants, if any, as the Committee may determine, in respect of any given Performance Period, that is not subject to the requirements of Section 4(a) and (c) of this Plan.

(c)        Determination of Incentive Compensation Earned/Maximum Amount Payable.    As soon as practicable after the applicable Performance Period ends, the Committee shall (x) determine (i) whether and to what extent any of the performance objective(s) established for the relevant Performance Period under Section 4(a) have been satisfied and certify to such determination, and (ii) the actual amount of incentive compensation to which such Participant shall be entitled, taking into consideration the extent to which the performance objective(s) have been met and such other factors as the Committee may deem appropriate pursuant to Section 4(d), and (y) cause such incentive compensation to be paid to such Participant in accordance with Section 5. Any provision of this Plan notwithstanding, in no event shall any Participant earn incentive compensation under this Plan in respect of any fiscal year in excess of $10,000,000 (such maximum incentive compensation amount to be proportionately adjusted for Performance Periods that are shorter or longer than one year, with multiple incentive opportunities considered in the aggregate in the case where multiple, overlapping Performance Periods are established hereunder).

(d)        Negative Discretion.    Notwithstanding anything else contained in Section 4(c), 4(e) or 4(h) to the contrary, the Committee shall have the right, to the extent it so provides at the time when performance objectives are established with respect to a Performance Period, (i) to reduce or eliminate the amount otherwise payable to any Participant under Section 4(c) based on individual performance or any other factors that the Committee, in its sole discretion, shall deem appropriate and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under Section 4(c).

(e)        Qualified Termination of Employment.    Unless otherwise specified by the Committee at the time when performance objectives are established with respect to a Performance Period, if prior to the last day of any Performance Period for which a Participant is eligible to receive incentive compensation hereunder, the Participant’s employment is terminated: (1) by reason of death or Disability, (2) by Retirement at least one year after the first day of the Performance Period, or (3) by the Company without Cause (each, a “Qualified Termination”), then subject to Section 4(d), such Participant shall receive an amount of incentive compensation equal to the incentive compensation otherwise payable to such Participant based upon actual Company performance for the applicable Performance Period, multiplied by a fraction, the numerator of which is the number of days (or, in the case of Performance Periods exceeding one year in length, the number of completed months) that have elapsed during the Performance Period prior to and including the date of the Qualified Termination, and the denominator of which is the total number of days (or, in the case of Performance Periods exceeding one year in length, the total number of months) in the Performance Period.

(f)        Other Termination of Employment.    Unless otherwise determined by the Committee in a manner consistent with Section 162(m) of the Code (to the extent applicable) and except as may otherwise be provided in Section 4(e) above, no incentive compensation shall be payable under this Plan in respect of any Performance Period to any Participant whose employment terminates prior to the last day of such Performance Period.

(g)        Partial Performance Period.    To the extent permitted under Section 162(m) of the Code, if a Participant is hired or rehired by the Company (or any of its Subsidiaries) after the beginning of a Performance Period for which incentive compensation is payable hereunder, such Participant may, if determined by the Committee, receive an amount of incentive compensation equal to the incentive compensation otherwise payable to such Participant based upon actual Company performance for the applicable Performance Period, multiplied by a fraction, the numerator of which is the number of days (or, in the case of Performance Periods exceeding one year in length, the number of completed months) of active employment with the Company (or any of its Subsidiaries) during the Performance Period and the denominator of which is the total number of days (or, in the case of Performance Periods exceeding one year in length, the total number of months) in the Performance Period or such other amount as the Committee may deem appropriate.

(h)        Change in Control.    Unless otherwise specified by the Committee at the time when performance objectives are established with respect to a Performance Period, in the event of a Change in Control prior to the last day of any Performance Period hereunder, then subject to Section 4(d), each Participant eligible to receive incentive compensation thereunder shall receive an amount of incentive compensation based upon achievement at the “target” level of the applicable performance objectives (or, if otherwise determined in the sole discretion of the Committee as constituted immediately prior to the Change in Control, an amount of incentive compensation based upon such higher level of Company performance actually achieved when considered in light of the reduced Performance Period), multiplied by a fraction, the numerator of which is the number of days (or, in the case of Performance Periods exceeding one year in length, the number of completed months) that have elapsed during the Performance Period prior to and including the date of the Change in Control, and the denominator of which is the total number of days (or, in the case of Performance Periods exceeding one year in length, the total number of months) in the Performance Period.

(i)        Forfeiture/Clawback.    The Committee may, in its sole discretion, specify that the Participant’s rights, payments, and benefits with respect to any payment of incentive compensation made hereunder shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of such incentive compensation. Such events may include, but shall not be limited to, termination of employment for cause, termination of the Participant’s provision of services to the Company or any of its Subsidiaries, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or restatement of the Company’s financial statements to reflect adverse results from those previously released financial statements.

5.	Payment

(a)        In General.    Except as otherwise provided hereunder, payment of any incentive compensation amount determined under Section 4 shall be made to each Participant as soon as practicable after the Committee certifies that one or more of the applicable performance objectives have been attained or, in the case of any incentive compensation payable under the provisions of Section 4(d) or 4(h), after the Committee determines the amount of any such incentive compensation; provided, however, that in any event all payments made hereunder shall be in accordance with or exempt from the requirements of Section 409A.

(b)        Form of Payment.    All incentive compensation payable under this Plan shall be payable in cash.

6.	General Provisions

(a)        Effectiveness of the Plan.    The Plan shall become effective on the date on which it is adopted by the Board (the “Effective Date”), subject to the approval of the shareholders of the Company. Any payments with respect to incentive compensation opportunities granted under the Plan prior to shareholder approval of the Plan shall be contingent upon obtaining such shareholder approval. It is anticipated that shareholders will vote to re-approve the Plan (after its initial approval) no later than the day of the first meeting of shareholders of the Company that occurs in 2017.

(b)        Amendment and Termination.    The Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such amendment, suspension, discontinuance or termination shall adversely affect the rights of any Participant in respect of any Performance Period that has already commenced, and no such action shall be effective without approval by the shareholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder to Covered Employees as under Section 162(m) of the Code, if such amounts are otherwise intended by the Committee to be so qualified.

(c)        No Right to Continued Employment or Awards.    Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its Subsidiaries. No Participant shall have any claim to be granted any award, and there is no obligation for uniformity of treatment of Participants or beneficiaries. The terms and conditions of awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not the Participants are similarly situated).

(d)        No Limitation on Corporate Actions.    Nothing contained in the Plan shall be construed to prevent the Company or any of its Subsidiaries from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any awards made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any of its Subsidiaries as a result of any such action.

(e)        Nonalienation of Benefits.    No Participant or beneficiary shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under the Plan. The Company’s obligations under this Plan are not assignable or transferable except to (i) a corporation which acquires all or substantially all of the Company’s assets or (ii) any corporation into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s beneficiaries, heirs, executors, administrators or successors in interest.

(f)        Withholding.    A Participant may be required to pay to the Company or any of its Subsidiaries, and the Company or any of its Subsidiaries shall have the right and is hereby authorized to withhold from any payment due under this Plan or from any compensation or other payment otherwise owing to the Participant, applicable withholding taxes with respect to any payment under this Plan, and to take any such actions as may be deemed necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.

(g)        Severability.    If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(h)        Governing Law.    The Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws.

(i)        Headings.    Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.

(j)        Compliance with Section 409A.    The Plan is intended to comply with or be exempt from Section 409A and will be interpreted in a manner intended to comply with Section 409A. Notwithstanding anything herein to the contrary, if at the time of the Participant’s separation from service with any Service Recipient the Participant is a “specified employee” as defined in Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months and one day following the Participant’s separation from service with all Service Recipients (or the earliest date as is permitted under Section 409A), if such payment or benefit is payable upon a separation from service with any Service Recipient. Each payment made under the Plan shall be designated as a “separate payment” within the meaning of Section 409A.

L3

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IMPORTANT ANNUAL MEETING INFORMATION

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For Against Abstain

01 - Lewis Kramer

02 - Robert B. Millard

2. Approval of the L-3 Communications Holdings, Inc. 2012 Cash Incentive Plan.

3.Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.

4. Advisory Vote on Executive Compensation: To approve, in a non-binding, advisory vote, the compensation paid to our named executive officers.

Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.

B Authorized Signatures - This section must be completed for your vote to be counted - Date and Sign Below

Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) - Please print date below.

Signature 1 - Please keep signature within the box.

Signature 2 - Please keep signature within the box.

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Admission Ticket

2012 Annual Meeting of

L-3 Communications Holdings, Inc. Stockholders

PROXY SERVICES

C/O COMPUTERSHARE INVESTOR SERVICES

PO BOX 43102

PROVIDENCE, RI 02940-5068

L-3 COMMUNICATIONS HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

TUESDAY, APRIL 24, 2012, 2:30 P.M. EASTERN DAYLIGHT TIME

THE RITZ-CARLTON NEW YORK

BATTERY PARK

TWO WEST STREET

NEW YORK, NY

PLEASE INDICATE WHETHER YOU PLAN TO ATTEND THE 2012 ANNUAL MEETING OF STOCKHOLDERS BY MARKING THE APPROPRIATE BOX OR IF YOU USE THE INTERNET OR TELEPHONE SYSTEM, WHEN PROMPTED. ONLY THE STOCKHOLDER(S) WHOSE NAME(S) APPEARS ON THIS TICKET, OR THE PROXY OF THAT STOCKHOLDER, WILL BE ADMITTED. DUE TO SPACE LIMITATIONS, ADMISSION TO THE MEETING WILL BE ON A FIRST-COME, FIRST-SERVED BASIS. REGISTRATION WILL BEGIN AT 2:30 P.M.

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Directions to the 2012 Annual Meeting of Stockholders of L-3 Communications Holdings, Inc.

Directions from the East Side:

Take the FDR Drive South to the end and follow sign to the Battery Park City exit.

Proceed to the traffic light and make a right turn, go to the next light and make a left turn onto State Street and continue driving until very end. The hotel is located at Battery Place and West Street.

Directions from the West Side:

Take the West Side Highway South.

The West Side Highway South becomes West Street.

Continue South bearing right until the end of West Street.

Turn right, the hotel is on your right.

Directions by Subway:

Take the 4/5 to Bowling Green (last stop in Manhattan).

Turn right (South) onto Battery Place.

Follow Battery Place to Little West Street; turn right, the hotel is on your left.

Or

Take the 2/3 to Wall Street.

Walk West on Wall Street to Broadway; turn left on Broadway, then right onto Battery Place.

Follow Battery Place to Little West Street; turn right, the hotel is on your left.

Or

Take the 1/9 to Rector Street.

Walk South on Greenwich Street to Battery Place.

Make right on Battery Place and follow to Little West Street; turn right, the hotel is on your left.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy - L-3 Communications Holdings, Inc.

L-3 COMMUNICATIONS HOLDINGS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF L-3 COMMUNICATIONS HOLDINGS, INC. (THE “COMPANY”) FOR THE ANNUAL MEETING OF STOCKHOLDERS OF THE COMPANY TO BE HELD ON APRIL 24, 2012, AND SHOULD BE READ IN CONJUNCTION WITH THE NOTICE OF MEETING AND THE PROXY STATEMENT.

The undersigned stockholder(s) hereby appoint Michael T. Strianese, Steven M. Post, and Ralph G. D’Ambrosio or any one of them, attorneys and agents, or proxy or proxies, with full power of substitution, in the name and on behalf of the undersigned, to attend, vote and act at the Annual Meeting of Stockholders to be held on April 24, 2012, at 2:30 p.m., Eastern Daylight Time, at The Ritz-Carlton New York, Battery Park, Two West Street, New York, NY, and at any and all adjournments or postponements thereof, upon the matters set forth and in accordance with their discretion on any other matters that may properly come before the meeting, or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in accordance with the directions of the undersigned stockholder(s). In the absence of such directions, this proxy will be voted for all nominees listed on the reverse hereof, for approval of the L-3 Communications Holdings, Inc. 2012 Cash Incentive Plan, for the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm and for the advisory approval of the compensation paid to our named executive officers. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY ALSO MARK, SIGN, DATE AND RETURN YOUR PROXY CARD TO:

L-3 Communications Holdings, Inc.

C/O Computershare Investor Services

PO Box 43102

Providence, RI 02940-5068

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON APRIL 24, 2012: OUR 2012 PROXY STATEMENT, SUMMARY ANNUAL REPORT AND ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT: www.L-3com.com